Exhibit 10.9

CREDIT AGREEMENT

dated as of

July 17, 2014

among

TA HOLDINGS 1, INC.,

as Holdings,

TA MIDCO 1, LLC

(TO BE RENAMED SKINNYPOP POPCORN LLC

IMMEDIATELY FOLLOWING THE ACQUISITION),

as Borrower,

THE LENDERS PARTY HERETO

and

JEFFERIES FINANCE LLC,

as Administrative Agent

JEFFERIES FINANCE LLC

and

BNP PARIBAS SECURITIES CORP.,

as Joint Lead Arrangers and Bookrunners

and

BNP PARIBAS SECURITIES CORP.,

as Syndication Agent

and

JEFFERIES FINANCE LLC,

as Documentation Agent

i

v

SCHEDULES:

SCHEDULE 2.01	—	Commitments
SCHEDULE 3.03	—	Governmental Approvals
SCHEDULE 3.05	—	Owned Real Property
SCHEDULE 3.12	—	Subsidiaries; Equity Interests
SCHEDULE 5.15	—	Certain Post-Closing Obligations
SCHEDULE 6.01	—	Existing Indebtedness
SCHEDULE 6.02	—	Existing Liens
SCHEDULE 6.04(e)	—	Existing Investments
SCHEDULE 6.07	—	Existing Affiliate Transactions
SCHEDULE 6.08	—	Existing Restrictions
SCHEDULE 9.01	—	Notices

EXHIBITS:

EXHIBIT A	—	Form of Assignment and Assumption
EXHIBIT B	—	Form of Guarantee Agreement
EXHIBIT C	—	Form of Perfection Certificate
EXHIBIT D	—	Form of Collateral Agreement
EXHIBIT E-1	—	Form of Closing Certificate
EXHIBIT E-2	—	Form of Solvency Certificate
EXHIBIT F	—	Form of Intercompany Note
EXHIBIT G-1	—	Form of Specified Discount Prepayment Notice
EXHIBIT G-2	—	Form of Specified Discount Prepayment Response
EXHIBIT G-3	—	Form of Discount Range Prepayment Notice
EXHIBIT G-4	—	Form of Discount Range Prepayment Offer
EXHIBIT G-5	—	Form of Solicited Discounted Prepayment Notice
EXHIBIT G-6	—	Form of Solicited Discounted Prepayment Offer
EXHIBIT G-7	—	Form of Acceptance and Prepayment Notice
EXHIBIT H	—	Form of United States Tax Compliance Certificate
EXHIBIT I	—	Form of Borrowing Request
EXHIBIT J	—	Form of Prepayment Notice
EXHIBIT K	—	Form of Compliance Certificate

CREDIT AGREEMENT dated as of July 17, 2014 (this “Agreement”), among TA HOLDINGS 1, INC., a Delaware corporation (“Holdings”), TA MIDCO 1, LLC, a Delaware limited liability company (to be renamed SKINNYPOP POPCORN LLC immediately following the Acquisition) (both before and immediately after giving effect to the Acquisition, the “Borrower”), the LENDERS party hereto, JEFFERIES FINANCE LLC, as an Issuing Bank and the Swingline Lender, and JEFFERIES FINANCE LLC, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit G-7.

“Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to Holdings and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Acquired Entity or Business and its subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Business” means SkinnyPop Popcorn LLC.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Acquisition” means the acquisition by the Borrower of all of the outstanding membership interests in the Acquired Business pursuant to the Acquisition Agreement and the merger of the Acquired Business into the Borrower on the Effective Date with the Borrower as the surviving entity.

“Acquisition Agreement” means the Unit Purchase Agreement, dated as of the Effective Date, by and among the Sellers (as defined therein), the Sellers’ Representative (as defined therein), the Borrower, the Acquired Business and Holdings.

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Revolving Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any (a) Revolving Commitment Increase pursuant to an Incremental Revolving Facility Amendment in accordance with Section 2.20 or (b) Other Revolving Loans or Other Revolving Commitments pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Revolving Lender shall be subject to the consent of the Administrative Agent and the Borrower (in each case if and to the extent such consent would be required under Section 9.04(b) and such approval not to be unreasonably withheld) and, if such Additional Revolving Lender will provide a Revolving Commitment Increase or any Other Revolving Commitment, each Issuing Bank and the Swingline Lender (such consent in each case not to be unreasonably withheld or delayed); provided that no Affiliated Lender shall be permitted to become an Additional Revolving Lender.

“Additional Term Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any (a) Term Commitment Increase pursuant to an Incremental Term Facility Amendment in accordance with Section 2.20 or (b) Other Term Loans or Other Term Commitments pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that (i) each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the consent of the Administrative Agent and the Borrower (in each case if and to the extent such consent would be required under Section 9.04(b) and such approval not to be unreasonably withheld) and (ii) each Additional Term Lender who is an Affiliated Lender shall be subject to the restrictions and other provisions of Section 9.04(f).

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the Eurodollar Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) 1.00% per annum.

“Administrative Agent” means Jefferies Finance LLC, in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors and permitted assigns in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified; provided, however, that no Secured Party shall be an Affiliate of any Loan Party or any Subsidiary of any Loan Party as a result of the Facilities and/or the Loan Documents. For purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed to be “Affiliates” of Jefferies Finance LLC.

“Affiliated Lender” means, at any time, any Lender that is the Sponsor or any Affiliate of the Borrower at such time.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agents” shall mean the Lead Arranger, the Documentation Agent, the Syndication Agent and the Administrative Agent; and “Agent” shall mean any of them as the context requires.

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.14(b).

“All-In Yield” means, as to any Indebtedness, the yield thereon, whether in the form of interest rate, margin, OID, up-front fees, a Eurodollar Rate or ABR floor greater than 1.00% or 2.00%, with respect to any Term Loans, respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Rate with respect to any Loan), or otherwise; provided that OID and up-front fees shall, for floating rate Indebtedness, be equated to interest rate assuming the lesser of a 4-year life to maturity and the actual maturity thereof; and provided further that “All-In Yield” shall not include arrangement fees or underwriting or other fees not paid to all lenders for such Indebtedness.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) the Adjusted Eurodollar Rate applicable for an Interest Period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% and (d) 2.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations or offers in accordance with the terms of the respective definitions thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Creditor” has the meaning assigned to such term in Section 9.14(b).

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank or the Swingline Lender at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time, (b) the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time and (c) the aggregate principal amount of all Swingline Loans made by such Person in its capacity as a Swingline Lender (if applicable) outstanding at such time.

“Applicable Indebtedness” has the meaning assigned to such term in the definition of “Weighted Average Life to Maturity.”

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the total Revolving Exposure at that time, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means with respect to any Loans, for any day, (x) if the Senior Secured Leverage Ratio is greater than 2.50 to 1.00, (i) 3.50% per annum, in the case of an ABR Loan, or (ii) 4.50% per annum, in the case of a Eurodollar Loan, or (y) if the Senior Secured Leverage Ratio is less than or equal to 2.50 to 1.00, (i) 3.00% per annum, in the case of an ABR Loan, or (ii) 4.00% per annum, in the case of a Eurodollar Loan.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed or engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Available Amount” shall mean, at any time (the “Reference Time”), an amount equal to:

(a) the sum, without duplication, of:

(i) an amount (if positive) equal to the cumulative amount of Excess Cash Flow for each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2015) ending prior to the Reference Time for which financial statements have been delivered pursuant to Section 5.01(a) that has not been applied (and would not be required to be applied) to prepay Loans pursuant to Section 2.11(f) (without giving effect to the proviso thereto, and without giving effect to Sections 2.11(i) or (j)) that has been retained by the Borrower, plus

(ii) the amount of any cash or Permitted Investments received by Holdings (other than from a Restricted Subsidiary thereof) from and including the Business Day immediately following the Effective Date through and including the Reference Time from the issuance and sale of its Qualified Equity Interests (including Disqualified Equity Interests which shall have subsequently been exchanged for or converted into Qualified Equity Interests) and contributed to the Borrower as cash common equity, except to the extent (x) constituting a Cure Amount or (y) applied pursuant to Sections 6.04(b)(ii), 6.04(q) or 6.04(s), 6.06(a)(x) or 6.06(v) (the amounts described in this clause (a)(ii), the “Available Amount Equity Component”), plus

(iii) the amount (x) of any returns in cash or cash equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) or Permitted Investments received by Holdings or any Restricted Subsidiary or (y) to the extent not duplicative of subclause (x) above, received by Holdings or any Restricted Subsidiary upon any Disposition, in each case, in respect of any Investment made by such Person in reliance on Section 6.04(l) (not to exceed, with respect to subclause (y), the original amount of such Investment), plus

(iv) the aggregate amount of Retained Declined Proceeds retained by the Borrower during the period from and including the Effective Date through and including the Reference Time, minus

(b) the sum, without duplication, of:

(i) the aggregate amount of Restricted Payments made pursuant to Section 6.06(a)(viii) prior to the Reference Time; plus

(ii) the aggregate amount of Investments made in reliance on Section 6.04(l) prior to the Reference Time; plus

(iii) the aggregate amount of prepayments of Junior Financing made in reliance on Section 6.06(b)(iv) prior to the Reference Time.

“Available Amount Equity Component” has the meaning assigned to such term in the definition of “Available Amount.”

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers or sole manager of such Person or the board of directors or board of managers or sole manager of the member of such Person if such Person has only one member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned in the preamble, and shall include any Other Successor Borrower pursuant to Section 6.05(a).

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means any borrowing of (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) Swingline Loans.

“Borrowing Minimum” means (a) in the case of a Eurodollar Revolving Borrowing, $1,000,000, (b) in the case of an ABR Revolving Borrowing, $500,000 and (c) in the case of Swingline Loans, $500,000.

“Borrowing Multiple” means (a) in the case of a Eurodollar Revolving Borrowing, $100,000, (b) in the case of an ABR Revolving Borrowing, $100,000 and (c) in the case of Swingline Loans, $100,000.

“Borrowing Request” means a request by the Borrower, substantially in the form of Exhibit I, for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of all capital expenditures (including that portion of Capital Lease Obligations which is capitalized on a consolidated balance sheet in accordance with GAAP, but excluding any amount representing capitalized interest), by Holdings, the Borrower and the Restricted Subsidiaries during that period that, in conformity with GAAP, are or should be included in “purchases of property, plant or equipment” or “capital expenditures” reflected in the consolidated statement of cash flows of Holdings, the Borrower and the Restricted Subsidiaries, but excluding (i) in each case except as expressly prohibited by this Agreement, (a) any Permitted Acquisition or other Investment (but shall include all Capital Expenditures made with the proceeds of any Investment by the recipient thereof), and (b) any expenditure described above to the extent financed (x) with Net Proceeds or trade-ins of existing property or equipment or proceeds of Term Loan Prepayment Events not required to be utilized to prepay Term Loans hereunder or (y) by a Person other than Holdings, the Borrower or any Restricted Subsidiary and for which none of Holdings, the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period) other than rent and similar or related obligations, (ii) any expenditure described above relating to the construction or acquisition of any property which has been transferred to a Person other than Holdings, the Borrower or any Restricted Subsidiary pursuant to a sale-leaseback transaction permitted under Section 6.03 and (iii) interest capitalized during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capitalized Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Management Obligations” means obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, credit card, purchasing card and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Restricted Subsidiary of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Control” means:

(a) the failure of Holdings, directly or indirectly, to own all of the Equity Interests of the Borrower;

(b) at any time prior to a Qualified IPO, Permitted Holders collectively shall fail to own beneficially (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(c) at any time following a Qualified IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Holders and Existing Holders, of Equity Interests representing 35% or more of the aggregate ordinary voting power (or the equivalent thereof) represented by the issued and outstanding Equity Interests in Holdings and the percentage of the aggregate ordinary voting power (or the equivalent thereof) so held by such Person or group is greater than the percentage of the aggregate ordinary voting power (or the equivalent thereof) represented by the Equity Interests in Holdings held by the Permitted Holders;

(d) at any time, the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings by Persons who were neither (i) nominated, designated or approved by the Board of Directors of Holdings or the Permitted Holders nor (ii) appointed by directors so nominated, designated or approved; or

(e) the occurrence of a “Change in Control” (or similar event, however denominated), as defined in the documentation governing any Junior Financing or Credit Agreement Refinancing Indebtedness that is Material Indebtedness if the effect of such event is to permit the holders of such Material Indebtedness to require such Indebtedness to be repaid, redeemed or repurchased.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption of any rule, regulation, treaty or other Requirement of Law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other Requirement of Law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Other Revolving Loans, Term Loans, Other Term Loans, or Incremental Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Swingline Commitment, Other Revolving Commitment, Term Commitment, Other Term Commitment, Incremental Term Commitment or Revolving Commitment Increase, and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto) and term loans made pursuant to any Term Commitment Increase that have different terms and conditions shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets of any Loan Party, whether real or personal, tangible or intangible, on which Liens are or are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agreement” means the Collateral Agreement among the Borrower, each other Loan Party and the Administrative Agent, substantially in the form of Exhibit D.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from (i) Holdings, the Borrower and each of the Restricted Subsidiaries (other than any Excluded Subsidiary), either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that is required to become a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in substantially the form specified therein (with such changes as may be reasonably acceptable to the Administrative Agent), duly executed and delivered on behalf of such Person, (ii) Holdings, the Borrower and each Subsidiary Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded

Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, at the reasonable request of the Administrative Agent, opinions of the type referred to in Section 4.01(b) (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) and (iii) the Borrower, a completed Perfection Certificate, duly executed and delivered by the Borrower;

(b) all outstanding Equity Interests of the Borrower and each Restricted Subsidiary (other than any Equity Interests in an Excluded Subsidiary or constituting Excluded Assets) owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (other than such Equity Interests in Immaterial Subsidiaries), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if any Indebtedness for borrowed money of Holdings, the Borrower or any Restricted Subsidiary in a principal amount of $1,000,000 or more is owing by such obligor to any Loan Party, such Indebtedness shall be evidenced by a promissory note that shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank (it being understood that any Restricted Subsidiary not a signatory to the Intercompany Note on the Effective Date may execute a joinder to the Intercompany Note at any time after the Effective Date by providing written notice to the Administrative Agent and delivering such joinder to the Administrative Agent in order to become a party thereto, together with an undated instrument of transfer with respect thereto endorsed in blank);

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law or reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) the Administrative Agent shall have received, to the extent customary and appropriate (as reasonably determined by the Administrative Agent) in the applicable jurisdiction, (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements as the Administrative Agent may reasonably request, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (iv) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Restricted Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree that, the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (c) no action to perfect a security interest in motor vehicles and other assets subject to certificates of title shall be required other than the filing of a financing statement under the Uniform Commercial Code, (e) in no event shall any Loan Party be required to enter into any collateral documentation governed by the laws of any non-U.S. jurisdiction, except for the pledge of stock with respect to any Foreign Subsidiary that, together with its subsidiaries, accounts for more than 5% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries (as of the last day of the fiscal month of Holdings most recently ended for which financial statements have been delivered pursuant to Section 5.01(a), (b) or (c), and (f) in no event shall the Collateral include any Excluded Assets to the extent, and for so long as, such property constitutes Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Restricted Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means (a) with respect to any Lender, its Revolving Commitment, Other Revolving Commitment, Revolving Commitment Increase, Term Commitment, Other Term Commitment or Incremental Term Commitment of any Class or any combination thereof (as the context requires) and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Compliance Certificate” means a Compliance Certificate required to be delivered pursuant to Section 5.01(d) substantially in the form attached hereto as Exhibit K.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent not already included in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to Holdings and its Restricted Subsidiaries:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, unused line fees and letter of credit fees and facing fees and bank and letter of credit fees and costs of surety bonds in connection with financing activities;

(ii) provision for taxes based on income, profits or capital and sales taxes, including federal, foreign, state, franchise, excise, value added and similar taxes paid or accrued during such period (including in respect of repatriated funds and any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations);

(iii) depreciation and amortization (including amortization of deferred financing fees or costs);

(iv) Non-Cash Charges;

(v) extraordinary losses, expenses or charges and unusual or non-recurring losses, expenses or charges including, but not limited to (a) fees, costs and expenses related to work with Trivista in an amount not to exceed $250,000 in the aggregate and (b) fees, costs and expenses (including legal fees and, for the avoidance of doubt, settlement amounts) associated with class action or other lawsuits not to exceed $2,000,000 in the aggregate (or such greater amount as agreed by the Administrative Agent in its sole discretion);

(vi) cash restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Effective Date and adjustments to existing reserves and including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives, severance, store opening expenses, relocation costs, office upgrades, integration and facilities’ opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to opening of facilities, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)); provided that the aggregate amount added back to Consolidated Net Income pursuant to this clause (vi) for any Test Period or LTM Period, as applicable, shall not exceed, when taken together with the aggregate amount included in Consolidated EBITDA pursuant to clause (b) of this definition, 17.5% of Consolidated EBITDA for such Test Period or LTM Period, as applicable (calculated prior to giving effect to any adjustment pursuant to this clause (a)(vi) or clause (b) of this definition);

(vii) the amount of any non-controlling interest expense consisting of subsidiary income attributable to non-controlling equity interests of third parties in any Non-Wholly Owned Subsidiary;

(viii) (A) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor permitted to be paid pursuant to Section 6.07(iv) and (xi) and (B) the amount of expenses relating to payments made to option holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents;

(ix) the amount of any expenses, charges or losses during such period that are reimbursed in cash pursuant to indemnification, insurance, purchase price adjustments or other reimbursement provisions, or are otherwise reimbursed in cash by a third party (provided that such amount of reimbursement, insurance payment, purchase price adjustments or indemnification is not included in Consolidated Net Income);

(x) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(xi) any non-cash expenses recognized at the time of the granting or payment of earn-out obligations and contingent consideration and any non-cash expense or loss from the valuation of earn-out obligations and contingent consideration and;

(xii) fees, costs and expenses incurred after the Effective Date in connection with the administration of the Loans or any amendment to or other modification of the Loan Documents;

(xiii) fees, costs and expenses incurred in connection with a Qualified IPO and any other potential public offering;

(xiv) Public Company Costs;

(xv) the amount of cash proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions (to the extent that the proceeds of such insurance or such reimbursement or indemnification is not included in Consolidated Net Income);

(xvi) Transaction Costs;

(xvii) cash payments received that are related to prior accruals of charges deducted in calculating Consolidated Net Income for such period and that have not otherwise been added back to Consolidated EBITDA; and

(xviii) without duplication, to the extent deducted in the determination of Consolidated Net Income (and not otherwise added back), the Management Earnout.

(b) without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized in connection with (x) any restructuring of Holdings, the Borrower or any of the Restricted Subsidiaries not in the ordinary course of business, (y) any Permitted Acquisition or other similar Investment described in the definition of “Specified Transaction” or Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of Holdings or any division, product line or facility used for operations of Holdings, the Borrower or any of the Restricted Subsidiaries and (z) the Transactions, in each case that are projected by Holdings in good faith to be realized no later than 12 months after the consummation of such transaction (which cost savings, operating expense reductions and synergies projected to result from any such action shall be added to Consolidated EBITDA for any Test Period or LTM Period, as applicable, ending not more than 12 months after such action is taken as though such cost savings, operating expense reductions and synergies had been realized on the first day of the relevant Test Period or LTM Period, as applicable), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating expenses or synergies are reasonably identifiable and factually supportable, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges or other amounts included in Consolidated EBITDA in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (C) the aggregate amount of cost savings, operating expense reductions or synergies added pursuant to this clause (b), when taken together with the aggregate amount included in Consolidated EBITDA pursuant to clause (a)(vi) of this definition, shall not exceed 17.5% of Consolidated EBITDA for such Test Period or LTM Period, as applicable (calculated prior to giving effect to any adjustment pursuant to clause (a)(vi) or this clause (b)); less

(c) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains;

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(iii) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(iv) the amount of any non-controlling interest income consisting of subsidiary loss attributable to non-controlling equity interests of third parties in any Non-Wholly Owned Subsidiary added to (and not deducted in such period from) Consolidated Net Income; and

(v) any income from the valuation of earnout obligations and contingent consideration;

in each case, as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in accordance with GAAP;,

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(II) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of (i) Financial Accounting Standards Board Standards Codification (“FASB ASC”) No. 815—Derivatives and Hedging, and (ii) FASB ASC 480-10 regarding accounting for financial instruments with debt and equity characteristics,

(III) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by Holdings, the Borrower or any Restricted Subsidiary during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), in each case based on the Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis; and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders); and

(IV) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, or any division, product line or facility used for operations of Holdings, the Borrower or any of the Restricted Subsidiaries, sold, transferred or otherwise disposed of by Holdings, the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), in each case based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

Notwithstanding the foregoing, Consolidated EBITDA for the fiscal periods specified below shall be deemed to be as follows:

Fiscal quarter ended June 30, 2013	$5,883,000
Fiscal quarter ended September 30, 2014	$7,029,000
Fiscal quarter ended December 31, 2013	$10,401,000
Fiscal quarter ended March 31, 2014	$10,757,000
Fiscal period from April 1, 2014 to May 30, 2014	$11,337,000

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) the aggregate amount of cash and Permitted Investments of Holdings and its Restricted Subsidiaries (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 6.02), excluding cash and Permitted Investments which are listed as “restricted” on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date, in an aggregate amount for this clause (b), not to exceed $20,000,000.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a) charges and expenses related to and reserves that are established or adjusted as a result of any Permitted Acquisition or similar Investment in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs),

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(c) Transaction Costs,

(d) any fees, costs and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with any Permitted Acquisition or similar Investment, non-ordinary course asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any non-recurring charges or merger costs incurred during such period as a result of any such transaction,

(e) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(f) non-cash stock-based award compensation expenses,

(g) any income (loss) attributable to deferred compensation plans or trusts,

(h) any income (loss) for such period of any Person if such Person is not a Restricted Subsidiary, except that Consolidated Net Income shall include the aggregate amount of cash or cash equivalents actually distributed by such Person during such period to Holdings or any Restricted Subsidiary as a dividend or other distribution,

(i) any income (loss) from Investments recorded using the equity method, but including any cash distributions of earnings received by any Restricted Subsidiary from Investments recorded using the equity method, and

(j) solely for purposes of determining the Available Amount, any income (loss) of any Restricted Subsidiary of Holdings (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including, but not limited to, applying acquisition method accounting to inventory, property and equipment, leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries), as a result of any acquisition consummated prior to the Effective Date and any Permitted Acquisitions or the amortization or write-off of any amounts thereof.

“Consolidated Total Assets” means, the consolidated total assets of Holdings and its Restricted Subsidiaries as set forth on the consolidated balance sheet of Holdings as of the most recent period for which financial statements were required to have been delivered pursuant to Sections 5.01(a), (b) or (c).

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any Permitted Acquisition (or other similar Investment permitted hereunder)) consisting only of Indebtedness for borrowed money, unreimbursed or non-cash collateralized obligations under drawn letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by bonds, debentures, notes or similar instruments; notwithstanding the foregoing, (x) the Management Earnout shall not be included in the calculation of Consolidated Total Debt and (y) any other earnout shall be included in the calculation of Consolidated Total Debt only to the extent earned or otherwise due and payable unless subject to a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries on such date, including current and long-term deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under Letters of Credit to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes and (v) any current liability to the extent there is a corresponding restricted cash deposit; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income (III) any changes in current assets or current liabilities as a result of (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting and (IV) earnouts or other comparable deferred payment obligations.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity investments in one or more companies.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt and (c) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness and including, for the avoidance of doubt, Indebtedness incurred pursuant to a Refinancing Amendment) in exchange for, or to extend, refund, renew, replace or refinance, in whole or part, existing Loans, (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon and reasonable and customary fees and expenses (including upfront fees and OID) in connection with such exchange, modification, refinancing, refunding, renewal or replacement, (ii) such Indebtedness has a later maturity than, and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing and premiums and optional prepayment or redemption terms) are (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Loans being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) and (iv) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, with 100% of the Net Proceeds of the applicable Credit Agreement Refinancing Indebtedness, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained (and to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Commitments or Other Revolving Commitments (or Revolving Loans, Swingline Loans or Other Revolving Loans incurred pursuant to any Revolving Commitments or other Revolving Commitments), such Revolving Commitments or Other Revolving Commitments, as applicable, being refinanced by the applicable Credit Agreement Refinancing Indebtedness shall be terminated, and all accrued fees in connection therewith shall be paid).

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Debt Fund Affiliate” has the meaning assigned to such term in Section 9.04.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within one Business Day of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, on or after the Effective Date, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of this clause (d), the Borrower and the Administrative Agent are each reasonably satisfied that such Lender will remain capable of performing its obligations hereunder; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Deferred Seller Obligations” means additional consideration in the form of seller notes, earnouts, deferred purchase price, deferred compensation and other similar deferred payment obligations, but for the avoidance of doubt shall not include non-compete or consulting obligations, whether fixed or contingent, owed by Holdings or any of its Restricted Subsidiaries in connection with a Permitted Acquisition or other Investment permitted under Section 6.04 to the seller thereunder and payable following the date the applicable Permitted Acquisition or other Investment was consummated, so long as such Deferred Seller Obligations are unsecured (and, for the avoidance of doubt, such Deferred Seller Obligations shall be required to be subordinated on customary terms reasonably satisfactory to the Administrative Agent, it being agreed and understood that, in the case of an earnout, the inclusion of a provision in the definitive agreement relating to the applicable Acquisition, Permitted Acquisition or other Investment to the effect that payment of such earnout is subject to restrictions in the applicable Loan Parties’ debt documents and/or this Agreement shall be deemed to satisfy this requirement) and, other than earnouts, shall not require any cash principal payments prior to the Latest Maturity Date.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings or any of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate signed by a Financial Officer, setting forth the basis of such valuation, less the amount of cash or Permitted Investments received in connection with a subsequent sale, redemption or payment of, on or with respect to, such Designated Non-Cash Consideration.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit G-3.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit G-4, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discounted Prepayment Offers or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount (which may be less than zero) for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Holdings and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale”, “casualty or condemnation event” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Institution” means (a) those institutions that have been identified by name in a written list provided by Sponsor and approved by the Administrative Agent and any reasonably identifiable (on the basis of its name) Affiliate of such Persons prior to the Effective Date, (b) any Person that is an operating company directly and primarily engaged in substantially similar business operations as the Borrower and any of such Person’s subsidiaries (a “Competitor”) and (c) any (i) direct or indirect parent company of a Competitor and, (ii) Person that is a Controlled Affiliate (reasonably identifiable as such on the basis of its name) of such Competitor or (iii) any funds advised by, administered by or managed by any such entity included in clause (b) or (c) hereof, excluding in the case of each of clauses (i), (ii) and (iii) any Person that is a financial institution, a debt fund or an investment vehicle that is engaged in the business of making, purchasing, holding or otherwise investing in loans, notes, bonds and similar extensions of credit or securities in the ordinary course of business to unaffiliated third parties.

“Documentation Agent” means Jefferies Finance LLC, in its capacity as Documentation Agent.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(f) with respect to any fiscal year of Holdings, if the Senior Secured Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(f)) as of the end of such fiscal year is (a) greater than 2.50 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) less than or equal to 2.00 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and on which the initial funding of the Loans occurs.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings, the Borrower or any of their subsidiaries), other than, in each case, a natural person; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Disqualified Institution.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable and injunctions or binding agreements issued, promulgated or entered into by or with any Governmental

Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental, investigation, monitoring, remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Holdings, the Borrower or any Restricted Subsidiary resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning assigned to such term in Section 4.01(m).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is also treated as a single employer under Section 414(m) and (o) of the Code.

“ERISA Event” means (a) a “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which notice is waived); (b) the failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived (unless such failure is corrected by the final due date for the plan year for which such failure occurred); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that a Plan is, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by a Loan Party or any ERISA Affiliate of any written notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any written notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, in “endangered status” or “critical status”, within the meaning of Section 305(b) of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Borrowing” has the meaning assigned to such term in Section 1.02.

“Eurodollar Loan” has the meaning assigned to such term in Section 1.02.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the Eurodollar Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Eurodollar Revolving Borrowing” has the meaning assigned to such term in Section 1.02.

“Eurodollar Revolving Loan” has the meaning assigned to such term in Section 1.02.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all Non-Cash Charges (including depreciation and amortization), in each case to the extent deducted in arriving at such Consolidated Net Income;

(iii) decreases in Consolidated Working Capital for such period,

(iv) an amount equal to the aggregate net non-cash loss on dispositions by Holdings and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(v) the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period;

(vi) cash receipts in respect of Swap Agreements during such fiscal year to the extent not otherwise included in Consolidated Net Income;

(vii) cash gains included in clauses (a) through (j) of the definition of Consolidated Net Income; and

(viii) the amount of cash proceeds received from business interruption insurance (to the extent that the proceeds of such insurance is not included in Consolidated Net Income); less:

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period),

(ii) without duplication of amounts deducted pursuant to clause (ix) below in prior periods, the amount of Capital Expenditures made in cash by Holdings and its Restricted Subsidiaries during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries or with the proceeds from the issuance or sale of Qualified Equity Interests or a Disposition permitted hereunder or Casualty Event,

(iii) the aggregate amount of all principal payments, purchases or other retirements of Indebtedness of Holdings and its Restricted Subsidiaries permitted to be made hereunder (including (A) the principal component of Capital Lease Obligations and (B) the amount of any mandatory prepayment of Term Loans and Incremental Term Loans pursuant to Section 2.11(c) with the Net Proceeds from an event of the type specified in clause (a) of the definition of “Term Loan Prepayment Event” to the extent required due to a disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (X) all other prepayments of Term Loans and Incremental Term Loans, (Y) all prepayments of Revolving Loans and Swingline Loans made during such period and (Z) all prepayments of revolving credit facilities (other than in respect of any revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder)), except to the extent financed with the proceeds of other Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries or with the proceeds from the issuance or sale of Equity Interests or a Disposition or Casualty Event, in each case valued at the purchase price to the extent less than the principal amount prepaid, purchased or retired, and to the extent actually made in cash,

(iv) an amount equal to the aggregate net non-cash gain on dispositions by Holdings and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period,

(vi) without duplication of amounts deducted pursuant to clause (ix) below in prior periods, the amount of Investments and acquisitions made in cash during such period pursuant to Section 6.04(h), (o) and (v) to the extent that such Investments and acquisitions were financed with internally generated cash flow of Holdings and its Restricted Subsidiaries,

(vii) the amount of dividends paid and other Restricted Payments made in cash during such period pursuant to Sections 6.06(a)(ii) or (vii)(A) through (F) to the extent such dividends or other Restricted Payments were financed with internally generated cash flow of Holdings and its Restricted Subsidiaries,

(viii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness that results in a deduction pursuant to clause (b)(iii) above,

(ix) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, other Investments or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments permitted under Section 6.04 (other than Permitted Investments) or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(x) cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and its Restricted Subsidiaries other than Indebtedness,

(xi) cash expenditures in respect of Swap Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,

(xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii) without duplication of any items noted in clause (ix) above, any fees, costs and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with any Permitted Acquisition or similar Investment, non-ordinary course asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any non-recurring charges or merger costs incurred during such period as a result of any such transaction;

(xiv) cash charges and expenses related to and reserves that are established or adjusted as a result of any Permitted Acquisition or similar Investment in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs);

(xv) Transaction Costs; and

(xvi) without duplication, the Management Earnout or any other earnouts and comparable deferred payment obligations (x) to the extent paid in cash during such period, except to the extent financed with the proceeds of other Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries (other than with the proceeds of Revolving Loans) or (y) to the extent such obligations have become payable in such period (but have not yet been paid in cash); provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such obligations pursuant to this clause (y) is less than the amount so deducted, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for the immediately succeeding period for which an Excess Cash Flow payment is required under Section 2.11(f) hereof; provided, further that, for the avoidance of doubt, in the case of each of clause (x) and clause (y), amounts deducted in any period shall not be deducted in any other period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings, (b) any Subsidiary that is prohibited by applicable law, rule or regulation or contractual obligation existing on the Effective Date or, if later, the date it first becomes a Restricted Subsidiary, from guaranteeing the Secured Obligations, (c) any Foreign Subsidiary, (d) any Immaterial Subsidiary, (e) any Unrestricted Subsidiary, and (f) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement”; provided that no Subsidiary that provides a Guarantee in respect of any Credit Agreement Refinancing Indebtedness, Indebtedness under Section 6.01(a)(vii) (other than a Foreign Subsidiary if the issuer of such Indebtedness is a Foreign Subsidiary) or Junior Financing shall be an Excluded Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes measured by or imposed on such recipient’s net or overall gross income or profits (however denominated) and franchise (or similar) Taxes imposed on such recipient in lieu of income Taxes by (i) the laws of the United States of America, or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) any other jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (b) any branch profits Tax imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding Tax that is attributable to a recipient’s failure to comply with Section 2.17(e), (d) any U.S. federal withholding Taxes to the extent imposed as a result of a Lender’s (i) failure to comply with the applicable requirements of FATCA or (ii) election under Section 1471(b)(3) of the Code and (e) except in the case of an assignee pursuant to a request by the Borrower under Section 2.19 hereto, any U.S. federal withholding Taxes imposed due to a Requirement of Law in effect at the time a Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a).

“Existing Holders” shall mean the holders of Equity Interests of Holdings as of the Effective Date to the extent designated in writing to the Administrative Agent prior to the Effective Date.

“Facilities” shall mean the Term Facility and the Revolving Facility.

“fair market value” means with respect to any asset or liability, the fair market value of such asset or liability as determined in good faith by a Responsible Officer of the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements pursuant to any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a), if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated as of July 17, 2014, between the Administrative Agent, the Lead Arrangers and the Borrower.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or similar officer of Holdings, the Borrower or any applicable Subsidiary.

“Financial Performance Covenant” means the covenant set forth in Section 6.10(a).

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Fixed Charge Coverage Ratio” shall mean the ratio of (a) without duplication, Consolidated EBITDA minus (i) cash income taxes paid during the applicable period and (ii) unfinanced maintenance capital expenditures made during the applicable period, to (b) Fixed Charges.

“Fixed Charges” shall mean, for any applicable fiscal period of computation, without duplication, the sum of (i) all regularly scheduled amortization payments on account of Indebtedness, (but excluding, for the avoidance of doubt, any payments made with respect to earnouts (including the Management Earnout)), plus (ii) all interest payments paid in cash during the applicable period.

“Foreign Subsidiary” means (i) any Subsidiary (other than a parent company of the Borrower) that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia and that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, (ii) any Subsidiary (other than a parent company of the Borrower) that is a disregarded entity or partnership for U.S. federal income tax purposes, substantially all of the assets of which consist of Equity Interests and intercompany debt in one or more Subsidiaries described in clause (i) of this definition and (iii) any Subsidiary (other than a parent company of the Borrower) in which a Subsidiary described in clause (i) directly or indirectly owns a majority of the Equity Interests.

“Funded Debt” means all Indebtedness of Holdings and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time but subject to Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any such group or body charged with setting financial accounting or regulatory capital rules or standards (including the Bank for International Settlements and the Basel Committee on Banking Supervision) and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Master Guarantee Agreement among each Guarantor, the Borrower and the Administrative Agent, substantially in the form of Exhibit B.

“Guarantor” means each of Holdings and each Subsidiary Loan Party.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning given to such term in the preliminary statements hereto.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D).

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.

“Incremental Borrowing” has the meaning assigned to such term in Section 1.02.

“Incremental Cap” means $50,000,000.

“Incremental Revolving Facility Amendment” has the meaning assigned to such term in Section 2.20(c)(ii).

“Incremental Revolving Facility Closing Date” has the meaning assigned to such term in Section 2.20(c)(ii).

“Incremental Term Commitment” has the meaning assigned to such term in Section 2.20(c)(iii).

“Incremental Term Facility Amendment” has the meaning assigned to such term in Section 2.20(c)(iii).

“Incremental Term Facility Closing Date” has the meaning assigned to such term in Section 2.20(c)(iii).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable or such obligation is reflected on the balance sheet in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations of such Person under Swap Agreements, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person with respect to the redemption, repurchase, repayment, return of capital or other similar obligations in respect of Disqualified Equity Interests; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue, (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller in the ordinary course of business or (z) for the avoidance of doubt, any Qualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such

Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person shall for purposes of clause (e) above (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Loan Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing, as applicable, and ending on the date that is one, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if agreed to by each Lender participating therein, twelve months or such other period less than one month thereafter as the Borrower may elect); provided that

(a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,

(b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and

(c) no Interest Period shall extend beyond (i) in the case of Term Loans, the Term Maturity Date, (ii) in the case of Incremental Term Loans, the Latest Maturity Date applicable thereto, and (iii) in the case of Revolving Loans, the Revolving Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding in the case of the Borrower and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been returned or repaid to the investor in cash as a repayment of principal or a return of capital and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) Jefferies Finance LLC (directly or through its affiliates or through Natixis, New York Branch or its affiliates or any other financial institution acceptable to Jefferies Finance LLC) and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency” has the meaning assigned to such term in Section 9.14(b).

“Junior Financing” means (a) any unsecured, junior secured or subordinated Material Indebtedness incurred under Section 6.01(a)(vii), 6.01(a)(xxi) or 6.01(a)(xxii), (b) Permitted Junior Secured Refinancing Debt and (c) Permitted Unsecured Refinancing Debt, and in each case any Permitted Refinancing thereof.

“Junior Lien” means any Lien that ranks junior to the Liens securing all or any portion of the Secured Obligations.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement among the Administrative Agent and one or more authorized representatives for holders of one or more classes of applicable Indebtedness secured by Junior Liens in terms and substance reasonably acceptable to the Borrower and Administrative Agent.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.

“Lead Arrangers” means Jefferies Finance LLC and BNP Paribas Securities Corp. in their capacities as Joint Lead Arrangers and Bookrunners.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Term Facility Amendment, Revolving Commitment Increase or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05; provided that Jefferies Finance LLC shall only be required to issue standby letters of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“Letter of Credit Sublimit” means an amount equal to $2,500,000. The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell, or the license or sublicense of Intellectual Property in the ordinary course of business, be deemed to constitute a lien.

“Liquidity” means the sum of (a) the unutilized Revolving Commitments available to the Borrower hereunder plus (b) unrestricted cash on the balance sheet of the Borrower.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means (i) this Agreement, (ii) any Refinancing Amendment, (iii) the Guarantee Agreement, (iv) the Collateral Agreement, (v) the other Security Documents, (vi) solely for purposes of Article VII, the Fee Letter, (vii) except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e), (viii) any Junior Lien Intercreditor Agreement and any Pari Passu Intercreditor Agreement and (ix) each document or instrument executed in connection with this Agreement and designated by the Borrower and the Administrative Agent as a “Loan Document”.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“LTM Period” means the most recent period of twelve consecutive fiscal months of Holdings for which financial statements have been delivered, or were required to have been delivered, pursuant to Section 5.01(a), (b) or (c).

“Majority in Interest,” when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments of such Class at such time, (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time, and (c) in the case of the Incremental Term Lenders of any Class, Lenders holding outstanding Incremental Term Loans of such Class representing more than 50% of all Incremental Term Loans of such Class outstanding at such time provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans, Incremental Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of the Majority in Interest.

“Management Earnout” means those certain earnout obligations incurred pursuant to the Acquisition in an amount not to exceed $20,000,000 plus any tax gross-up amount required pursuant to the terms of the Management Earnout.

“Material Adverse Effect” means any event, circumstance or condition that has had, or could reasonably be expected to have, a materially adverse effect on (a) the business, financial condition, or results of operations of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” has the meaning assigned to such term in Section 5.12(b).

“Material Subsidiary” means each Restricted Subsidiary of the Borrower that, as of the last day of the fiscal month of Holdings most recently ended for which financial statements have been delivered pursuant to Section 5.01(a), (b) or (c), had (i) total assets in an amount greater than or equal to 2.50% of the amount of Consolidated Total Assets of Holdings and its Restricted Subsidiaries or (ii) Consolidated EBITDA for the LTM Period ending on such date in an amount greater than or equal to 2.50% of the amount of total Consolidated EBITDA of Holdings and its Restricted Subsidiaries; provided that no Restricted Subsidiary shall be excluded as a Material Subsidiary until, and for so long as, the Borrower shall have designated such Restricted Subsidiary’s status as such in writing to the Administrative Agent; and provided further that no Restricted Subsidiary shall be excluded as a Material Subsidiary if the total assets or Consolidated EBITDA of such Restricted Subsidiary, taken together with the total assets and Consolidated EBITDA of all other Subsidiaries then excluded as Material Subsidiaries, exceeds 5.00% of Consolidated Total Assets or Consolidated EBITDA, as the case may be, of Holdings and its Restricted Subsidiaries.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting to the Administrative Agent a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means each Material Real Property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted to the Administrative Agent pursuant to Section 5.11 or Section 5.12.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, subject to the provisions of Title IV of ERISA to which a Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds received in respect thereof in cash or Permitted Investments, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments received in respect thereof in cash or Permitted Investments, minus (b) the sum of (i) all reasonable and customary fees and out of pocket expenses paid by Holdings, the Borrower and the Restricted Subsidiaries in connection with such event (including reasonable attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans or any Credit Agreement Refinancing Indebtedness) secured by such asset and subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, the Borrower and the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by Holdings, the Borrower or any Restricted Subsidiary, (iii) the amount of all Taxes paid (or reasonably estimated to be payable), and the amount of any reserves established by Holdings, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event or any transaction occurring in connection with any resulting Term Loan Prepayment Event hereunder, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Non-Cash Charges” means (a) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from Investments recorded using the equity method and all non-cash charges resulting from purchase accounting adjustments, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) the non-cash impact of accounting changes or restatements and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of any prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the grant or issuance of Equity Interest-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Loan Party Investment Amount” means, at any time, the greater of $10,000,000 and 3.25% of Consolidated Total Assets for the most recently ended LTM Period.

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“OID” means original issue discount.

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or limited liability company agreement or other organizational or governing documents of such Person.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(c).

“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Revolving Commitments” means the Class of revolving credit commitments hereunder that results from a Refinancing Amendment and replaces the Revolving Commitments.

“Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of term loans that result from a Refinancing Amendment.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement among the Administrative Agent and one or more authorized representatives for holders of one or more classes of applicable Indebtedness secured by Liens ranking pari passu with the Liens securing the Collateral, with such modifications thereto as may be reasonably acceptable to the Administrative Agent.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of all or substantially all of the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will be a Restricted Subsidiary (including as a result of a merger, amalgamation or consolidation between any Restricted Subsidiary and such Person), (b) all transactions related thereto are consummated in accordance in all material respects with all Requirements of Law and, in the case of any acquisition of a Person and to the extent required, the Board of Directors of such acquired Person or its selling equity-holders shall have approved such purchase or other acquisition, (c) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b), (d) with respect to each such purchase or other acquisition, all actions, if any, required to be taken with respect to such newly created or acquired Restricted Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions within 30 days (or by such later date reasonably satisfactory to the Administrative Agent) shall have been made), (e) after giving effect to any such purchase or other acquisition, (A) at the time that the main transaction agreement governing such Permitted Acquisition or Investment is executed and delivered and at the time of consummation of such Permitted Acquisition, no Event of Default shall have occurred and be continuing (provided, that, solely in the case of a Permitted Acquisition that is being funded with the proceeds of Incremental Term Loans, Incremental Term Commitments or Indebtedness incurred pursuant to Section 6.01(a)(xxii) or (xxiii), at the time that the main transaction agreement governing such Permitted Acquisition or Investment is executed and delivered, no Event of Default shall have occurred and be continuing and at the time of consummation of such Permitted Acquisition, no Event of Default under Sections 7.01(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom), (B) with respect to any Permitted Acquisition that is being funded with the proceeds of Incremental Borrowings, the Borrower shall be in compliance on a Pro Forma Basis with (i) a Senior Secured Leverage Ratio not to exceed 3.50 to 1.00 as of the end of the most recently ended LTM Period and (ii) the Financial Performance Covenant at a level that is 0.25 to 1.00 below the then applicable covenant level as of the end of the most recently ended Test Period, (C) with respect to any Permitted Acquisition that is being funded with the proceeds of Junior Lien Indebtedness, the Borrower shall be in compliance on a Pro Forma Basis with a Senior Secured Leverage Ratio not to exceed 4.75 to 1.00 as of the end of the most recently ended LTM Period, (D) with respect to any Permitted Acquisition that is being funded with the proceeds of unsecured or subordinated Indebtedness, the Borrower shall be in compliance on a Pro Forma Basis with a Total Leverage Ratio not to exceed 5.00 to 1.00 as of the end of the most recently ended LTM Period and (E) with respect to any Permitted Acquisition that is being financed other than with Incremental Borrowings, Junior Lien Indebtedness or unsecured or subordinated Indebtedness, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenant at the then applicable covenant level as of the end of the most recently ended Test Period and (f) with respect to any acquisition with an aggregate purchase price in excess of $5,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (e)(B) above.

“Permitted Encumbrances” means:

(a) Liens for Taxes or assessments that are overdue for a period of more than 30 days or that are being contested in good faith and by appropriate action diligently pursued, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens imposed by law arising in the ordinary course of business that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently pursued, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiary;

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions, covenants, and other similar charges or encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business, in each case whether now or hereafter in existence, that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(f) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of the Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01; and

(h) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of the Restricted Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than Liens referred to in clauses (c) and (d) above securing obligations under letters of credit and in clause (g) above.

“Permitted Holders” means the Sponsor.

“Permitted Investments” means any of the following, to the extent owned by Holdings, the Borrower or any Restricted Subsidiary:

(a) dollars or other currencies held by it from time to time in the ordinary course of business (without duplication of references herein to “cash”);

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory having a rating of at least A from S&P or A2 from Moody’s (or the equivalent thereof);

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) [reserved]; and

(j) investments, classified in accordance with GAAP as current assets of Holdings, the Borrower or any Restricted Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition.

“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness issued or incurred by the Borrower in the form of one or more series of Junior Lien secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a Junior Lien basis (subject to Liens permitted under Section 6.02) with the Secured Obligations and is not secured by any property or assets of Holdings or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or other disposition or casualty event or incurrence of indebtedness that is not permitted thereunder and customary acceleration rights after an event of default) prior to the date that is six months following the Latest Maturity Date, determined at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Loan Parties and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Junior Lien Intercreditor Agreement. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness issued or incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations and is not secured by any property or assets of Holdings or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature prior to the Latest Maturity Date (determined at the time such Indebtedness is incurred) and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the applicable Refinanced Debt, (iv) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Loan Parties and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Pari Passu Intercreditor Agreement; provided that in the event that the All-In Yield of any Permitted Pari Passu Secured Refinancing Debt exceeds the All-In Yield of the existing Term Loans by more than 50 basis points, then the interest rate margins for the existing Term Loans shall be increased to the extent necessary so that the All-In Yield of the Term Loans is equal to the All-In Yield of such Permitted Pari Passu Secured Refinancing Debt minus 50 basis points; provided, further, that if such Indebtedness is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Borrower, then the Borrower, Holdings, the Subsidiary Loan Parties, the Administrative Agent and

the Senior Representative for such Indebtedness shall have executed and delivered a Pari Passu Intercreditor Agreement. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof less any original issue discount, if applicable, does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and reasonable and customary discounts, commissions, fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders, when taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) the terms and conditions applicable to such Permitted Refinancing (including as to collateral), when taken as a whole, shall be comparable to, or not materially less favorable to the Borrower than the prevailing market terms and conditions applicable to similar Indebtedness for similarly-situated issuers (except for covenants or other provisions applicable exclusively to periods commencing after the Latest Maturity Date at the time such Indebtedness is incurred), and (f) except as otherwise permitted under Section 6.01, such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness issued or incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of Holdings or any Restricted Subsidiary, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or other Disposition, casualty event or incurrence of indebtedness that is not permitted thereunder and customary acceleration rights after an event of default) prior to the date that is six months following Latest Maturity Date, determined at the time such Indebtedness is incurred, and (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Loan Parties. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“primary obligor” has the meaning assigned to such term in the definition of “Guarantee.”

“Prime Rate” means, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Alternate Base Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Pro Forma Adjustment” means, for any Test Period or LTM Period in which an acquisition or disposition constituting a Specified Transaction has occurred or that includes all or any part of a fiscal quarter included in the period of four full consecutive fiscal quarters following such transactions, with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken, prior to or during such post-transaction period, for the purposes of realizing reasonably identifiable and quantifiable cost savings, or (b) any additional costs incurred prior to or during such post-transaction period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and its Restricted Subsidiaries; provided that (A) so long as such actions are taken prior to or during such post-transaction period or such costs are incurred prior to or during such post-transaction period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period or LTM Period, as applicable, or such additional costs will be incurred during the entirety of such Test Period or LTM Period, as applicable, (B) any Pro Forma Adjustment to Consolidated EBITDA shall be approved by the board of directors of the Borrower and certified by the chief or senior financial officer, the chief executive officer or president of the Borrower and (C) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication and subject to the limitations, in each case with respect to cost savings or additional costs set forth into the definition of Consolidated EBITDA for such Test Period or LTM Period, as applicable.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a sale, transfer or other Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, the Borrower or any of its Restricted Subsidiaries or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any Refinancing, prepayment, repurchase, retirement, repayment, redemption, defeasance or extinguishment of Indebtedness, and (iii) any Indebtedness incurred or assumed by Holdings, the

Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligation applicable to such Indebtedness); provided that, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrower or any of its Subsidiaries and (z) factually supportable.

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 4.01(l).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Company Costs” shall mean costs incurred by the Loan Parties and their Subsidiaries relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Loan Parties’ (or any parent’s) status as a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Qualified IPO” means the issuance by the Borrower or any direct or indirect parent of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Reference Time” has the meaning assigned to such term in the definition of “Available Amount.”

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, disposal, discharge or leaching into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Repricing Transaction” has the meaning assigned to such term in Section 2.24.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the aggregate Revolving Exposures and unused Revolving Commitments at such time; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, at any time, Lenders having Term Loans and unused Term Commitments representing more than 50% of the aggregate outstanding Term Loans and unused Term Commitments at such time.

“Requirements of Law” means, with respect to any Person, any statutes, laws (including common law), treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, chief accounting officer, chief operating officer, president, vice president, chief financial officer, secretary, assistant secretary, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of Holdings that is not an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(j).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” has the meaning assigned to such term in Section 1.02.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption or (ii) a Refinancing Amendment. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments is $7,500,000.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Revolving Commitment Increase Lender” has the meaning assigned to such term in Section 2.20(d).

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Facility” has the meaning assigned to such term in Section 2.01.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 1.02.

“Revolving Maturity Date” means July 17, 2019.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, purchasing card and cash management services or any automated clearing house transfers of funds provided to Holdings, the Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) owed to a Person that is a Lender or an Affiliate of a Lender as of the date such Secured Cash Management Obligations were entered into, provided, that such obligations are represented by an agreement that designates such obligations as Secured Cash Management Obligations.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations.

“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement (other than the Borrower or any of its Affiliates) the obligations under which constitute Secured Swap Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors, assigns and delegates of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower and the Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) is with a counterparty that was a Lender or an Affiliate of a Lender as of the date such Secured Swap Obligations were entered into, provided, that such Swap Agreement designates the obligations owed thereunder as Secured Swap Obligations.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement or Section 5.11 or 5.12 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Leverage Ratio” means, on any date, the ratio, on a Pro Forma Basis, of (a) Consolidated Net Debt as of such date that is secured by a Lien to (b) Consolidated EBITDA for the most recently ended LTM Period.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit G-5.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit G-6, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit G-1.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit G-2, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Representations” means the representations and warranties with respect to Holdings and the Borrower as set forth in Sections 3.01, 3.02, 3.03, 3.07, 3.08, 3.14, 3.15, 3.16, 3.17 and 3.18.

“Specified Transaction” means, with respect to any period, (i) any purchase or other acquisition, by merger or otherwise, by Holdings or any Restricted Subsidiary of all of the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person, (ii) the Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, the Borrower or any of its Restricted Subsidiaries, (iii) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (iv) the incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (v) any Restricted Payment, or (vi) any other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor” means TA Associates Management, L.P. and its Control Investment Affiliates.

“Statutory Reserves” means, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate (expressed as a percentage) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency Liabilities (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of Holdings, or, as the context requires, the Borrower.

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to the Guarantee Agreement.

“Subsidiary Redesignation” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement or contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the other Restricted Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans up to an aggregate principal amount not to exceed $2,500,000; provided that the aggregate of all Swingline Commitments shall not exceed $2,500,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means (a) Jefferies Finance LLC, in its capacity as the lender of Swingline Loans hereunder and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(e)), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means BNP Paribas Securities Corp., in its capacity as Syndication Agent.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Borrowing” has the meaning assigned to such term in Section 1.02.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Lender’s Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as the case may be. The initial aggregate amount of the Lenders’ Term Commitments is $150,000,000.

“Term Commitment Increase” has the meaning assigned to such term in Section 2.20(b).

“Term Facility” has the meaning assigned to such term in Section 2.01.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan Prepayment Event” means:

(a) any sale, transfer or other disposition (including (x) pursuant to a sale and leaseback transaction, (y) by way of merger or consolidation and (z) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of) of any property or asset of Holdings or any of its Restricted Subsidiaries permitted by Section 6.05(a)(ii), (i) or (j) or to the extent not permitted pursuant to Section 6.05, other than any of the foregoing resulting in aggregate Net Proceeds not exceeding (A) $2,500,000 in the case of any single transaction or series of related transactions and (B) $5,000,000 for all such transactions during any fiscal year of the Borrower; provided, however, in the event Holdings and its Restricted Subsidiaries do not expend the entire limitation in any fiscal year, Holdings and its Restricted Subsidiaries may carry forward to the immediately succeeding fiscal year 100% of the unutilized portion; or

(b) the incurrence by Holdings or any of its Restricted Subsidiaries of any Indebtedness, with respect to the Loans being refinanced, other than Indebtedness permitted under Section 6.01 (other than Other Term Loans, Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt and Permitted Unsecured Refinancing Debt or other Credit Agreement Refinancing Indebtedness, which shall in each case constitute a Term Loan Prepayment Event) or permitted by the Required Lenders pursuant to Section 9.02.

“Term Loans” means Loans made pursuant to clause (a) of Section 2.01, Other Term Loans and term loans made pursuant to a Term Commitment Increase, as the context requires.

“Term Maturity Date” means July 17, 2019 (or, with respect to any Term Lender that has extended the maturity date of its Term Loans pursuant to Section 2.21(b), the extended maturity date set forth in the Extension Notice delivered by the Borrower and such Term Lender to the Administrative Agent pursuant to Section 2.21(b)).

“Test Period” means the most recent period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered, or were required to have been delivered, pursuant to Section 5.01(a) or (b).

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA for the most recently ended Test Period or LTM Period, as applicable.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any other Restricted Subsidiary in connection with the Transactions.

“Transactions” means (a) the Financing Transactions, (b) the Refinancing, (c) the Acquisition and (c) the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Alternate Base Rate.

“Unaudited Financial Statements” has the meaning assigned to such term in Section 4.01(l).

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(C).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary after the Effective Date and so long as (i) no Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance with the financial covenant set forth in Section 6.10(a), (iii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Restricted Subsidiaries) through Investments as permitted by, and in compliance with Section 6.04, (iv) without duplication of clause (iii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04 and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) through (iv), and containing the calculations and information required by the proceeding clause (ii), and (b) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each a “Subsidiary Redesignation”); provided, that (A) no Default has occurred and is continuing or would result therefrom and (B) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be in Pro Forma Compliance with the Financial Performance Covenant set forth in Section 6.10(a); provided, further, that no Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization of or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”, an “Incremental Borrowing” or a “Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Notwithstanding anything contained herein to the contrary, (i) where compliance with any provision herein or the other Loan Documents is determined by reference to the proceeds of any issuances of Equity Interests or capital contributions, such proceeds shall be deemed to be limited to such amount as was not previously (and is not concurrently being) applied in determining the permissibility of another transaction hereunder or under the Loan Documents, (ii) with respect to determining the permissibility of the establishment of any commitments in respect of Indebtedness, all such commitments established at or prior to such time shall be deemed to be fully drawn and (iii) with respect to determining the permissibility of the incurrence of any Indebtedness, the proceeds thereof shall not be counted as cash or Permitted Investments in any “net debt” determinations relating to the incurrence thereof.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), the Borrower and the Administrative Agent shall negotiate in good faith to amend the financial definitions and related covenants to preserve the original intent thereof in light of such change (and such amendments to be subject to the approval of the Required Lender); and regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (provided, that, in the case of any amendment arising out of an accounting change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010, and the Proposed Accounting Standards Update (Revised) to Revenue Recognition (Topic 605) dated November 14, 2011 and January 4, 2012, there shall be no amendment fee). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Restricted Subsidiary at “fair value” as defined therein. Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any change in GAAP after the date hereof.

SECTION 1.05 Effectuation of Transactions. All references herein to Holdings, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Refinancing and the other Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.06 Currency Translation. For purposes of any determination under Article V, Article VI (other than Section 6.10) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a currency exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made. For purposes of Section 6.10, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a), (b) or (c).

SECTION 1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.08 Pro Forma Calculations. Notwithstanding anything to the contrary herein, for the purposes of calculating the Senior Secured Leverage Ratio or Total Leverage Ratio, Specified Transactions that have been made (i) during the applicable Test Period or LTM Period, as applicable, or (ii) subsequent to such Test Period or LTM Period, as applicable, and prior to or simultaneously with the event for which the calculation of any such ratio is being made shall be calculated on a Pro Forma Basis; provided, that for purposes of calculating the financial performance covenants pursuant to Section 6.10, any Specified Transactions that occurred subsequent to the end of the applicable Test Period or LTM Period, as applicable, shall not be given Pro Forma Effect.

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, (a) each Term Lender severally agrees to make a Term Loan to the Borrower on the Effective Date denominated in dollars in a principal amount not exceeding its Term Commitment (the “Term Facility”), (b) each Incremental Term Lender severally agrees to make one or more Incremental Term Loans to the Borrower as specified in this Agreement denominated in dollars from time to time in an aggregate principal amount not exceeding its Incremental Term Commitment, and (c) each Revolving Lender severally agrees to make Revolving Loans to the Borrower denominated in dollars from time to time during the Revolving Availability Period in an aggregate principal amount which will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment (the “Revolving Facility”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Exposure shall not exceed the aggregate principal amount of the Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans or Incremental Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.14, each Revolving Borrowing, Incremental Term Loan Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Swingline Loan shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or a Swingline Loan may be in an aggregate amount which is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

SECTION 2.03 Requests for Borrowings. To request a Revolving Borrowing, Incremental Term Loan Borrowing or Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone for a Loan (followed by a written notice) (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent), or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or other electronic transmission to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) whether the requested Borrowing is to be a Revolving Borrowing, an Incremental Term Loan Borrowing, a Term Loan Borrowing, or a Borrowing of any other Class (specifying the Class thereof);

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account or such other account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement; and

(vii) that as of the date of such Borrowing, the conditions set forth in Sections 4.02(a) and 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of three months’ duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swing Line Loans.

(a) Subject to the terms and conditions set forth herein (including Section 2.22), in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, denominated in dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the outstanding Swingline Loans of the Swingline Lender exceeding its Swingline Commitment or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan (x) to refinance an outstanding Swingline Loan or (y) if any Lender is at that time a Defaulting Lender and after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Swingline Lender of such request (i) by telephone (confirmed in writing), not later than 2:00 p.m., New York City time, or, if agreed by the Swingline Lender, 2:00 p.m., New York City time (in the case of a Swingline Loan denominated in dollars) or (ii) by facsimile or other electronic transmission (confirmed by telephone), not later than 2:00 p.m., New York City time, or, if agreed by the Swingline Lender, 2:00 p.m., New York City time on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and (x) if the funds are not to be credited to a general deposit account of the Borrower maintained with the Swingline Lender, the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with Section 2.06, or (y) in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit accounts of the Borrower maintained with the Swingline Lender or such other deposit account identified by Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice the currency and such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds in the applicable currency, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such acceptance, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder.

(e) The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof, provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit denominated in dollars, for the Borrower’s own account (or for the account of any other Restricted Subsidiary of the Borrower so long as the Borrower and such other Restricted Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the fifth Business Day prior to the Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least five Business Days before the requested date of issuance, amendment or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a Letter of Credit Application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the Applicable Fronting Exposure of each Issuing Bank shall not exceed its Revolving Commitment, (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments and (iii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (ii) except as otherwise agreed by the Administrative Agent and the such Issuing Bank, the Letter of Credit is in an initial stated amount less than $500,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit, (iii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally or (iv) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure.

(c) Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, twelve months after such extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve months or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date except to the extent cash collateralized or backstopped pursuant to an arrangement reasonably acceptable to the Issuing Bank) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed. If the Borrower decides not to automatically renew any Letter of Credit, it shall notify the applicable Issuing Bank not less than fifteen days prior to the time period specified in such Letter of Credit by which such Issuing Bank must send a notice of non-extension.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement, provided that, if such LC Disbursement is not reimbursed within such timeframe, the Borrower, subject to the conditions to borrowing set forth herein, shall be deemed to have requested in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or

Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or Swingline Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (as determined by a court of competent jurisdiction in a final, non-appealable judgment). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone

(confirmed by hand delivery or facsimile or other electronic format) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section.

(i) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j) Cash Collateralization. If any Event of Default under paragraph (a), (b), (h) or (i) of Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the portions of the LC Exposure attributable to Letters of Credit as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent or the Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of

Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit or be deemed an Issuing Bank for any other purpose.

(m) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment or extension, and the face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in dollars by 3:00 p.m., New York City time (or on the Effective Date, such earlier time as notified to the Lenders prior to the Effective Date), to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or such other account designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The obligations of the Lenders hereunder to make Term Loans, Incremental Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07 Interest Elections.

(a) Each Revolving Borrowing, Incremental Term Loan Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Revolving Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of three months’ duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Term Commitments shall terminate upon the Borrowing of Term Loans on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class without premium or penalty, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked or postponed by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. The Borrower may not designate that any Commitments of any Class, other than the Term Commitments and the Revolving Commitments, be terminated or reduced under this Section 2.08 unless such offer is accompanied by at least a pro rata offer to purchase, terminate or reduce Term Commitments or Revolving Commitments, as the case may be.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid outstanding principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid outstanding principal amount of each Term Loan of such Lender as provided in Section 2.10, (iii) to the Administrative Agent for the account of each Lender the then unpaid outstanding principal amount of each Incremental Term Loan of such Lender on the maturity date applicable to such Incremental Term Loan and (iv) to the Swingline Lender the then unpaid outstanding principal amount of each Swingline Loan made by the Swingline Lender on the earlier to occur of (A) the date that is ten (10) Business Days after such Loan is made and (B) the Revolving Maturity Date; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control. In the event of any conflict between the accounts and records of any Lender or the Administrative Agent under this Section 2.09, on the one hand, and the Register, on the other hand, the Register shall control.

(e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form provided by the Administrative Agent and approved by the Borrower.

SECTION 2.10 Maturity and Amortization of Term Loans.

(a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Loan Borrowings on the days and in the amounts set forth below:

Date	Amount
December 31, 2014	$1,875,000
March 31, 2015	$1,875,000
June 30, 2015	$1,875,000
September 30, 2015	$1,875,000
December 31, 2015	$1,875,000
March 31, 2016	$1,875,000
June 30, 2016	$1,875,000
September 30, 2016	$1,875,000
December 31, 2016	$1,875,000
March 31, 2017	$1,875,000
June 30, 2017	$1,875,000
September 30, 2017	$1,875,000
December 31, 2017	$1,875,000
March 31, 2018	$1,875,000
June 30, 2018	$1,875,000
September 30, 2018	$1,875,000
December 31, 2018	$1,875,000
March 31, 2019	$1,875,000
June 30, 2019	$1,875,000
Term Maturity Date	All unpaid principal of the Term Loans

; provided that if with respect to the Term Maturity Date, such date is not a Business Day, such payment shall be due on the next preceding Business Day.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

(c) Any prepayment of a Term Loan Borrowing of any Class (i) pursuant to Section 2.11(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.11(c) or 2.11(f) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section (except as otherwise provided in any Refinancing Amendment, pursuant to the corresponding section of such Refinancing Amendment) as directed by the Borrower (and absent such direction in direct order of maturity); provided that the Borrower may not designate that any Loans of any Class, other than the Term Loans, be offered for purchase under Section 2.11(a)(i) or Section 2.11(c) or (f) (except in respect of prepayments resulting from Credit Agreement Refinancing Indebtedness, which shall be applied to the applicable refinanced Indebtedness as set forth herein) unless such offer is accompanied by at least a pro rata offer to purchase of Term Loans.

(d) Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Subject to Section 2.13(d), repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11 Prepayment of Loans.

(a)

(i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part on a pro rata basis with respect to any Class, without penalty or premium (subject to Section 2.24), subject to the requirements of this Section 2.11.

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:

(A) The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term

Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that (x) the Borrower shall not make any Borrowing of Revolving Loans to fund any Discounted Term Loan Prepayment and (y) the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with at least three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, (x) at the sole discretion of the Borrower, on an individual tranche basis, and (y) to each Lender with respect to any Class of Term Loans, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with at least three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, (x) at the sole discretion of the Borrower, on an individual tranche basis, and (y) to each Lender with respect to any Class of Term Loans, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment

Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discounted Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, (x) at the sole discretion of the Borrower, on an individual tranche basis, and (y) to each Lender with respect to any Class of Term Loans, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable

Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.11(a)(ii)(D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 12:00 noon (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this clause (ii), the Borrower shall make a representation to the Lenders that it does not possess material non-public information with respect to Holdings and its Restricted Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J) The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice,

Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) In the event and on each occasion that (i) the aggregate Revolving Exposures exceeds the aggregate Revolving Commitments or (ii) the aggregate amount of the Swingline Loans exceeds the Swingline Commitment, then the Borrower shall immediately prepay outstanding Revolving Loans or Swingline Loans, as applicable, and thereafter deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in an aggregate amount necessary to eliminate such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries in respect of any Term Loan Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received (or, in the case of a Term Loan Prepayment Event described in clause (b) of the definition of the term “Term Loan Prepayment Event,” on the date of such Term Loan Prepayment Event), prepay Term Borrowings and Incremental Term Borrowings in an aggregate amount equal to 100% of such Net Proceeds or provide written notice of its intent to reinvest such Net Proceeds pursuant to the fourth proviso below; provided that, in the case of any event described in clause (a) of the definition of the term “Term Loan Prepayment Event”, if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted Pari Passu Secured Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Secured Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Term Loan Prepayment Event (such Permitted Pari Passu Secured Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Borrowings, Incremental Term Borrowings and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Borrowings and Incremental Term Borrowings in accordance with the terms hereof) to the prepayment of Term Borrowings and the Incremental Term Borrowings and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of Term Borrowings and Incremental Term Borrowings that would have otherwise been required pursuant to this Section 2.11(c) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay Term Borrowings and Incremental Term Borrowings in accordance with the terms hereof; and provided further, that in the case of any event described in clause (a) of the definition of the term “Term Loan Prepayment Event”, if Holdings and its Restricted Subsidiaries (A) invest the Net Proceeds from such event (or a portion thereof) within 12 months after receipt of such Net Proceeds in assets useful in the business of the Borrower and the other Restricted Subsidiaries (including any acquisitions permitted under Section 6.04) or (B) state in a notice delivered within 12 months of the receipt of such Net Proceeds, that the Borrower and its Restricted Subsidiaries has committed to reinvest such Net Proceeds in assets useful in the business of the Borrower and its Restricted Subsidiaries, to the extent such Net Proceeds are actually reinvested in such assets within 18 months following the receipt thereof, then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested by the end of such 12-month or 18-month period, as applicable, or with respect to which Holdings and its Restricted Subsidiaries no longer intend to reinvest such Net Proceeds, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested.

(d) [reserved].

(e) [reserved].

(f) Following the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2015, the Borrower shall, within five (5) Business Days of the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated, prepay Term Loan Borrowings and Incremental Term Loan Borrowings in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that, except to the extent made from the proceeds of long-term Indebtedness, such amount in any fiscal year shall be reduced by the aggregate amount of prepayments of Term Loans and Incremental Term Loans (and, to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans) made pursuant to Section 2.11(a) and other Funded Debt voluntarily prepaid to the extent permitted herein.

(g) Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (h) of this Section. In the event of any mandatory prepayment of Term Loan Borrowings or Incremental Term Loan Borrowings made at a time when Term Loan Borrowings or Incremental Term Loan Borrowings of more than one Class remain outstanding, the Borrower shall select Term Loan Borrowings or Incremental Term Loan Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Loan Borrowings and Incremental Term Loan Borrowings (and, to the extent provided in the Refinancing Amendment for any Class of Other Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class (provided, that any prepayment of Term Loan Borrowings and Incremental Term Loan Borrowings with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt). Optional prepayments of Term Loan Borrowings and Incremental Term Loan Borrowings shall be allocated among the Classes of Term Loan Borrowings and Incremental Term Loan Borrowings as directed by the Borrower; provided that the Borrower may not designate that any Loans of any Class, other than the Term Loans, be so prepaid unless such prepayment is accompanied by at least a pro rata offer to purchase of Term Loans. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall apply such amounts to any outstanding ABR Borrowings prior to applying such amounts to any outstanding Eurodollar Borrowing.

(h) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile or other electronic transmission) of any prepayment pursuant to Section 2.11(a)(i) and 2.11(c) hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be in the form attached hereto as Exhibit J, shall be irrevocable and shall specify the prepayment date and principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and amounts required pursuant to Section 2.16.

(i) Notwithstanding the foregoing, mandatory prepayments arising pursuant to clause (a) of the definition of Term Loan Prepayment Event or clause (f) of this Section 2.11, (i) will not be required to the extent the making of any such mandatory prepayment from the Net Proceeds received by or Excess Cash Flow of a Foreign Subsidiary could give rise to a material adverse tax consequence (as reasonably determined by the Borrower), (ii) will not be required to the extent such Net Proceeds or any such Excess Cash Flow shall have been applied to prepay any permitted Indebtedness of such Foreign Subsidiary or, in the case of the receipt of Net Proceeds, to the extent such Foreign Subsidiary has reinvested such Net Proceeds in its business or the business of Holdings or its Restricted Subsidiaries; provided that, if an Event of Default is then continuing, no prepayment of any such Indebtedness (other than a prepayment required by the terms of such Indebtedness) or reinvestment shall be permitted and (iii) will only be required to the extent, and for so long as, otherwise permissible under local law (as reasonably determined by the Borrower); provided that in the case of each of clauses (i) and (iii) above, the Borrower shall have used commercially reasonable efforts to cause such mandatory prepayment (x) not to be subject to such material adverse tax consequences or (y) to be permissible under local law, as applicable.

(j) So long as any Term Loans remain outstanding, any Term Lender may elect to decline the entire portion of the prepayment of its Term Loans pursuant to Sections 2.11(c) or (f) (other than mandatory prepayments pursuant to clause (b) of the definition of Term Loan Prepayment Event) by delivering notice to the Administrative Agent of such election within seven Business Days of receiving notice of any such prepayment, in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined shall be re-offered to those Term Lenders under this Agreement who have initially accepted such prepayment (such re-offer to be made to each such Term Lender based on the percentage which such Term Lender’s Term Loans represents of the aggregate Term Loans of all such Term Lenders who have initially accepted such prepayment). In the event of such a re-offer, the relevant Lenders may elect to decline by notice to the Administrative Agent all of the amount of such prepayment that is re-offered to them within three Business Days of receiving notice of any such re-offered prepayment, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans pursuant to such re-offer but was so declined shall be returned to the Borrowers (such retained proceeds, the “Retained Declined Proceeds”). The amount of any such prepayment that is accepted by any Term Lender shall be applied to ratably to the outstanding principal amount of the Base Rate Loans and Eurodollar Rate Loans that make up such Term Lender’s Term Loan. In the absence of delivery of a notice declining any prepayment by any Lender promptly upon receiving notice of such prepayment, such Lender shall automatically be deemed to have accepted such prepayment and any re-offer in respect thereof.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent in dollars for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.50% per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any such fees accrued from the Effective Date through the end of the first full fiscal quarter following the Effective Date shall be payable on the first Business Day following the last day of such full quarter. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent in dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank in dollars a fronting fee for each Letter of Credit equal to 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees for standby Letters of Credit accrued through and including the last day of March, June, September and December of each year shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, commencing, upon the occurrence of and during the continuation of an Event of Default under Section 7.01 (a), (b), (h), or (i), all principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Notwithstanding anything to the contrary in the Loan Documents, the Applicable Rate shall be deemed to be (i) 3.50% per annum, in the case of an ABR Loan, or (ii) 4.50% per annum, in the case of a Eurodollar Loan, (x) from the Effective Date to the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a), (b) or (c) and Section 5.01(d) after the Effective Date and (y) at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a), (b) or (c) and Section 5.01(d), respectively.

If (i) the Senior Secured Leverage Ratio used to determine the Applicable Rate for any period is incorrect as a result of any error, misstatement or misrepresentation contained in any financial statement or certificate delivered pursuant to Section 5.01(a), (b) or (c) or Section 5.01(d), and (ii) as a result thereof, the Applicable Rate paid to the Lenders and/or the Issuing Bank, as the case may be, at any time pursuant to the Agreement is lower than the Applicable Rate that would have been payable to the Lenders and/or the Issuing Bank, as the case may be, had the Applicable Rate been calculated on the basis of the correct Senior Secured Leverage Ratio, the Applicable Rate in respect of such period will be adjusted upwards automatically and retroactively, and Borrower shall pay to each Lender and/or the Issuing Bank, as the case may be, such additional amounts (“Additional Amounts”) as are necessary so that after receipt of such amounts such Lender and/or the Issuing Bank, as the case may be, receives an amount equal to the amount it would have received had the Applicable Rate been calculated during such period on the basis of the correct Senior Secured Leverage Ratio (it being agreed and understood that Borrower’s payment of the Additional Amounts in accordance with this paragraph shall be deemed to cure the Event of Default arising under Section 7.01(b) solely due to the Borrower’s failure to pay such Additional Amount when originally due as a result of the inaccuracy of the Senior Secured Leverage Ratio as calculated by Borrower). The payment of Additional Amounts pursuant hereto shall be in addition to, and not in limitation of, any other amounts payable by Borrower pursuant to Section 2.13(c). Additional Amounts shall constitute “Secured Obligations”. The agreements herein shall survive the payment of the Loans and all other Obligations payable under this Agreement and the termination of the Commitments.

SECTION 2.14 Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii) subject any Lender, the Administrative Agent or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital or liquidity adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be presumptively correct absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan prior to the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan, Term Loan or Incremental Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense attributable to such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted Eurodollar Rate, as applicable, for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be presumptively correct absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to Taxes indemnifiable under Section 2.17, as to which Section 2.17 shall govern, or Excluded Taxes.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower or the Administrative Agent (as the case may be) shall be required by applicable Requirements of Law (as determined in the good faith discretion of the Borrower or the Administrative Agent (as the case may be)) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional amounts payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent (as the case may be) shall make such deductions and (iii) the Borrower or the Administrative Agent (as the case may be) shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes (without duplication of Section 2.17(a)) to the relevant Governmental Authority in accordance with Requirements of Law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents (including any documentation necessary to establish an exemption from, or reduction of, any Taxes that may be imposed under FATCA). Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(i) and (ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a properly completed and duly signed certificate, in substantially the form of Exhibit H (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent and the Borrower, establishing that such Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms), and/or

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership), IRS Form W-8IMY (or any successor forms) of the Lender, accompanied, to the extent required to obtain an exemption from or reduction of Tax, by a Form W-8ECI, W-8BEN, W-8BEN-E United States Tax Compliance Certificate, Form W-9, Form W-8IMY, (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such beneficial owners).

(iii) The Administrative Agent shall deliver to Borrower, on or prior to the Effective Date (or on or prior to the date of an assignment pursuant to which it becomes the

Administrative Agent), and at such other times as may be necessary in the reasonable determination of Borrower, two duly executed copies of IRS Form W-9 or the relevant IRS Form W-8, as applicable.

Notwithstanding any other provision of this clause (e), neither the Administrative Agent, nor any Lender, shall be required to deliver any form pursuant to this clause (e) that the Administrative Agent or such Lender is not legally eligible to deliver.

(f) If the Administrative Agent, an Issuing Bank or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent, such Lender or such Issuing Bank be required to pay any amount to the Borrower pursuant to this paragraph (f) which would place the Administrative Agent, such Lender, or such Issuing Bank in a less favorable net after-Tax position than such party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. The Administrative Agent, such Lender or such Issuing Bank, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent, such Lender or such Issuing Bank may delete any information therein that the Administrative Agent, such Lender or such Issuing Bank deems confidential). If the Borrower pays any additional amounts under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes and the Borrower reasonably believes that such additional amounts or portion thereof are attributable to Taxes that were not correctly or legally asserted, the Lender and Administrative Agent shall use reasonable efforts to cooperate with Borrower (at the Borrower’s expense) to obtain a refund of such Taxes so long as such efforts would not, in the reasonable determination of such Lender or the Administrative Agent result in any non-reimbursable additional costs, expenses or risks or any other adverse effects for such Lender or the Administrative Agent. Notwithstanding anything to the contrary, this Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to Taxes which it deems confidential).

(g) For purposes of this Section 2.17, the term “Lender” shall include each Issuing Bank and the Swingline Lender.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or the Swingline Lender shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Eurodollar Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments under each Loan Document shall be made in dollars except as otherwise expressly provided herein.

(b) Subject to Section 4.02 of the Collateral Agreement, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Incremental Term Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Incremental Term Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other applicable Lender as required under the Loan Documents (including, without limitation, pursuant to Section 4.02 of the Collateral Agreement), then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Incremental Term Loans and Term Loans and participations in LC Disbursements and Swingline Loans of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Incremental Term Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements and Swingline Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), including amount payable pursuant to Section 2.24, (B) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20 Incremental Credit Extensions.

(a) At any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request to effect one or more increases in the aggregate amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”) from Additional Revolving Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Revolving Facility Amendment, (A) the conditions set forth in Section 4.02 shall be satisfied, (B) the Borrower shall be in compliance on a Pro Forma Basis (before and after giving effect to any such Revolving Commitment Increase and assuming that such newly-incurred Revolving Commitment Increase is fully drawn) with (x) a Senior Secured Leverage Ratio not to exceed 3.50 to 1.00, as of the last day of the most recently ended LTM Period and (y) the Financial Performance Covenant at the level that is 0.25 to 1.00 below the then applicable covenant level as of the end of the most recently ended Test Period, (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above, together with reasonably detailed calculations demonstrating compliance with clause (B) above and (D) such Revolving Commitment Increase shall be on the same terms (other than any upfront fees) governing the Revolving Commitments pursuant to this Agreement. Notwithstanding anything to contrary herein, the sum of (i) the aggregate principal amount of the Revolving Commitment Increases and (ii) the aggregate principal amount of all Term Commitment Increases incurred after the Effective Date shall not exceed the Incremental Cap. Each Revolving Commitment Increase shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the Incremental Cap.

(b) At any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make such notice available to each of the Lenders), request to effect one or more additional tranches of term loans hereunder or increases in the aggregate amount of the Term Commitments which shall take the form of an additional tranche of term loans hereunder (each such increase, a “Term Commitment Increase”, and the term loans made thereunder, “Incremental Term Loans”) from one or more Additional Term Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Term Facility Amendment, (A) the conditions set forth in Section 4.02 shall be satisfied; provided, further, that if the proceeds of such Incremental Term Loans are being used to finance a Permitted Acquisition or similar Investment, (x) the reference in Section 4.02(a) to the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties that would constitute Specified Representations and (y) the reference in Section 4.02(b) to Default and Event of Default shall mean the absence of a Default or Event of Default at the time that the main transaction agreement governing such Permitted Acquisition or Investment is executed and delivered and the absence of an Event of Default under Sections 7.01(a), (b), (h) or (i) immediately prior to and after giving effect to the incurrence of such Incremental Term Loans, (B)(I) the Senior Secured Leverage Ratio, calculated on a Pro Forma Basis before and after giving effect to any Incremental Term Loans made pursuant to such Term Commitment Increase as of the last day of the most recently ended LTM Period, shall not exceed 3.50 to 1.00 and (II) on a Pro Forma Basis before and after giving effect to any Incremental Term Loans made pursuant to such Term Commitment Increase, the Borrower shall be in compliance with the Financial Performance Covenant at the level that is 0.25 to 1.00 below the then applicable covenant level as of the end of the most recently ended Test Period, (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above, together with reasonably detailed calculations demonstrating compliance with clause (B) above, (D) the maturity date of any term loans incurred pursuant to such Term Commitment Increase shall not be earlier than the Latest Maturity Date then in effect and the Weighted Average Life to Maturity of any term loans incurred pursuant to such Term Commitment Increase shall be no shorter than the Weighted Average Life to Maturity of the Term Loans, (E) the interest rate margins and, subject to clause (D), the amortization schedule for any term loans incurred pursuant to such Term Commitment Increase shall be determined by the Borrower and the Additional Term Lenders with the applicable Term Commitment Increases; provided that in the event that the All-In Yield of any Term Commitment Increase exceeds the All-In Yield of any then existing Term Loans by more than 50 basis points, then the interest rate margins for such Term Loans shall be increased to the extent necessary so that the All-In Yield of the Term Loans is equal to the All-In Yield of such term loans incurred pursuant to such Term Commitment Increase minus 50 basis points (“MFN Protection”), and (F) any Incremental Term Facility Amendment shall be on the terms and pursuant to documentation to be determined by the Borrower and the Additional Term Lenders with the applicable Term Commitment Increases. Notwithstanding anything to contrary herein, the sum of (i) the aggregate principal amount of the Term Commitment Increases and (ii) the aggregate principal amount of all Revolving Commitment Increases after the Effective Date shall not exceed the Incremental Cap. Each Term Commitment Increase shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the Incremental Cap.

(c) (i) Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the relevant Revolving Commitment Increase or Term Commitment Increase.

(ii) Commitments in respect of any Revolving Commitment Increase shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Revolving Lender’s Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Revolving Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Revolving Lender and the Administrative Agent. Revolving Commitment Increases may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Revolving Facility or, unless it agrees, be obligated to provide any Incremental Revolving Loan or Revolving Commitment Increase) or by any Additional Revolving Lender. An Incremental Revolving Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Revolving Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Revolving Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Revolving Facility Closing Date) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(iii) Commitments in respect of any Term Commitment Increase (the “Incremental Term Commitments”) shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Term Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents executed by the Borrower, each applicable Additional Term Lender and the Administrative Agent. Term Commitment Increases may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have any right to participate in any Term Commitment Increase or, unless it agrees, be obligated to provide any Term Commitment Increases) or by any Additional Term Lender. An Incremental Term Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Term Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Term Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Term Facility Closing Date) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent); provided that if the proceeds of such Incremental Term Commitments are being used to finance a Permitted Acquisition or similar Investment, (x) the reference in Section 4.02(a) to the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties that would constitute Specified Representations and (y) the reference in Section 4.02(b) to Default and Event of Default shall mean the absence of a Default or Event of Default at the time that the main transaction agreement governing such Permitted Acquisition or Investment is executed and delivered and the absence of an Event of Default under Sections 7.01(a), (b), (h) or (i) immediately prior to and after giving effect to the incurrence of such Incremental Term Commitments.

(d) Upon each Revolving Commitment Increase pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Revolving Lender providing a portion of such Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal such Revolving Lender’s Applicable Percentage. Any Revolving Loans outstanding immediately prior to the date of such Revolving Commitment Increase that are Eurodollar Loans will (except to the extent otherwise repaid in accordance herewith) continue to be held by, and all interest thereon will continue to accrue for the accounts of, the Revolving Lenders holding such Loans immediately prior to the date of such Revolving Commitment Increase, in each case until the last day of the then-current Interest Period applicable to any such Loan, at which time it will be repaid or refinanced with new Revolving Loans made pursuant to Section 2.01 in accordance with the Applicable Percentages of the Revolving Lenders after giving effect to the Revolving Commitment Increase; provided, however, that upon the occurrence of any Event of Default, each Revolving Commitment Increase Lender will promptly purchase (for cash at face value) assignments of portions of such outstanding Revolving Loans of other Revolving Lenders so that, after giving effect thereto, all Revolving Loans that are Eurodollar Loans are held by the Revolving Lenders in accordance with their then-current Applicable Percentages. Any such assignments shall be effected in accordance with the provisions of Section 9.04; provided that the parties hereto hereby consent to such assignments and the minimum assignment amounts and processing and recordation fee set forth in Section 9.04(b) shall not apply thereto. If there are any ABR Revolving Loans outstanding on the date of such Revolving Commitment Increase, such Loans shall either be prepaid by the Borrower on such date or refinanced on such date (subject to satisfaction of applicable borrowing conditions) with Revolving Loans made on such date by the Revolving Lenders (including the Revolving Commitment Increase Lenders) in accordance with their Applicable Percentages. In order to effect any such refinancing, (i) each Revolving Commitment Increase Lender will make ABR Revolving Loans to the Borrower by transferring funds to the Administrative Agent in an amount equal to the aggregate outstanding amount of such Loans of such Type times a percentage obtained by dividing the amount of such Revolving Commitment Increase Lender’s Revolving Commitment Increase by the aggregate amount of the Revolving Commitments (after giving effect to the Revolving Commitment Increase on such date) and (ii) such funds will be applied to the prepayment of outstanding ABR Revolving Loans held by the Revolving Lenders other than the Revolving Commitment Increase Lenders, and transferred by the Administrative Agent to the Revolving Lenders other than the Revolving Commitment Increase Lenders, in such amounts so that, after giving effect thereto, all ABR Revolving Loans will be held by the Revolving Lenders in accordance with their then-current Applicable Percentages. On the date of such Revolving Commitment Increase, the Borrower will pay to the Administrative Agent, for the accounts of the Revolving Lenders receiving such prepayments, accrued and unpaid interest on the principal amounts of their Revolving Loans being prepaid. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e) Upon each Term Commitment Increase pursuant to this Section, each Additional Term Lender shall make an additional term loan to the Borrower in a principal amount equal to such Lender’s Term Commitment Increase. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Term Commitment Increase and Revolving Commitment Increase and shall make available to the Lenders a copy of any each Incremental Term Facility Amendment and Incremental Revolving Facility Amendment.

(f) This Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.21 Refinancing Amendments.

(a) At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in the form (a) of Other Term Loans or Other Term Commitments in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans), or (b) Other Revolving Loans or Other Revolving Commitments in respect of all or any portion of the Revolving Loans (and unused Revolving Commitments) under this Agreement, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu or junior in right of payment and/or of security with the other Loans and Commitments hereunder, or shall be unsecured, in each case subject to intercreditor arrangements (which may take the form of modifications to the payment or collection “waterfall” provisions in the Loan Documents) reasonably acceptable to the Administrative Agent, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (iii) (x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date of the Revolving Loans (or unused Revolving Commitments) being refinanced, and (y) with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced, (iv) will have terms and conditions that are substantially identical to, or less favorable to the Lenders providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt and (vi) will be applied, on a pro rata basis, to the Loans and Commitments subject to such proposed refinancing; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower or the provision to the Borrower of Swingline Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment and shall make available to the Lenders a copy of any such Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to

Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or such Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.12(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.04 and 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the Revolving Exposure of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the

Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23 Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Eurodollar Rate, or to determine or charge interest rates based upon the Adjusted Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurodollar Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.24 Repricing Transactions. If, prior to the date that is six months after the Effective Date, (a) there shall occur any amendment, amendment and restatement or other modification of the Loan Documents that has the primary purpose of reducing the All-In Yield then in effect for the Term Loans made pursuant to Section 2.01(a), (b) all or any portion of the Term Facility is voluntarily or mandatorily prepaid with the Net Proceeds of issuances, offerings or placements of Indebtedness of Holdings and its Restricted Subsidiaries, or refinanced substantially concurrently with the incurrence of, or conversion of the Term Loans made pursuant to Section 2.01(a) into, new Indebtedness that, in each case, is incurred for the primary purpose of reducing the All-In Yield lower than the All-In Yield in effect for such Term Loans so prepaid (in each case, after giving effect to interest rate margins (including Adjusted Eurodollar Rate and Alternate Base Rate floors), original issue discount and upfront fees) or (c) a Lender must assign its Term Loans made pursuant to Section 2.01(a) as a result of its failure to consent to an amendment, amendment and restatement or other modification of this Agreement that would have the primary purpose of reducing the All-In Yield then in effect for the Term Loans made pursuant to Section 2.01(a) (any of clause (a), (b) or (c), a “Repricing Transaction”), then in each case the aggregate principal amount of Term Loans made pursuant to Section 2.01(a) so subject to such Repricing Transaction (other than any Repricing Transaction made in connection with a Change in Control, a transformative Acquisition or a Permitted Acquisition) will be subject to a prepayment premium of 1.00% thereof, such premium due and payable by the Borrower immediately upon the consummation of such Repricing Transaction.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of Holdings, the Borrower and the Restricted Subsidiaries are duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, has the corporate or other organizational power and authority to, except as would not reasonably be expected to have a Material Adverse Effect, carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing.

SECTION 3.03 Governmental and Third-Party Approvals; No Conflicts. The Transactions (a) except as described on Schedule 3.03 and only with respect to Holdings and its Restricted Subsidiaries, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents, except (in the case of each of clauses (a), (b) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) The Unaudited Financial Statements fairly present in all material respects the financial condition of Holdings and its subsidiaries as of the date thereof and its results of operations for the period covered thereby.

(b) The internally-generated unaudited consolidated balance sheet of Holdings dated December 31, 2013 and the related internally-generated consolidated statements of earnings and cash flows of Holdings for the twelve-month period ended December 31, 2013 fairly present in all material respects the financial condition of Holdings as of the date thereof and its results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c) Holdings has heretofore furnished to Administrative Agent (for distribution to the Lenders) the Pro Forma Financial Statements, which have been prepared giving effect to the Transactions (excluding the impact of purchase accounting effects required by GAAP) as if such transactions had occurred on such date or at the beginning of such twelve-month period, as the case may be. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by Holdings to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its Restricted Subsidiaries as at the last day of the most recently completed four-fiscal-quarter period ended at least 45 days prior to the Effective Date, and their estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred at such date or at the beginning of such period (excluding the impact of purchase accounting effects required by GAAP).

(d) Since December 31, 2013, there has been no Material Adverse Effect.

SECTION 3.05 Properties.

(a) Each of Holdings, the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, if any (including the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, except, in each case, where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Effective Date after giving effect to the Transactions, except as set forth on Schedule 3.05, none of Holdings, the Borrower or any Restricted Subsidiary owns any real property.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings, the Borrower or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Holdings or the Borrower, become subject to any Environmental Liability, (iii) has received notice of any claim, action or order with respect to any Environmental Liability or (iv) has, to the knowledge of Holdings or the Borrower, any basis to reasonably expect that Holdings, the Borrower or any Subsidiary will become subject to any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements. Each of Holdings and its Restricted Subsidiaries is in material compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (a) (other than as it relates to the Borrower), (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. None of Holdings, the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09 Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be timely filed all federal income Tax returns and all other material Tax returns and reports required to have been filed and (b) have timely paid or caused to be timely paid all federal income Taxes and all other material Taxes required to have been paid (whether or not shown on a material Tax return) including in their capacity as Tax withholding agents, except any Taxes that are being contested in good faith by appropriate actions, provided that Holdings, the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefore in accordance with GAAP. None of Holdings, Borrower or any of Restricted Subsidiary has knowledge (or could reasonably have knowledge upon due inquiry) of any proposed or pending Tax assessments, deficiencies, audits or other proceedings. None of Holdings, the Borrower or any Restricted Subsidiary is a party to any Tax sharing, allocation, indemnity or similar agreement.

SECTION 3.10 ERISA; Labor Matters.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or, to the knowledge of Holdings or the Borrower is reasonably expected to occur, (ii) neither a Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither a Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither a Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c) There are no collective bargaining agreements covering the employees of Holdings, the Borrower or any of the Restricted Subsidiaries and, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, neither any Loan Party nor any Restricted Subsidiary has suffered any strikes, walk-outs, work stoppages or other labor difficulty within the last five years.

SECTION 3.11 Disclosure; Undisclosed Liabilities.

(a) No reports, financial statements, certificates or other written information (other than information of a general economic or industry nature or projected financial information and other forward-looking statements) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.

(b) To the knowledge of Holdings and the Borrower, as of the Effective Date, the Loan Parties have no material obligations or liabilities, matured or unmatured, fixed or contingent, other than (i) those set forth or adequately provided for in the financial statements delivered to the Administrative Agent pursuant to this Agreement, (ii) those incurred in the ordinary course of business and not required to be set forth in the financial statements under GAAP, (iii) those incurred in the ordinary course of business since the date of the most recently delivered balance sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

SECTION 3.12 Subsidiaries; Equity Interests. As of the Effective Date, Part (a) of Schedule 3.12 sets forth the name of, and the ownership interest of Holdings and each Subsidiary in, each Subsidiary. As of the Effective Date, Part (b) of Schedule 3.12 sets forth all equity investments in any other corporation or entity other than those specifically disclosed in Part (a) of Schedule 3.12. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings in the amounts specified on Part (a) of Schedule 3.12 free and clear of all Liens except those created under the Security Documents and the Organizational Documents.

SECTION 3.13 Intellectual Property; Licenses, Etc. Except, in each case, as could not reasonably be expected to have a Material Adverse Effect: Holdings, the Borrower and the Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other rights to Intellectual Property that are reasonably necessary for the operation of their businesses as currently conducted, and, without conflict with the rights of any Person. No Intellectual Property, advertising, product, process, method, substance, part or other material used by Holdings, the Borrower or any Restricted Subsidiary in the operation of its business as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of Holdings, the Borrower, and the Restricted Subsidiaries, threatened against Holdings, the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 Solvency. From and after the consummation of the Transactions to occur on the Effective Date, after taking into account all applicable rights of indemnity and contribution, (a) the fair value of the assets of Holdings and its Restricted Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of Holdings and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Holdings and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured, and (d) Holdings and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability.

SECTION 3.15 Federal Reserve Regulations. None of Holdings, the Borrower or any other Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.16 PATRIOT ACT; FCPA; OFAC.

(a) To the extent applicable, Holdings and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or, to the knowledge of Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) The use of the proceeds of the Loans and the Letters of Credit by Holdings and its Subsidiaries will not violate the Trading with the Enemy Act, as amended or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(c) None of Holdings or any of its respective Subsidiaries is (i) a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the AntiTerrorism Order or (ii) engages with any such Person in any dealings or transactions that violate U.S. law.

SECTION 3.17 Use of Proceeds. The proceeds of the Loans have been used and shall be used in accordance with Section 5.10.

SECTION 3.18 Security Interests. Each of the Security Documents creates, as security for the Secured Obligations purported to be secured thereby, a valid and enforceable (and, to the extent perfection thereof can be accomplished pursuant to the filings or other actions required by the Security Documents and such filings or other actions are required to have been made or taken, perfected) security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except that the Collateral may be subject to Liens permitted by Section 6.02), in favor of the Administrative Agent for the benefit of the Lenders. No filings or recordings are required in order to perfect the security interests created under any Security Document that are required by the Security Documents except for filings or recordings which shall have been made, or for which satisfactory arrangements have been made or which are not yet required to have been made, upon or prior to the execution and delivery thereof.

SECTION 3.19 Insurance. The properties of each Borrower and its Subsidiaries are insured with reputable insurance companies that provide insurance for companies engaged in similar businesses, not Affiliates of such Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower or the applicable Subsidiary operates.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from the Borrower and Holdings either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of Goodwin Procter LLP, in customary form and substance.

(c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit E-1 or such other form reasonably acceptable to the Administrative Agent with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Lead Arrangers and the Borrower to be due and payable on or prior to the Effective Date (including, to the extent estimated or invoiced at least three Business Days prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document), which amounts may be offset against the proceeds of the initial Loans made on the Effective Date.

(f) The Collateral and Guarantee Requirement shall have been satisfied; provided that if, notwithstanding the use by Holdings and the Borrower of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (i) the execution and delivery of the Guarantee Agreement and the Collateral Agreement by the Loan Parties, (ii) delivery to the Administrative Agent of certificates (if any) representing the Equity Interests of the Borrower and its Restricted Subsidiaries of Holdings and (iii) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in other assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Loans on the Effective Date, but shall be required to be satisfied within the period specified therefor in Schedule 5.15 or such later date as the Administrative Agent may reasonably agree.

(g) Certificates of insurance shall be delivered to the Administrative Agent evidencing the existence of insurance maintained by Holdings and its Restricted Subsidiaries pursuant to Section 5.07 and, if applicable, the Administrative Agent shall be designated as an additional insured and loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder (provided that if such endorsement as additional insured cannot be delivered by the Effective Date, such endorsement may be delivered at such later date as is set forth on Schedule 5.15).

(h) [Reserved].

(i) The Lenders shall have received a certificate, substantially in the form of Exhibit E-2, from the chief financial officer or chief accounting officer or other officer with equivalent duties of the Borrower certifying as to the solvency of the Borrower and its Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

(j) The Administrative Agent and the Lead Arrangers shall have received at least 3 Business Days prior to the Effective Date all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least 10 days prior to the Effective Date by the Administrative Agent or the Lead Arrangers required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

(k) The Acquisition Agreement shall be dated as of the Effective Date and in form and substance reasonably satisfactory to the Administrative Agent. The Acquisition shall, immediately after the initial borrowings hereunder be, consummated in accordance with the terms of the Acquisition Agreement.

(l) The Lead Arrangers shall have received (i) unaudited consolidated balance sheets of the Acquired Business for each fiscal quarter of the 2014 fiscal year ended at least 45 days prior to the Effective Date, for the period elapsed from the beginning of the 2014 fiscal year to the end of each such fiscal quarter and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements” and (ii) a pro forma consolidated balance sheet and related statements of income and cash flows for Holdings as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal-quarter period ended at least 45 days prior to the Effective Date, in each case after giving effect to the Transactions (the “Pro Forma Financial Statements”).

(m) The Sponsor shall have invested a minimum of 40% of the total pro forma capitalization of Holdings and its subsidiaries on the Effective Date in the form of cash equity (including “rollover equity”; such investment, the “Equity Contribution”).

(n) [Reserved].

(o) [Reserved]

(p) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(q) The Administrative Agent shall have received a certificate of the Borrower, executed by a Responsible Officer of the Borrower, certifying that the conditions set forth in the second sentence of Section 4.01(k) and in Sections 4.01(m), 4.02(a) and 4.02(b) have been satisfied.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including on the Effective Date), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as the case may be; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

(c) In the case of any Borrowing of Revolving Loans or the issuance, amendment or extension of any Letter of Credit, after giving effect to the incurrence of such Revolving Loans or issuance, amendment or extension of such Letter of Credit, as applicable, the aggregate outstanding Revolving Exposures would not exceed the aggregate Revolving Commitments.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than (x) contingent indemnification obligations as to which no claim has been made and (y) Secured Cash Management Obligations and Secured Swap Obligations) payable under any Loan Documents shall have been paid in full and all Letters of Credit shall have expired or been terminated (or cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. Holdings will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent):

(a) on or before the date that is 150 days after the last day of the fiscal year of Holdings ending December 31, 2014 and 120 days after the last day of each fiscal year of Holdings thereafter, an audited consolidated balance sheet and audited consolidated statements of operations and cash flows of Holdings and its Restricted Subsidiaries as of the end of and for such fiscal year, in each case with customary management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous fiscal year (which comparison may be prepared by the Borrower for the fiscal year ending December 31, 2013), all reported on by Deloitte & Touche LLP or other independent public accountants of recognized standing (without a “going concern” or like qualification or exception (other than a qualification related solely to the maturity of Loans and Commitments at the Revolving Maturity Date, the Term Maturity Date or the Latest Maturity Date, as applicable, or with respect to, or resulting from, any potential inability to satisfy the Financial Performance Covenant in a future date or period) and without any qualification or exception as to the scope of such audit), such consolidated financial statements in each case to present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of Holdings and its Restricted Subsidiaries (as applicable) on a consolidated basis (as applicable) in accordance with GAAP consistently applied;

(b) with respect to each of the first three fiscal quarters of each fiscal year, on or before the date that is 60 days after the last day of the fiscal quarter of Holdings ending September 30, 2014 and 45 days after the last day of each fiscal quarter of Holdings thereafter, an unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows of Holdings and its Restricted Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year; all certified by a Financial Officer as presenting fairly in all material respects, as applicable, the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with customary management’s discussion and analysis describing results of operations;

(c) on or before the date that is 45 days after the end of each fiscal month, beginning with the fiscal month ended June 30, 2014, an unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows of Holdings and its Restricted Subsidiaries as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year; all certified by a Financial Officer as presenting fairly in all material respects, as applicable, the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the financial reports provided pursuant to this subclause (c) for the fiscal months ended June 30, 2014, July 31, 2014, August 31, 2014 and September 30, 2014 may be management reports not required to be presented in accordance with GAAP;

(d) concurrently with the delivery of financial statements under paragraph (a), (b) or (c) above, a certificate of a Financial Officer (A) certifying as to whether a Default has occurred and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) setting forth reasonably detailed calculations (1) demonstrating compliance with the covenants contained in Section 6.10 in the case of financial statements delivered under paragraph (a) or (b) above, (2) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of Holdings ending December 31, 2015, of Excess Cash Flow for such fiscal year and (3) of the Available Amount;

(e) not later than 60 days after the commencement of each fiscal year of Holdings, a reasonably detailed consolidated annual budget for Holdings and its Restricted Subsidiaries (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget) for the current fiscal year;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings or any of the Restricted Subsidiaries with the SEC or with any national securities exchange; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

In addition, annually, if requested by the Administrative Agent and at a time to be mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to clause (a) above, participate in a conference call for Lenders to discuss the financial condition and results of the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.

Documents required to be delivered pursuant to Section 5.01(a), (b), (c), (d) or (e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or any of its Affiliates or the Borrower’s or any such Affiliates’ securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02 Notices of Material Events. Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof and, if applicable, after notifying the appropriate Governmental Authority, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default;

(b) to the extent permissible by applicable law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Holdings, the Borrower or any Restricted Subsidiary or the receipt of a notice of an Environmental Liability, in each case that could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any event that is not a matter of general public knowledge that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

(a) Holdings or the Borrower will furnish to the Administrative Agent with five days’ (or such shorter period as reasonably agreed to by the Administrative Agent) prior written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number; provided that, the time limitations in this provision shall not apply to any change in the legal name of TA Midco 1, LLC to SkinnyPop Popcorn LLC in connection with the Acquisition.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), Holdings or the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings or the Borrower (i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section, (ii) identifying any Restricted Subsidiary of the Borrower that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal quarter and (iii) certifying that all notices required to be given prior to the date of such certificate by this Section 5.03 have been given.

SECTION 5.04 Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, amalgamation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

SECTION 5.05 Payment of Taxes, etc. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations in respect of all federal and other material Taxes before the same shall become delinquent or in default, provided that neither Holdings nor any Restricted Subsidiary shall be required to pay any such Tax which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of Holdings) with respect thereto in accordance with GAAP. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, timely file all federal Tax returns and all other material Tax returns.

SECTION 5.06 Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all material property necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07 Insurance. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment or the management of Holdings) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, name the Administrative Agent, on behalf of the Lenders as the loss payee thereunder.

SECTION 5.08 Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or their Restricted Subsidiaries, as the case may be. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Revolving Lender, upon reasonable prior notice, to visit and inspect its properties (to the extent it is within such Person’s control to permit such inspection), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Revolving Lenders may exercise visitation and inspection rights of the Administrative Agent and the Revolving Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (together with any Revolving Lender) (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided, further, that any Term Lender (or representative designated by a Term Lender) may, at the sole cost and expense of such Term Lender, accompany the Administrative Agent on any such inspection. Notwithstanding anything to the contrary in this Section 5.08, none of Holdings, the Borrower or any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information or (ii) in respect of which disclosure to the Administrative Agent or any Revolving Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement.

SECTION 5.09 Compliance with Laws. (a) Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Without limitation of clause (a) above, Holdings and Borrower will, and will cause each Restricted Subsidiary to: (i) comply with all applicable Environmental Laws and with any permit, license or other approval required under any Environmental Law (“Environmental Permits”) except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) to the extent required under Environmental Laws, conduct any investigation, mitigation, monitoring, study, sampling and testing, and undertake any clean-up, removal or remedial, corrective or other action necessary to remove and clean up all Hazardous Materials, in accordance with the requirements of all Environmental Laws, except, in the case of clauses (ii) and (iii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Without limitation of clause (a) above, Holdings and Borrower will, and will cause each Restricted Subsidiary to comply with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act, (iii) the United States Foreign Corrupt Practices Act of 1977, as amended and (iv) all applicable Bank Secrecy Act and anti-money laundering laws and regulations.

SECTION 5.10 Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of the Term Loans, together with cash on hand of the Loan Parties and their Subsidiaries, to finance the Transactions on the Effective Date. No Revolving Loans (excluding, for the avoidance of doubt, the face amount of any Letters of Credit issued on the Effective Date) will be drawn on the Effective Date. The proceeds of the Revolving Loans and Swingline Loans drawn after the Effective Date will be used only for working capital and other general corporate purposes (including Permitted Acquisitions and other Investments permitted hereunder), Restricted Payments permitted hereunder, payments on Junior Financing and earnouts permitted hereunder and Capital Expenditures. Letters of Credit will be used only for general corporate purposes. The Borrower will not use the proceeds of any Loans or Letters of Credit in violation of any of the representations and warranties contained in Sections 3.15 or 3.16.

SECTION 5.11 Additional Restricted Subsidiaries.

(a) If (i) any additional Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Effective Date or (ii) if any Subsidiary ceases to be an Excluded Subsidiary, Holdings or the Borrower will, within 30 days (or such longer period as the Administrative Agent shall reasonably agree) after such newly formed or acquired Subsidiary is formed or acquired or such Subsidiary ceases to be an Excluded Subsidiary, notify the Administrative Agent thereof (unless such Subsidiary is an Excluded Subsidiary), and will cause such Subsidiary (unless such Subsidiary is an Excluded Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by any Loan Party within 45 days after such notice (or such longer period as the Administrative Agent shall reasonably agree and the Administrative Agent shall have received a completed Perfection Certificate with respect to such Subsidiary signed by a Responsible Officer, together with all attachments contemplated thereby). Notwithstanding anything contained in this Section 5.11 or any other Loan Document to the contrary, (i) no more than 65% of the total combined voting power of all classes of Equity Interests entitled to vote in or of any Foreign Subsidiary shall be pledged or similarly hypothecated to guarantee or support any Obligation herein, (ii) no Foreign Subsidiary shall guarantee or support any Obligation herein and (iii) no security or similar interest shall be granted in the assets of any Foreign Subsidiary, which security or similar guarantees or supports any Obligation herein.

(b) Within 45 days (or such longer period as the Administrative Agent may reasonably agree) after Holdings or the Borrower identifies any new Material Subsidiary pursuant to Section 5.03(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary.

SECTION 5.12 Further Assurances.

(a) Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Security Documents, each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Security Documents, if, after the Effective Date, any owned (but not leased) real property with a fair market value in excess of $1,000,000 (determined at the time of acquisition thereof, or, if acquired prior to the date the applicable Person became a Loan Party, the date such Person became a Loan Party, or, to the extent that any improvements are constructed on any such real property after the date of acquisition, on the date of “substantial completion” or similar timing, as determined by the Borrower in consultation with the Administrative Agent, of such improvements) (“Material Real Property”) is acquired by the Borrower or any other Loan Party or is owned by any Restricted Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative

Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.” In the event any real property is mortgaged pursuant to this Section 5.12(b), the Borrower or such other Loan Party, as applicable, shall not be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section until a reasonable time following the acquisition of such real property, and in no event shall compliance be required until 90 days following such acquisition or such longer time period as agreed to by the Administrative Agent in its reasonable discretion.

SECTION 5.13 Compliance with ERISA. The Borrower and each Loan Party shall and shall cause its ERISA Affiliates to maintain each Plan which is subject to or governed under ERISA, the Code or other federal or state law in compliance in all material respects with the applicable provisions of ERISA, except where noncompliance would not be reasonably likely to have a Material Adverse Effect or cause a Lien on the assets of the Borrower or any Loan Party (other than Permitted Liens).

SECTION 5.14 [Reserved]

SECTION 5.15 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.15 or such later date as the Administrative Agent agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, Holdings, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.15, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than (x) contingent indemnification obligations as to which no claim has been made and (y) Secured Cash Management Obligations and Secured Swap Obligations) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed (or cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank), each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities.

(a) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) (A) Indebtedness of Holdings, the Borrower and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20 or 2.21) and (B) subject to the prepayment of the Secured Obligations with the Net Proceeds thereof in accordance with Section 2.11(c), Credit Agreement Refinancing Indebtedness in respect of Indebtedness under the Loan Documents;

(ii) Indebtedness outstanding on the date hereof and listed on Schedule 6.01 and any Permitted Refinancing thereof;

(iii) Guarantees by Holdings, the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that such Guarantee is otherwise permitted by Section 6.04; provided further that (A) no Guarantee by any Restricted Subsidiary (other than the Borrower) of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement and (B) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness of Holdings or the Borrower owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Borrower, Holdings to the extent permitted by Section 6.04; provided that (A) all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations on terms (i) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit F or (ii) otherwise reasonably satisfactory to the Administrative Agent, and (B) all such Indebtedness in excess of $1,000,000 owing by a Subsidiary that is not a Loan Party to any Loan Party shall be evidenced by a note and pledged as Collateral for the Secured Obligations;

(v) (A) Indebtedness (including Capital Lease Obligations) of the Borrower or any Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, other than software; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A); provided further that the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not, at any time outstanding, exceed the greater of (x) $5,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended LTM Period (as determined at the time of incurrence thereof);

(vi) Indebtedness in respect of Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(vii) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into the Borrower or a Restricted Subsidiary) after the date hereof as a result of a Permitted Acquisition, or Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary in a Permitted Acquisition, and Permitted Refinancings thereof; provided that (A) such Indebtedness is not incurred in contemplation of such Permitted Acquisition, (B) the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (vii) shall not, at any time outstanding, exceed the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended LTM Period (as determined at the time of incurrence thereof) and (C) no Guarantee by any Restricted Subsidiary (other than the Borrower) of any such Indebtedness shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement;

(viii) [reserved];

(ix) (i) Indebtedness representing deferred compensation or stock-based compensation to employees, consultants or independent contractors of Holdings and its Restricted Subsidiaries incurred in the ordinary course of business, and (ii) Indebtedness consisting of obligations of the Borrower or the Restricted Subsidiaries under deferred compensation to their employees, consultants or independent contractors or other similar arrangements incurred by such Persons in connection with Permitted Business Acquisitions or any other Investment permitted under Section 6.04;

(x) Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent thereof permitted by Section 6.06(a) (it being understood that amounts outstanding under this clause (x) shall reduce the applicable amounts available under Section 6.06(a) by a corresponding amount);

(xi) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments incurred in a Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(xii) Indebtedness consisting of (x) the Management Earnout and (y) other Indebtedness consisting of Deferred Seller Obligations, with respect to this clause (y) in an aggregate amount not to exceed $7,500,000 at any time outstanding; provided that earnouts shall not be subject to such maximum amount;

(xiii) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements, in each case, in connection with deposit accounts in the ordinary course of business;

(xiv) Indebtedness of the Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (xiv) in respect of which the primary obligor or a guarantor is a Subsidiary that is not a Loan Party shall not exceed $2,500,000 at any time outstanding;

(xv) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply or manufacturing arrangements, in each case in the ordinary course of business;

(xvi) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of bankers’ acceptances or similar instruments (other than letters of credit) issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations (other than obligations in respect of letters of credit) regarding workers compensation claims; provided that the reimbursement obligations in respect thereof are reimbursed within 30 days following the date thereof;

(xvii) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the other Restricted Subsidiaries, in each case in the ordinary course of business or consistent with past practice;

(xviii) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(xix) other Indebtedness of Holdings and its Restricted Subsidiaries not to exceed the greater of $10,000,000 and 20% of Consolidated EBITDA for the most recently ended LTM Period at any time outstanding; provided that (a) no Guarantee by any Restricted Subsidiary (other than the Borrower) of any such Indebtedness shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement and (b) to the extent secured, any such Indebtedness shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(xx) Guarantees incurred in the ordinary course of business in respect of obligations (not constituting Indebtedness) to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(xxi) (i) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money; and

(xxii) Indebtedness secured by a Lien that is subordinated to the Liens securing the Loans (x) so long as, at the time of incurrence thereof, Holdings would be in compliance with a Senior Secured Leverage Ratio not to exceed 4.75 to 1.00 on a Pro Forma Basis as of the end of the most recently ended LTM Period and (y) subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent; provided that no Guarantee by any Restricted Subsidiary (other than the Borrower) of any such Indebtedness shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement;

(xxiii) unsecured Indebtedness so long as, at the time of incurrence thereof, Holdings would be in compliance with a Total Leverage Ratio not to exceed 5.00 to 1.00 on a Pro Forma Basis as of the end of the most recently ended LTM Period; provided that no Guarantee by any Restricted Subsidiary (other than the Borrower) of any such Indebtedness shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement;

(xxiv) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxiii) above.

(b) Holdings will not create, incur, assume or permit to exist any Indebtedness in respect of which Holdings is the primary obligor or a guarantor except Indebtedness created under Sections 6.01(a)(i), (ii), (iii), (iv), (vi), (ix), (x), (xii), (xiii), (xv)(A), (xvi), (xvii) and (xix), and all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses.

SECTION 6.02 Liens. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i) (A) Liens created under the Loan Documents and (B) Liens on the Collateral securing Credit Agreement Refinancing Indebtedness or any Permitted Refinancing thereof; provided that (1) any such Liens that are Junior Liens shall be subject to the Junior Lien Intercreditor Agreement and (2) any such Liens that are pari passu with the Liens of the Secured Parties shall be subject to the Pari Passu Intercreditor Agreement;

(ii) Permitted Encumbrances;

(iii) Liens existing on the date hereof and set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof (or to the extent not listed on Schedule 6.02, where the fair market value of all properties to which such Liens apply under this clause (iii) is less than $100,000 in the aggregate); provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv) Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for accessions to such property and the proceeds and the products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (A) interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness;

(vi) Liens (A) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (B) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(viii) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix) Liens on property of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Subsidiary permitted under Section 6.01;

(x) Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;

(xi) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (C) the Indebtedness secured thereby is permitted under Section 6.01(a)(vii);

(xii) any interest, lien, or title of a lessor or sublessor under leases or subleases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business and covering the assets so leased;

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business;

(xiv) Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvii) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located;

(xviii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and deposits made in the ordinary course of business to secure liability to insurance carriers;

(xix) (A) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (B) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(xx) Liens on Equity Interests of a joint venture or an Unrestricted Subsidiary securing obligations of such joint venture or Unrestricted Subsidiary;

(xxi) Liens on cash or Permitted Investments used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder;

(xxii) other Liens; provided that the aggregate principal amount of obligations secured by Liens existing in reliance on this clause (xxii) shall not exceed the greater of $10,000,000 and 20% of Consolidated EBITDA for the most recently ended LTM Period at any time outstanding;

(xxiii) Liens on the property or assets of Foreign Subsidiaries securing Indebtedness permitted to be incurred by them under Section 6.01;

(xxiv) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(xxv) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder with respect to any acquisition that would constitute an Investment permitted by this Agreement; and

(xxvi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business.

SECTION 6.03 Fundamental Changes; Sale-Leasebacks.

(a) Neither Holdings nor the Borrower will, nor will they permit any other Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose of all or substantially all of the assets of Holdings and its Restricted Subsidiaries, except that:

(i) any Restricted Subsidiary may merge with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) in the case of any Restricted Subsidiary (other than the Borrower), any one or more other Restricted Subsidiaries; provided that when any Subsidiary Loan Party is merging with another Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04;

(ii) (A) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holding and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(iii) any Restricted Subsidiary (other than the Borrower) may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv) the Borrower may merge, amalgamate or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Other Successor Borrower”), (1) the Other Successor Borrower shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Other Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Other Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement, (B) any Investment in connection therewith is permitted under Section 6.04 and (C) no Default or Event of Default shall have occurred and be continuing;

(v) any Restricted Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12 (or arrangements for the compliance with such requirements within 30 days (or by such later date reasonably satisfactory to the Administrative Agent) shall have been made) and if the other party to such transaction is not a Loan Party, no Default exists after giving effect to such transaction; and

(vi) any Restricted Subsidiary (other than the Borrower) may effect a merger, dissolution, liquidation, consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05; provided that if the other party to such transaction is not a Loan Party, no Default exists after giving effect to the transaction.

(b) The Borrower will not, and Holdings and the Borrower will not permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Effective Date and businesses reasonably related, ancillary thereto, complementary, synergistic or reasonable extensions thereof.

(c) Holdings will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (iv) the incurrence of any Indebtedness or Guarantees permitted to be created, incurred, assumed or made by it under Article VI, and the performance of its obligations under and in connection with the Loan Documents, any documentation governing any Indebtedness or Guarantee permitted to be incurred or made by it under Article VI and the other agreements contemplated hereby and thereby, (v) any public offering of its common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) any transaction that Holdings is permitted to enter into or consummate under Article VI (including, but not limited to, the making of any Restricted Payment permitted by Section 6.06 or holding of any cash or Permitted Investments received in connection with Restricted Payments made in accordance with Section 6.06 pending application thereof in the manner contemplated by Section 6.04, the incurrence of any Indebtedness permitted to be incurred by it under Section 6.01 and the making of any Investment permitted to be made by it under Section 6.04), (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying Taxes, (viii) providing indemnification to officers and directors and as otherwise permitted in Section 6.07, (ix) activities incidental to the consummation of the Transactions and (x) activities incidental to the businesses or activities described in clauses (i) to (ix) of this paragraph.

(d) Holdings will not own or acquire any assets (other than Equity Interests as referred to in paragraph (c)(i) above, cash, Permitted Investments, loans and advances made by Holdings under Section 6.04(b), intercompany Investments consisting of Indebtedness permitted to be made by it under Section 6.04) or incur any liabilities (other than liabilities as referred to in paragraph (c) above, liabilities imposed by law, including Tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

(e) Holdings will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party, other than any such arrangement entered into in connection with the financing of the acquisition of such property with the proceeds of purchase money Indebtedness incurred as permitted by Section 6.01(a)(v), any such arrangement involving the sale of property within 90 days after the purchase thereof if sold for consideration not less than the cost of the purchase thereof and the lease of which (if a Capitalized Lease) is permitted by Section 6.01(a)(v).

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, make or hold any Investment, except:

(a) Permitted Investments;

(b) loans or advances to current or former officers, directors and employees of Holdings and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time not to exceed $5,000,000;

(c) Investments (i) by Holdings, the Borrower or any Restricted Subsidiary in any Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, (iii) by Holdings, the Borrower or any Restricted Subsidiary (A) in any Restricted Subsidiary; provided that the aggregate amount of such Investments made by Loan Parties after the Effective Date in Restricted Subsidiaries that are not Loan Parties in reliance on this clause (iii)(A) (together with the amount of Investments made in Restricted Subsidiaries that are not Loan Parties pursuant to Sections 6.04(h) and 6.04(p)) shall not exceed the Non-Loan Party Investment Amount at the time of any such Investment, (B) in any Restricted Subsidiary that is not a Loan Party, constituting an exchange of Equity Interests of such Restricted Subsidiary for Indebtedness of such Restricted Subsidiary or (C) constituting Guarantees of Indebtedness or other monetary obligations of Restricted Subsidiaries that are not Loan Parties owing to any Loan Party, (iv) by Holdings, the Borrower or any Restricted Subsidiary in Restricted Subsidiaries that are not Loan Parties so long as such Investment is part of a series of simultaneous Investments that result in the proceeds of the initial Investment being invested in one or more Loan Parties and (v) by Holdings, the Borrower or any Restricted Subsidiary in any Restricted Subsidiary that is not a Loan Party, consisting of the contribution of Equity Interests of any other Restricted Subsidiary that is not a Loan Party so long as the Equity Interests of the transferee Restricted Subsidiary is pledged to secure the Secured Obligations;

(d) Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business;

(e) Investments (i) existing or contemplated on the date hereof and set forth on Schedule 6.04(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that, in each case, the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(e) or as otherwise permitted by this Section 6.04;

(f) Investments in Swap Agreements permitted under Section 6.01(a)(vi);

(g) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h) Permitted Acquisitions; provided that the aggregate amount of cash consideration paid or provided by the Borrower or any other Loan Party or any Restricted Subsidiary after the Effective Date in reliance on this Section 6.04(h) (together with any Investments made in Restricted Subsidiaries that are not Loan Parties pursuant to Sections 6.04(c)(iii)(A) and 6.04(p)) for Permitted Acquisitions (including the aggregate principal amount of all Indebtedness assumed in connection with Permitted Acquisitions) for any Restricted Subsidiary that shall not be or, after giving effect to such Permitted Acquisition, shall not become a Loan Party (or for assets that are not purchased by, or promptly contributed to, a Loan Party), shall not exceed the Non-Loan Party Investment Amount at such time;

(i) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(j) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(k) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 6.06(a)(iv), (v), (vii), or (ix);

(l) so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom, other Investments by the Borrower or any Restricted Subsidiary; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (l) shall not exceed the Available Amount at such time;

(m) advances of payroll payments to employees in the ordinary course of business;

(n) Investments and other acquisitions to the extent that payment for such Investments is made solely with Qualified Equity Interests (excluding Cure Amounts) of Holdings (or any direct or indirect parent thereof);

(o) Investments of a Restricted Subsidiary acquired after the Effective Date or of a Person merged, amalgamated or consolidated with any Restricted Subsidiary in accordance with this Section and Section 6.03 after the Effective Date (other than existing Investments in Restricted Subsidiaries of such Restricted Subsidiary or Person, which must comply with the requirements of Section 6.04(h) or 6.04(l)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(p) acquisitions of, investments in, and loans and advances to, joint ventures and Unrestricted Subsidiaries by the Borrower and its Restricted Subsidiaries, so long as the aggregate amount invested, loaned or advanced pursuant to this Section 6.04(p) (determined without regard to any write-downs or write-offs of such investments, loans or advances), together with any Investments made in Restricted Subsidiaries that are not Loan Parties pursuant to Sections 6.04(c)(iii)(A) and 6.04(h), does not exceed the Non-Loan Party Investment Amount at such time;

(q) non-cash Investments in connection with tax planning and reorganization activities; provided that, in the reasonable judgment of the Administrative Agent (following consultation with the Borrower), after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired; and

(r) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business.

(s) the licensing, sublicensing or contribution of rights in any Intellectual Property pursuant to joint marketing arrangements with Persons other than Holdings and its Restricted Subsidiaries in the ordinary course of business;

(t) Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent of Holdings) to the seller of such Investments;

(u) any Investments in a Subsidiary that is not a Loan Party or in a joint venture, in each case, to the extent such Investment is contemporaneously repaid in full with a dividend or other distribution from such Subsidiary or joint venture;

(v) the forgiveness or conversion to Equity Interests of any Indebtedness owed by a Loan Party and permitted by Section 6.02;

(w) Restricted Subsidiaries of Borrower may be established or created if the Borrower and such Restricted Subsidiary comply with the requirements of Section 5.11, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating an acquisition permitted by this Section 6.04, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 5.11, as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(x) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(y) Investments received substantially contemporaneously in exchange for, or the payment of which is made with, Equity Interests of the Borrower; provided that (i) no Change in Control would result therefrom, and (ii) such Equity Interests do not constitute Disqualified Equity Interests;

(z) Guarantees by (i) the Borrower or any Subsidiary Loan Party of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Subsidiary Loan Party in the ordinary course of business and (ii) any Subsidiary that is not a Loan Party of operating leases (other than Capital Lease Obligations) or of obligations that do not constitute Indebtedness, in each case, entered into by any Subsidiary that is not a Loan Party in the ordinary course of business;

(aa) [reserved];

(bb) Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by the Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the intercompany Investment being invested in one or more Loan Parties; and

(cc) other Investments (including acquisitions) by Holdings or any Restricted Subsidiary not to exceed, in the aggregate, at any time outstanding, the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended LTM Period (as determined at the time of such Investment).

SECTION 6.05 Asset Sales. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Holdings or the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to Holdings, the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a) (i) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired in the ordinary course of business and (ii) Dispositions of property no longer used or useful in the conduct of the business of Holdings and its Restricted Subsidiaries;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that (i) if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 6.04 and (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(e) Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.06 and Liens permitted by Section 6.02;

(f) Dispositions of Permitted Investments;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with financing transactions);

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and that do not materially interfere with the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(j) Dispositions of property to Persons other than Restricted Subsidiaries (including the sale or issuance of Equity Interests of a Restricted Subsidiary) not otherwise permitted under this Section 6.05; provided that (i) no Event of Default shall exist at the time of, or would immediately result from, such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default existed or would have resulted from such Disposition, and then no Event of Default under Sections 7.01(a), (b), (h) or (i) shall exist at the time of, or would result from, such Disposition), (ii) the aggregate fair market value of all property disposed of in reliance on this clause (j) shall not exceed the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended LTM Period (as determined at the time of such disposition) in any fiscal year; provided that the limitations set forth in this clause (ii) shall not apply to any Disposition of assets acquired pursuant to a Permitted Acquisition, which assets are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries and (iii) with respect to any Disposition pursuant to this clause (j), Holdings, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that for the purposes of this clause (iii), (A) any liabilities (as shown on the most recent balance sheet of Holdings provided hereunder or in the footnotes thereto) of Holdings, the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities received by Holdings, the Borrower or such Restricted Subsidiary from such transferee that are converted by Holdings, the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by Holdings, the Borrower or such Restricted Subsidiary in such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at such time outstanding, not to exceed $2,500,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and provided further that (I) Dispositions of the Equity Interests in the Borrower shall be prohibited and (II) Dispositions of the Equity Interests in any Restricted Subsidiary shall be prohibited unless it is for all of the outstanding Equity Interests of such Restricted Subsidiary owned (directly or indirectly) by the Borrower, except to the extent constituting an Investment in a Restricted Subsidiary permitted under Section 6.04;

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions, discounts or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof, except in each case in connection with any financing transaction;

(m) the unwinding of Swap Agreements permitted hereunder pursuant to their terms;

(n) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(o) any Disposition of any asset between or among the Borrower and its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 6.05;

(p) the transfer for fair value of property (including Equity Interests of Restricted Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property, provided that such transfer is permitted under Section 6.04(p); and

(q) the Disposition of an Unrestricted Subsidiary;

provided that any Disposition of any property pursuant to this Section 6.05 (except pursuant to Sections 6.05(e), (g), (i), (n) and (o) and except for Dispositions by a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition.

SECTION 6.06 Restricted Payments; Certain Payments of Indebtedness.

(a) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, except:

(i) each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary of the Borrower; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii) Holdings, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Equity Interests of such Person;

(iii) earnouts (other than the Management Earnout), so long as (a) no Event of Default under Sections 7.01(a), (b), (h) or (i) has occurred and is continuing and (b) immediately after giving effect thereto, (x) the Borrower shall be in Pro Forma Compliance with the financial covenant set forth in Section 6.10(a) and (y) the Borrower shall have Liquidity of at least $5,000,000;

(iv) repurchases of Equity Interests in Holdings (or Restricted Payments by Holdings to allow repurchases of Equity Interests in any direct or indirect parent of Holdings) or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or withholding taxes payable in connection with the exercise of such options or warrants;

(v) so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom, Holdings may redeem, acquire, retire, repurchase or settle its Equity Interests (or any options or warrants or stock appreciation rights issued with respect to any of such Equity Interests) or to service Indebtedness incurred by Holdings to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interests (or make Restricted Payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests or to service Indebtedness incurred to finance the redemption, retirement, acquisition or repurchase of such Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Effective Date together with the aggregate amount of loans and advances to Holdings made pursuant to Section 6.04(k) in lieu of Restricted Payments permitted by this clause (v) not to exceed $2,000,000 in any fiscal year (increasing to $4,000,000 for any fiscal year if the Total Leverage Ratio for the most recently completed fiscal year is less than or equal to 2.75 to 1.00) with unused amounts in any calendar year being carried over to the next succeeding calendar year (without giving effect to the following proviso); provided that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies or the proceeds of Qualified Equity Interests (other than such proceeds that have been applied to increase the Available Amount Equity Component) received by the Borrower or its Restricted Subsidiaries after the Effective Date;

(vi) the Management Earnout, so long as immediately after giving effect thereto, (x) the Borrower shall be in Pro Forma Compliance with the financial covenant set forth in Section 6.10(a) and (y) the Borrower shall have Liquidity of at least $5,000,000;

(vii) the Borrower and the Restricted Subsidiaries may make Restricted Payments in cash to Holdings, the Borrower or any Restricted Subsidiary:

(A) the proceeds of which shall be used by Holdings, the Borrower or any Restricted Subsidiary to pay its Tax liability to the relevant jurisdiction in respect of income of the Borrower and any of its Restricted Subsidiaries; provided that Restricted Payments made pursuant to this clause (a)(vii)(A) shall not exceed the Tax liability that Holdings and/or the relevant Restricted Subsidiaries (as applicable) would have incurred were such Taxes determined as if such entity(ies) were a stand-alone taxpayer or a stand-alone group;

(B) the proceeds of which shall be used by Holdings, the Borrower or any Restricted Subsidiary to pay (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business, and customary indemnification claims made by directors or officers of Holdings (or any parent thereof), in each case to the extent attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries, in an amount not to exceed $1,000,000 in any fiscal year (exclusive of all audit fees), (2) fees and expenses (x) due and payable by any of the Restricted Subsidiaries and (y) otherwise permitted to be paid by such Restricted Subsidiary under this Agreement and (3) amounts due and payable pursuant to Section 6.07(iv);

(C) the proceeds of which shall be used by Holdings to pay franchise Taxes and other fees, Taxes and expenses required to maintain its corporate existence;

(D) the proceeds of which shall be used by Holdings to make Restricted Payments permitted by Section 6.06(a)(iv) or Section 6.06(a)(v);

(E) the proceeds of which shall be used to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement;

(F) the proceeds of which shall be used to make payments permitted by clause (b)(iv) of this Section 6.06; and

(G) the proceeds of which are applied to the purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all the Equity Interests in a Person, provided that such purchase or other acquisition would have constituted a “Permitted Acquisition” permitted to be made pursuant to Section 6.04; provided, further, that (A) such Restricted Payment shall be made concurrently with the closing of such purchase or other acquisition, (B) the recipient of such Restricted Payment shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or one of its Restricted Subsidiaries (other than an Excluded Subsidiary) or (2) the merger (to the extent permitted in Section 6.03) of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries (other than an Excluded Subsidiary) in order to consummate such purchase or other acquisition, (C) Holdings or such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment from Holdings or any of its Restricted Subsidiaries in connection with such transaction, except to the extent Holdings or a Restricted Subsidiary could have given such consideration or made such payment in compliance with Section 6.07, (D) any property received by the Borrower shall not increase the Available Amount and (E) such Investment shall be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to Section 6.04(h);

(viii) in addition to the foregoing Restricted Payments and so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom and, except with respect to Restricted Payments made with the Available Amount Equity Component, Holdings would be in compliance with a Senior Secured Leverage Ratio not to exceed 2.50 to 1.00, on a Pro Forma Basis as of the end of the most recently ended LTM Period, Restricted Payments in an aggregate amount not to exceed the Available Amount at such time;

(ix) so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom, other Restricted Payments in an aggregate amount, together with all other Restricted Payments made pursuant to this Section 6.06(a)(ix) and payments on account of Junior Financings made pursuant to Section 6.06(b)(v), not to exceed $5,000,000 (together with the aggregate amount of loans and advances to Holdings made pursuant to Section 6.04(k) in lieu of Restricted Payments permitted by this clause (a)(ix));

(x) Holdings and the Borrower may make Restricted Payments to the extent of the Net Proceeds received by Holdings (and in the case of Restricted Payments by the Borrower, to the extent contributed to the Borrower as cash common equity) from any issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings not otherwise included in the Available Amount, so long as such Restricted Payment is made within 90 days of the receipt of such Net Proceeds and, with respect to any such Restricted Payments, no Event of Default shall have occurred and be continuing or would immediately result therefrom;

(xi) to the extent constituting Restricted Payments, Holdings and its Restricted Subsidiaries may enter into transactions expressly permitted by Sections 6.03 and 6.04;

(xii) the Borrower or any of its Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any non-cash conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(xiii) Restricted Payments in order to effectuate payments that at such time are permitted to be made pursuant to Section 6.07(iii), (iv), (vi), (viii) and, so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom,

(xiv) the payment of dividends and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 6.06;

(xv) any Person may make Restricted Payments to minority shareholders of any Restricted Subsidiary that is acquired pursuant to a Permitted Acquisition or similar Investment permitted by Section 6.04 pursuant to appraisal or dissenters’ rights with respect to shares of such Subsidiary held by such shareholders; and

(xvi) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(b) Neither Holdings nor the Borrower will, nor will they permit any other Restricted Subsidiary to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payment of regularly scheduled or required interest and principal payments as, in the form of payment and when due in respect of any Indebtedness to the extent such payments in respect of any Junior Financing are permitted by the subordination provisions thereof;

(ii) refinancings, refundings, renewals, modifications or exchanges of Indebtedness to the extent permitted by Section 6.01;

(iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies;

(iv) so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom and, except with respect to prepayments, redemptions, purchases, defeasances and other payments made with the Available Amount Equity Component, Holdings would be in compliance with a Senior Secured Leverage Ratio not to exceed 2.50 to 1.00, on a Pro Forma Basis as of the end of the most recently ended LTM Period, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the Available Amount at such time;

(v) so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, together with all other such prepayments, redemptions, purchases, defeasances and other payments made pursuant to this Section 6.06(b)(v) and Restricted Payments made pursuant to Section 6.06(a)(ix), not to exceed $5,000,000;

(vi) the Management Earnout, so long as immediately after giving effect thereto, (x) the Borrower shall be in Pro Forma Compliance with the financial covenant set forth in Section 6.10(a) and (y) the Borrower shall have Liquidity of at least $5,000,000; and

(vii) earnouts (other than the Management Earnout), so long as (a) no Event of Default under Sections 7.01(a), (b), (h) or (i) has occurred and is continuing and (b) immediately after giving effect thereto, (x) the Borrower shall be in Pro Forma Compliance with the financial covenant set forth in Section 6.10(a) and (y) the Borrower shall have Liquidity of at least $5,000,000.

SECTION 6.07 Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions with Holdings, the Borrower or any Restricted Subsidiary (or an entity that becomes a Restricted Subsidiary as a result of the transaction), (ii) on terms substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) the payment of fees and expenses related to the Transactions, (iv) the reimbursement of the Sponsor’s expenses and indemnification payments in favor of the Sponsor, (v) issuances of Equity Interests of Holdings to the extent otherwise permitted by this Agreement, (vi) employment agreements and severance arrangements and health, disability and similar insurance or benefit plans between Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with present or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(m)), (vii) payments by the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, to the extent payments are permitted by Section 6.06, (viii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (x) Restricted Payments permitted under Section 6.06, (xi) so long as no Default or Event of Default has occurred and is continuing, customary payments by Holdings, the Borrower and any Restricted Subsidiaries to the Sponsors (or any Affiliates or management companies of the Sponsor) not to exceed $500,000 in the aggregate in any fiscal year made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings in good faith, (xii) Investments in the Borrower’s Subsidiaries and joint ventures (to the extent any such Subsidiary is an Excluded Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings and its Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 6.04, (xiii) transactions between the Borrower or any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Borrower or Holdings, provided, that such director abstains from voting as a director of the Borrower or Holdings, as the case may be, on any matter involving such other Person; (xiv) any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity

Interests or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower; (xv) loans or advances to officers, directors, employees or consultants of the Borrower or any of the Restricted Subsidiaries to the extent permitted by Section 6.04; (xvi) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions; (xvii) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary, as applicable, as would be obtainable at such time in a comparable arm’s-length transaction with a Person that is not an Affiliate; and (xviii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Restricted Subsidiaries.

SECTION 6.08 Restrictive Agreements. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any other Subsidiary Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or (b) the ability of any Restricted Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Restricted Subsidiary or to Guarantee Indebtedness of any Restricted Subsidiary; provided that the foregoing clauses (a) and (b) shall not apply to any such restrictions that (i)(x) exist on the date hereof and (to the extent not otherwise permitted by this Section 6.08) are listed on Schedule 6.08 and (y) any renewal or extension of a restriction permitted by clause (i)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, taken as a whole, in any material respect, (ii)(x) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary and (y) any renewal or extension of a restriction permitted by clause (ii)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, taken as a whole, in any material respect, (iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 6.01; provided that such restrictions will not materially affect the Borrower’s ability to pay the Loan Documentation Obligations as they become due, (iv) are customary restrictions that arise in connection with any Disposition permitted by Section 6.05 applicable pending such Disposition solely to the assets subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but solely to the extent any negative pledge relates to the property financed by or securing such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing), (vii) are imposed by Requirements of Law, (viii) are customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, the Borrower or any Restricted Subsidiary, (xi) are customary provisions restricting assignment of any license, lease or other agreement entered into in the ordinary course of business and otherwise permitted hereunder, (xii) are restrictions on cash (or Permitted Investments) or deposits imposed by customers under contracts entered into in the ordinary course of business (or otherwise constituting Permitted Encumbrances on such cash or Permitted Investments or deposits) or (xiii) are customary net worth provisions contained in real property leases or licenses of intellectual property entered into by the Borrower or any Restricted Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Loan Parties and their subsidiaries to meet their ongoing obligations.

SECTION 6.09 Amendment of Junior Financing and Organizational Documents. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, amend, modify, waive, terminate or release (a) the documentation governing any Junior Financing in violation of any subordination or intercreditor agreement applicable thereto or (b) any Organizational Document, if the effect of such amendment, modification, waiver, termination or release is materially adverse to the Lenders.

SECTION 6.10 Total Leverage Ratio; Fixed Charge Coverage Ratio.

(a) Holdings will not permit the Total Leverage Ratio as of the last day of any Test Period set forth below to be greater than the ratio set forth opposite such Test Period:

Test Period	Maximum Total Leverage Ratio
September 30, 2014	4.25:1.00
December 31, 2014	4.00:1.00
March 31, 2015	3.75:1.00
June 30, 2015	3.50:1.00
September 30, 2015	3.25:1.00
December 31, 2015	3.25:1.00
March 31, 2016	3.25:1.00
June 30, 2016	3.25:1.00
September 30, 2016	3.25:1.00
December 31, 2016	2.75:1.00
March 31, 2017	2.75:1.00
June 30, 2017	2.75:1.00
September 30, 2017	2.75:1.00
December 31, 2017	2.50:1.00
March 31, 2018	2.50:1.00
June 30, 2018	2.50:1.00
September 30, 2018	2.50:1.00
December 31, 2018	2.00:1.00
March 31, 2019	2.00:1.00
June 30, 2019 and thereafter	2.00:1.00

(b) Holdings will not permit the Fixed Charge Coverage Ratio as of the last day of any Test Period to be less than 1.10:1.00.

SECTION 6.11 Changes in Fiscal Periods. Neither Holdings nor the Borrower will make any change in fiscal year; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and the other Loan Documents that are necessary to reflect such change in fiscal year.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings or any of its Restricted Subsidiaries in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Holdings or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.04 (with respect to the existence of Holdings or the Borrower) or 5.10 or in Article VI or in the Fee Letter; provided that any Event of Default under Section 6.10 is subject to cure as provided in Section 7.02;

(e) Holdings or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after receipt of written notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f) Holdings or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event) or (iii) any Indebtedness that becomes due as a results of a Refinancing thereof permitted under Section 6.01;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, any the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any other Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more final judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by indemnity or insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against Holdings or any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of Holdings and its Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k) an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of a Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under or consented to under the Loan Documents, (ii) solely as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements, (iii) as to Collateral consisting of Material Real Property to the extent that such losses are covered by a lender’s title insurance policy or (iv) solely as a result of acts or omissions of the Administrative Agent or any Lender;

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) any of the Guarantees of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(o) any of the Loan Document Obligations for any reason shall cease to be “Senior Indebtedness” (or any comparable term) under, and as defined in, any documentation relating to any subordinated Junior Financing, or the subordination provisions set forth in any documentation relating to Junior Financing shall cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, or in each case any Loan Party shall assert any of the foregoing; or

(p) a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise any and all rights and remedies available to it under the Loan Documents and applicable law. Notwithstanding anything herein to the contrary, the enforcement of any remedies pursuant to this Section 7.01 shall be subject to Section 4.02 of the Collateral Agreement.

SECTION 7.02 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings and the Restricted Subsidiaries fail to comply with the requirements of Section 6.10 as of the last day of any fiscal quarter of Holdings, at any time after the beginning of such fiscal quarter until the expiration of the 10th Business Day subsequent to the date on which a Compliance Certificate with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) is required to be delivered in accordance with Section 5.01(d), Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests (which Holdings shall contribute to the Borrower as cash common equity) (collectively, the “Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right the financial performance covenants set forth in Section 6.10 shall be recalculated giving effect to the following pro forma adjustment:

(i) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the financial performance covenants set forth in Section 6.10 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of Holdings and its Restricted Subsidiaries, in each case, with respect to such fiscal quarter and the fiscal quarter immediately following such fiscal quarter only), Holdings and its Restricted Subsidiaries shall then be in compliance with the requirements of the financial performance covenants set forth in Section 6.10, Holdings and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of the financial performance covenants set forth in Section 6.10 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial performance covenants set forth in Section 6.10 that had occurred shall be deemed cured for the purposes of this Agreement;

provided that the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right within five (5) Business Days of the issuance of the relevant Qualified Equity Interests for cash or the receipt of the cash contributions by Holdings.

(b) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times and (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the financial performance covenants set forth in Section 6.10 and any amounts in excess thereof shall not be deemed to be a Cure Amount. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining the Applicable Rate, any available basket under Article VI of this Agreement, any cash netting from indebtedness for financial ratio-based calculations (with respect to such fiscal quarter) or any other financial-ratio based conditions other than compliance with the financial performance covenants set forth in Section 6.10 and there shall be no pro forma reduction in indebtedness with the proceeds of any Cure Amount for purposes of determining compliance with the financial performance covenants set forth in Section 6.10. For the avoidance of doubt, no Lender shall be required to make any extension of credit and no Issuing Bank shall be required to Issue any Letters of Credit during the ten Business Day period referred to in clause (a) above unless the Borrower has received the proceeds of such Cure Amount.

SECTION 7.03 Application of Funds. After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth herein), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in accordance with Section 4.02 of the Collateral Agreement.

ARTICLE VIII

Administrative Agent

SECTION 8.01 Appointment.

(a) Each Lender and the Issuing Bank hereby designates and appoints the Administrative Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender and each Issuing Bank authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Holdings or any of its Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Lender appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Requirement of Law a security interest can be perfected by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly following the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 8.02 Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Holdings, its Subsidiaries or any Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuing Bank.

SECTION 8.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfactory, or that is contrary to any Loan Document or applicable Requirements of Law including, for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to Holdings, its Subsidiaries or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof describing such default is given to such Agent by Borrower, a Lender, or the Issuing Bank, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

SECTION 8.04 Reliance by Administrative Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless each Agent shall have received written notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

SECTION 8.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

SECTION 8.06 Resignation of Administrative Agent. Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders, the Issuing Bank and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII, Section 9.03 and Sections 9.08 to 9.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

SECTION 8.08 Name Agents. The parties hereto acknowledge that the Lead Arrangers, the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender or the Issuing Bank hereunder.

SECTION 8.09 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Parties (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 8.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and LC Disbursements shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and LC Disbursements) be imposed on, incurred by or asserted against such Agent or Related Party in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Party under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 8.09 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.10 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 8.11 Lenders’ Representations, Warranties and Acknowledgements.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Borrowings hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender and Issuing Bank acknowledges that no Agent or Related Party of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders or Issuing Bank, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender or Issuing Bank with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Parties.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Effective Date.

SECTION 8.12 Collateral Documents and Guarantee Agreement.

(a) Agents under Collateral Documents and Guarantee Agreement. Each Secured Party hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantee Agreement, the Collateral and the Loan Documents; provided that the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Obligations with respect to any Secured Swap Obligations or Secured Cash Management Obligations. Subject to Section 9.02, without further written consent or authorization from any Secured Party, the Administrative Agent may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have otherwise consented or (ii) release any Guarantor from the Guarantee under the Guarantee Agreement pursuant to Section 9.15 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee under the Guarantee Agreement, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

(c) Release of Collateral and Guarantees, Termination of Loan Documents.

(i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Swap Agreement) take such actions as shall be required to release its security interest in any Collateral subject to any disposition permitted by the Loan Documents, and to release any guarantee obligations under any Loan Document of any person subject to such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents.

(ii) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Secured Obligations (other than obligations in respect of any Swap Agreement) have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Swap Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Secured Obligations in respect of Swap Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Secured Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.13 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit outstanding and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

SECTION 8.14 Removal of Administrative Agent. With the prior written consent of the Required Lenders and the Borrower, the Administrative Agent may be removed (the “Replaced Agent”) and replaced with another administrative agent in accordance with Section 8.06 hereunder (the “New Agent”); provided that (i) the removal of the Replaced Agent shall become effective no earlier than the tenth day following the date that the Replaced Agent receives written notice of the election of the Required Lenders and the Borrower to replace it with the New Agent, (ii) the Borrower and the Required Lenders shall have appointed a New Agent and such New Agent shall become Administrative Agent hereunder no later than the date of removal of the Replaced Agent, (iii) the Replaced Agent (in its capacity as Administrative Agent, Swingline Lender, Issuing Bank and Lender) (and any applicable affiliate of the Replaced Agent that is a Lender hereunder) shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Sections 2.16 and 2.24) and (iv) the Replaced Agent shall also be removed as Issuing Bank and Swingline Lender concurrently with the Replaced Agent’s removal, and all Letters of Credit shall have been cash collateralized or backstopped pursuant to an arrangement reasonably acceptable to the Issuing Bank. Notwithstanding any other provision herein to the contrary, the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The provisions of this Article VIII, Section 9.03 and Sections 9.08 and 9.10 shall continue in effect for the benefit of such Replaced Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by an of them while it was acting as Agent.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to Holdings, the Borrower, the Administrative Agent, or Jefferies Finance LLC, in its capacity as Issuing Bank or Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender or Issuing Bank, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender, each Swingline Lender and each Issuing Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuing Bank, the Swingline Lender, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to any Revolving Commitment Increase or Incremental Term Facility Amendment or Section 2.21 with respect to any Refinancing Amendment, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders or the relevant Loan Parties and the Required Lenders, provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that (x) any change to the definition of Senior Secured Leverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees, except to the extent such change affects the definition of “Applicable Rate” and (y) any waiver of any condition precedent set forth in Article IV or the waiver of any Default, or mandatory prepayment shall not constitute a reduction in principal, LC Disbursement, interest, fees or prepayment premiums)), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(c) or to waive or otherwise modify the MFN Protection;

(iii) postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable Refinancing Amendment, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood the waiving of the applicability of post-default increases in interest rates and any waiver of any Default, mandatory prepayment or condition precedent set forth in Article IV shall not constitute a postponement of any date for payment of any principal, LC Disbursement or interest, fees or prepayment premiums payable hereunder);

(iv) (A) change Sections 2.10(c) or 2.18(b) or (c) hereof in a manner that would alter the pro rata sharing of payments required thereby, (B) change Section 2.11(g) or Section 7.03 hereof in a manner that would alter the manner in which payments or prepayments of principal, interest or other amounts shall be applied as among the Lenders or Classes or Types of Loans or (C) change Section 4.02 of the Collateral Agreement without the written consent of each Lender directly and adversely affected thereby;

(v) change any of the provisions of this Section or Section 9.04(f) without the written consent of each Lender directly and adversely affected thereby;

(vi) change the percentage set forth in the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Term Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vii) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided for in the Guarantee Agreement) without the written consent of each Lender (except as expressly provided in the Security Documents); or

(viii) release all or substantially all the Collateral from the Liens of the Security Documents (except as expressly provided for in the Security Documents) or subordinate a substantial portion of such Liens to other Liens except as expressly permitted under this Agreement, in each case, without the written consent of each Lender.

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Bank without the prior written consent of the Administrative Agent, such Swingline Lender or such Issuing Bank, as the case may be and (B) the exercise of rights and remedies in respect of the Collateral shall be subject to the provisions of Section 4.02 of the Collateral Agreement.

Notwithstanding anything to the contrary contained in this Section 9.02 or otherwise in this Agreement or any other Loan Document, (i) this Agreement and any other Loan Document may be amended, supplemented or otherwise modified as is reasonably necessary to effect the provisions of Sections 2.20 and 2.21 with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender or Issuing Bank, (ii) this Agreement and any other Loan Document may be amended, supplemented or otherwise modified, or any provision thereof waived as is reasonably necessary, with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender or Issuing Bank, if such amendment, supplement, modification or waiver is delivered in order to (A) cure ambiguities, omissions, mistakes or defects, (B) cause any Security Document to be consistent with this Agreement and the other Loan Documents or (C) effect any change to the terms herein during the primary syndication of the Facilities following the Closing Date that, in the reasonable determination of the Administrative Agent, are not adverse to the Lenders, (iii) without the consent of any Lender or Issuing Bank, the Borrower and the Administrative Agent or any other collateral agent may enter into any amendment, supplement, waiver or modification of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest of the Secured Parties in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interests for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document and (iv) the Fee Letter may be amended or modified, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. The Administrative Agent shall make available to the Lenders copies of each amendment or other modification to the Loan Documents.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender (unless prohibited under applicable law) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (or in respect of any applicable Class of Loans or Commitments only, in the case of any proposed amendment, modification, waiver or termination requiring the consent of all directly and adversely affected Lenders) to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Issuing Bank and Swingline Lender to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Sections 2.16 and 2.24) (or all such amounts in respect of any applicable Class of Loans or Commitments only, in the case of any proposed amendment, modification, waiver or termination requiring the consent of all directly and adversely affected Lenders) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders or Required Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, if the Effective Date occurs, (i) all reasonable and documented or invoiced out of pocket costs and expenses incurred by the Administrative Agent and its Affiliates (without duplication), the Lead Arrangers, the Swingline Lender and each Issuing Bank including the reasonable fees, charges and disbursements of one counsel to the Administrative Agent, the Lead Arrangers, the Swingline Lender and each Issuing Bank and to the extent reasonably deemed necessary by the Administrative Agent, one local counsel in each relevant jurisdiction and, in the case of any conflict of interest (as reasonably determined by the Administrative Agent, Issuing Bank, Swingline Lender or Lead Arrangers subject to such conflict), one additional counsel in each relevant jurisdiction to each group of affected persons similarly situated taken as a whole), in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable and documented or invoiced out of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers, each Issuing Bank, the Swingline Lender and each Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Issuing Banks, the Lenders, the Swingline Lender and the Lead Arrangers in connection with the enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that such counsel shall be limited to one lead counsel and such local counsel (exclusive of any reasonably necessary special counsel) as may reasonably be deemed necessary by the Administrative Agent in each relevant jurisdiction and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank, the Swingline Lender, each Lender, the Lead Arrangers, the Syndication Agent, the Documentation Agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of any one counsel for all Indemnitees, taken as a whole, selected by the Administrative Agent (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnitee), and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee by any third party or by the Borrower, Holdings or any Subsidiary arising out of any claims, actions, suits, inquiries, litigation, investigation or proceeding in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, Holdings or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (x) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) arise from disputes between or among Indemnitees that do not involve an act or omission by Holdings, the Borrower or any Subsidiary (provided that the Administrative Agent and the Lead Arrangers shall be indemnified in their capacities as such notwithstanding this clause (z)). For the avoidance of doubt, this paragraph (b) shall not apply with respect to Taxes that are imposed with respect to any payments of any obligation of any Loan Party under any Loan Document, which shall be governed solely by Section 2.17, or with respect to Other Taxes, which are the subject of, and which shall be governed by, Section 2.17.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender (or, in the case of a payment to an Issuing Bank or the Swingline Lender, each Revolving Lender) severally agrees to pay to the Administrative Agent or such Issuing Bank or Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank or Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and Incremental Term Loans and unused Commitments at such time (or, in the case of a payment to an Issuing Bank or Swingline Lender, its share of the aggregate Revolving Exposures only). The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee (i) for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. In addition, no Loan Party shall be liable to an Indemnitee for any indirect, special, consequential or punitive damages except any such damages incurred or paid by an Indemnitee to a third party.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent (except with respect to assignments to competitors of the Borrower) not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) by a Term Lender (I) to any Lender or an Affiliate of

any Lender or to an Approved Fund or (II) if an Event of Default has occurred and is continuing, (y) by a Revolving Lender (I) to any other Revolving Lender or an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender or (II) if an Event of Default or a Default has occurred and is continuing, or (z) prior to the completion of the general syndication of the Facilities, provided that during such period assignments shall be made in consultation with the Borrower and (B) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank and Swingline Lender; provided that, for the avoidance of doubt, no consent of any Issuing Bank or Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to such assignment within five (5) Business Days after written notice to the Borrower requesting such consent, the Borrower shall be deemed to have consented to such assignment (provided that (i) no consent shall be deemed given with respect to any assignment to a Disqualified Institution and (ii) the Borrower’s rejection of any assignment to a Disqualified Institution shall be deemed to be reasonable and the Borrower’s consent shall be required at all times for an assignment to a Disqualified Institution).

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 in the case of assignments of Term Loans and (y) $1,000,000 in the case of assignments of Revolving Loans or Revolving Commitments (and, in each case, integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee; provided further that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent and the Borrower any Tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (E) unless the Borrower otherwise consents, no assignment of all or any portion of the Revolving Commitment of a Lender that is also an Issuing Bank or Swingline Lender may be made unless (1) the assignee shall be or become an Issuing Bank or Swingline Lender, as applicable, and assume a ratable portion of the rights and obligations of such assignor in its capacity as Issuing Bank or Swingline Lender, or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to make or issue Letters of Credit or Swingline Loans, as applicable, hereunder in which case the Applicable Fronting Exposure of such assignor may exceed such assignor’s

Revolving Commitment for purposes of Sections 2.04(a) and 2.05(b) by an amount not to exceed the difference between the assignor’s Revolving Commitment prior to such assignment and the assignor’s Revolving Commitment following such assignment; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section. Notwithstanding the foregoing, no assignee, which as of the date of any assignment to it pursuant to this Section 9.04 would be entitled to any payments under Sections 2.15 or 2.17 in an amount greater than the assigning Lender would have been entitled to as of such date with respect to the rights assigned, shall be entitled to such greater payments. The benefit of each Security Document shall be maintained in favor of the assignee (without prejudice to Section 8.07).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any Tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (v) and paragraph (iv) above.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)

(i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Banks, sell participations to one or more banks or other Persons other than a natural person, a Disqualified Institution, a Defaulting Lender, Holdings, the Borrower or any of Holding’s Subsidiaries (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations of such Sections, including such Participant’s compliance with Section 2.17(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) No Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to any Affiliated Lender nor may any Affiliated Lender constitute an Additional Term Lender hereunder, except subject to, and in accordance with, the following limitations:

(i) Such Affiliated Lender may not be Holdings, the Borrower or any of their respective Subsidiaries;

(ii) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings or conference calls attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(iii) no Default or Event of Default has occurred and is continuing;

(iv) for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), except for any amendment, waiver or modification that (x) requires the consent of each affected Lender or (y) requires the consent of each Lender and, in the case of this clause (y), disproportionately adversely affects such Affiliated Lender in any material respect as compared to other Lenders, Loans held by Affiliated Lenders will be excluded from the determination of whether the requisite consent has been obtained;

(v) for purposes of voting on any chapter 11 plan under the Bankruptcy Code (or similar plans under other Debtor Relief Laws), Affiliated Lenders will be deemed to have voted in the same proportion as Lenders that are not Affiliated Lenders voting on such matter;

(vi) Affiliated Lenders may not purchase Revolving Loans by assignment pursuant to this Section 9.04;

(vii) each Affiliated Lender that purchases any Loans pursuant to this clause (f) shall represent and warrant to the seller that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information);

(viii) no Affiliated Lender shall have any right to make or bring any claim, in its capacity as a Lender hereunder, against the Administrative Agent, the other Agent Parties, any other agent, any Lead Arranger or any other Lender with respect to the duties and obligations of such Persons under the Loan Documents;

(ix) the aggregate principal amount of any Class of Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders may not exceed 20% of the original principal amount of all Loans of such Class at such time outstanding; and

(x) the Affiliated Lenders shall at all times comprise less than 50% of the Lenders with respect to the Term Facility.

The provisions of the foregoing Section 9.04(f) shall not apply to any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (each such entity, a “Debt Fund Affiliate”); provided that the Loans and Commitments of Debt Fund Affiliates in excess of 49.9% of the aggregate Loans and Commitments shall be disregarded for the purposes of any amendment, modification or waiver of the Loan Documents requiring the consent of the Required Lenders.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII and the provisions of the Fee Letter shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Swingline Lender or an Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, each Issuing Bank, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations in whatever currency at any time owing by the Administrative Agent, such Lender, any such Issuing Bank, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by the Administrative Agent, such Lender, the Swingline Lender or Issuing Bank, irrespective of whether or not the Administrative Agent, such Lender or Issuing Bank shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of the Administrative Agent, such Lender, the Swingline Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of

Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The Administrative Agent, the applicable Lender, the Swingline Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of the Administrative Agent, each Lender, each Issuing Bank, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, such Issuing Bank, the Swingline Lender and their respective Affiliates may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.

(a) Each of the Administrative Agent, the Issuing Banks and the Lenders severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (other than to any Disqualified Institution) (i) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding; provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of Holdings, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any Loan Document or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (vi) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information or (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Holdings or the Borrower. For the purposes hereof, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower, any other Subsidiary or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary; it being understood that all information received from Holdings, the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND

CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act.

SECTION 9.14 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15 Release of Liens and Guarantees.

(a) A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party);

provided that no such release shall occur if such Loan Party continues to be a guarantor in respect of the any Credit Agreement Refinancing Indebtedness. Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of Holdings or any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such Guarantee shall be automatically released. Upon termination of the aggregate Commitments and payment in full of all Secured Obligations (other than (x) contingent indemnification obligations as to which no claim has been made and (y) Secured Cash Management Obligations and Secured Swap Obligations (each as defined in the Collateral Agreement) as to which arrangements reasonably satisfactory to the applicable Secured Party (as defined in the Collateral Agreement) have been made) and the expiration or termination of all Letters of Credit (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of this Agreement, or as a result of such Letters of Credit being backstopped or cash collateralized), all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(b) The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iii), (iv), (vii), (xi), (xii) or (xiii).

(c) Each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 9.15. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.15.

SECTION 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders, the Lead Arrangers, the Syndication Agent and the Documentation Agent are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Lead Arrangers, the Syndication Agent and the Documentation Agent, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders, the Lead Arrangers, Syndication Agent and the Documentation Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Lenders, the Lead Arrangers, the Syndication Agent or the Documentation Agent has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders, the Lead Arrangers, the Syndication Agent and the Documentation Agent and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, the Lenders, the Lead Arrangers, the Documentation Agent and the Syndication Agent has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders, the Lead Arrangers, the Syndication Agent or the Documentation Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent, any Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent, any Issuing Bank or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TA MIDCO 1, LLC, as Borrower

By:
	Name:	William Christ
	Title:	President

TA HOLDINGS 1, INC., as Holdings

By:
	Name:	William Christ
	Title:	President

[Signature Page to Credit Agreement]

JEFFERIES FINANCE LLC, as Administrative Agent

By:
	Name:	Brian Buoye
	Title:	Managing Director

[Signature Page to Credit Agreement]

JEFFERIES FINANCE LLC, as a Lender, Swingline Lender and Issuing Bank

By:
	Name:	Brian Buoye
	Title:	Managing Director

[Signature Page to Credit Agreement]

BNP Paribas,

By:
	Name:	Uzo Arinzeh
	Title:	Director

By:
	Name:	Albert Arencibia
	Title:	Vice President

[Signature Page to Credit Agreement]

COMPASS BANK,

By:
	Name:	Kenneth E. Moore, Jr.
	Title:	Managing Director

[Signature Page to Credit Agreement]

SUNS SPV LLC

By:

Name: Phil Guerin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Schedule 2.01

Commitments

	Revolving Commitment	Term Commitment
Jefferies Finance LLC	4,750,000.00	92,750,000.00
BNP Paribas	1,250,000.00	23,750,000.00
Compass Bank	1,500,000.00	28,500,000.00
SUNS SPV LLC	0.00	5,000,000.00

TOTAL	7,500,00.00	150,000,000.00

Schedule 3.03

Governmental Approvals

None.

Schedule 3.05

Owned Real Property

None.

Schedule 3.12

Subsidiaries; Equity Interests

Issuer	Holder	Class of Equity Interests	Cert No.	No. of Shares or Interests	Percent Owned	Percent Pledged
TA Midco 1, LLC*	TA Holdings 1, Inc.	LLC	N/A	N/A	100%	100%

*	To be renamed SkinnyPop Popcorn LLC immediately after the Acquisition.

Schedule 5.15

Certain Post-Closing Obligations

DATE	ACTIONS AND OTHER REQUIREMENTS
1. If not completed by the Effective Date, then by five (5) business days after the Effective Date (as such date may be extended by the Administrative Agent in its sole discretion)	The Borrower shall terminate, or shall cause to be terminated, the UCC-1 Financing Statement #17928481 in favor of JPMorgan Chase Bank, N.A.

2. If not completed by the Effective Date, then by ninety (90) days after the Effective Date (as such date may be extended by the Administrative Agent in its sole discretion)	The Borrower shall use commercially reasonable efforts to enter into Deposit Account Control Agreements with the Administrative Agent and the relevant depository bank in respect of the following Deposit Accounts:
	OWNER	BANK	ACCOUNT NUMBERS
	SkinnyPop Popcorn LLC	JP Morgan Chase Bank, NA	902116243
	SkinnyPop Popcorn LLC	JP Morgan Chase Bank, NA	2903379080
	SkinnyPop Popcorn LLC	JP Morgan Chase Bank, NA	109115660

3. If not completed by the Effective Date, then by ninety (90) days after the Effective Date (as such date may be extended by the Administrative Agent in its sole discretion)

The Borrower shall use its commercially reasonable efforts to obtain, with respect to the headquarters location of the Borrower set forth below, a landlord access agreement in form and substance satisfactory to the Administrative Agent:

•       8135 Monticello Ave., Skokie, IL 60076

Schedule 6.01

Existing Indebtedness

None.

Schedule 6.02

Existing Liens

None.

Schedule 6.04(e)

Existing Investments

None.

Schedule 6.07

Existing Affiliate Transactions

SkinnyPop Popcorn Lease, dated September 1, 2012, by and between the Company and Monticello Partners LLC, pursuant to which the Company leases the property located at 8135 Monticello Ave., Skokie, IL 60076.

Schedule 6.08

Existing Restrictions

None.

Schedule 9.01

Notices

If to Holdings, the Borrower or any Loan Party:

SkinnyPop Popcorn LLC

8135 Monticello Ave.

Skokie, Il 60076

Attn: Andrew S. Friedman

Tel: 847-982-9800

Fax: 312-277-2399

with copies to:

TA Associates Management, L.P.

John Hancock Tower, 56th Floor

200 Clarendon Street

Boston, MA 02116

Attn:	Bill Christ, Tony Marsh
Tel:	617-574-6700
Fax:	617-574-6728

with copies to:

Goodwin Procter LLP

Three Embarcadero Center

San Francisco, CA 94111

Attn:	Laura Rupenian
Tel:	415-733-6019
Fax:	415-677-9041

If to Administrative Agent or any other Secured Party:

Jefferies Finance LLC

520 Madison Avenue

New York, NY 10022

Attn: Account Manager – SkinnyPop

EXHIBIT A

Form of Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). It is understood and agreed that the rights and obligations of the Assignor and the Assignee hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable Requirements of Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[Assignor Name]

2.	Assignee:	[Assignee Name]
[and is an Affiliate/Approved Fund of [Lender Name]]

Assignees are Affiliated Lenders: (Y/N)

3.	Borrower:	[TA MIDCO 1, LLC][1] [SKINNYPOP POPCORN LLC][2]

[1]	To be used if assignment occurs prior to the Acquisition.
[2]	To be used if assignment occurs after the Acquisition.

4.	Administrative Agent:	JEFFERIES FINANCE LLC,
as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of July 17, 2014, as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, among [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the Acquisition)][3] [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)][4], the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC as Administrative Agent.

6. Assigned Interest:	Facility Assigned		Aggregate amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned
		[5]	$	$

			$	$

			$	$

7.	Effective Date:[6]	, 20

[3]	To be used if assignment occurs prior to the Acquisition.
[4]	To be used if assignment occurs after the Acquisition.
[5]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Term Commitment,” “Revolving Loan,” “Term Loan,” etc.).
[6]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][7] Accepted:

JEFFERIES FINANCE LLC, as
Administrative Agent

By:
Name:
Title:

[Consented to:][8]

By:
Name:
Title:

[7]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Borrower or any Issuing Bank is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Affiliates or any of the Subsidiaries or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Affiliates or any of the Subsidiaries or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is a Lender that is not a United States person, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vii) if it is an Affiliated Lender, it has indicated its status as such in the space provided on the first page of this Assignment and Assumption, and it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that have not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information); and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT B

Form of Guarantee Agreement

[See Attached]

B-1

MASTER GUARANTEE AGREEMENT

dated as of

July 17, 2014,

by and among

TA MIDCO 1, LLC,

(to be renamed SkinnyPop Popcorn LLC immediately following the Acquisition)

TA HOLDINGS 1, INC.,

as Holdings,

THE OTHER GUARANTORS

FROM TIME TO TIME PARTY HERETO

and

JEFFERIES FINANCE LLC,

as Administrative Agent

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

SECTION 1.01.	Credit Agreement	1
SECTION 1.02.	Other Defined Terms	1

ARTICLE II

THE GUARANTEES

SECTION 2.01.	Guarantee	4
SECTION 2.02.	Guarantee of Payment; Continuing Guarantee	4
SECTION 2.03.	No Limitations	4
SECTION 2.04.	Reinstatement	6
SECTION 2.05.	Agreement to Pay; Subrogation	6
SECTION 2.06.	Information	6
SECTION 2.07.	Payments Free of Taxes	7
SECTION 2.08.	Keepwell	7

ARTICLE III

INDEMNITY, SUBROGATION AND SUBORDINATION

SECTION 3.01.	Indemnity and Subrogation	7
SECTION 3.02.	Contribution and Subrogation	7
SECTION 3.03.	Subordination	8
SECTION 3.04.	General Limitation on Guarantee Obligations	8

ARTICLE IV

REPRESENTATIONS AND WARRANTIES; COVENANTS

ARTICLE V

MISCELLANEOUS

SECTION 5.01.	Notices	9
SECTION 5.02.	Waivers; Amendment	9
SECTION 5.03.	Administrative Agent’s Fees and Expenses; Indemnification	10
SECTION 5.04.	Successors and Assigns	11
SECTION 5.05.	Survival of Agreement	11
SECTION 5.06.	Counterparts; Effectiveness; Several Agreement	12
SECTION 5.07.	Severability	12

-i-

-ii-

MASTER GUARANTEE AGREEMENT dated as of July 17, 2014 (this “Agreement”), by and among TA MIDCO 1, LLC, a Delaware limited liability company (to be renamed SkinnyPoP Popcorn LLC immediately following the Acquisition) (the “Borrower”), TA HOLDINGS 1, INC., a Delaware corporation (“Holdings”), the SUBSIDIARY GUARANTORS from time to time party hereto and JEFFERIES FINANCE LLC, as Administrative Agent, on behalf of itself and the other Guaranteed Parties.

Reference is made to the Credit Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings, the Borrower, the Lenders and Issuing Banks party thereto, Jefferies Finance LLC, as an Issuing Bank, the Swingline Lender and as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Holdings and the Subsidiary Guarantors are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement (including in the introductory paragraph hereto) and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Sections 1.03 and 1.05 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Claiming Party” has the meaning assigned to such term in Section 3.02.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contributing Party” has the meaning assigned to such term in Section 3.02.

“Credit Agreement” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 2.08) at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Guaranteed Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower and any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, credit card, purchasing card and cash management services or any automated clearing house transfers of funds provided to Holdings, the Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) owed to a Person that is a Lender or an Affiliate of a Lender as of the date such Guaranteed Cash Management Obligations were entered into; provided, that such obligations are represented by an agreement that designates such obligations as Secured Cash Management Obligations as defined in and under the Credit Agreement.

“Guaranteed Obligations” means (a) the Loan Document Obligations, (b) the Guaranteed Cash Management Obligations and (c) the Guaranteed Swap Obligations (other than Excluded Swap Obligations).

“Guaranteed Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent, (d) the Lead Arranger and the Syndication Agent, (e) each Lender or its Affiliates to whom any Guaranteed Cash Management Obligations are owed, (f) each counterparty to any Swap Agreement (other than the Borrower or any of its Affiliates) the obligations under which constitute Guaranteed Swap Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the permitted successors and assigns of each of the foregoing.

“Guaranteed Swap Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower and the Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) is with a counterparty that was a Lender or an

Affiliate of a Lender as of the date such Guaranteed Swap Obligations were entered into; provided, that such Swap Agreement designates the obligations owed thereunder as Secured Swap Obligations as defined in and under the Credit Agreement.

“Guarantors” means Holdings and the Subsidiary Guarantors and, with respect to Guaranteed Cash Management Obligations and Guaranteed Swap Obligations, the Borrower.

“Holdings” has the meaning assigned to such term in the preamble.

“Loan Document Obligations” has the meaning assigned to such term in the Credit Agreement.

“Payment in Full of the Guaranteed Obligations” shall have occurred when (i) all Guaranteed Obligations (including all LC Disbursements, if any (other than in respect of any Terminated Letter of Credit Obligation), but excluding (x) contingent obligations for indemnification, expense reimbursement, Tax gross-up or yield protection as to which no claim has been made and (y) Secured Cash Management Obligations (as defined in the Credit Agreement) and Secured Swap Obligations (as defined in the Credit Agreement) as to which arrangements reasonably satisfactory to the applicable Secured Party (as defined in the Credit Agreement) have been made), have been paid in full in cash, (ii) all Commitments have terminated or expired and (iii) the LC Exposure has been reduced to zero (including in connection with any Terminated Letter of Credit Obligation) and the Issuing Banks have no further obligation to issue or amend Letters of Credit under the Credit Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Subsidiary Guarantors” means each direct and indirect wholly-owned domestic Subsidiary that becomes a party to this Agreement as a Subsidiary Guarantor after the Effective Date pursuant to Section 5.13; provided that if any such Subsidiary is released from its obligations as a Subsidiary Guarantor hereunder as provided in Section 5.12(b), such Subsidiary shall cease to be a Subsidiary Guarantor hereunder effective upon such release.

“Supplement” means an instrument substantially in the form of Exhibit A hereto, or any other form approved by the Administrative Agent.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Terminated Letter of Credit Obligation” has the meaning assigned to such term in Section 5.03(d).

ARTICLE II

The Guarantees

SECTION 2.01. Guarantee. Each Guarantor irrevocably and unconditionally guarantees to each of the Guaranteed Parties, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, by way of an independent payment obligation, the due and punctual payment and performance of the Guaranteed Obligations. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal, or amendment or modification, of any of the Guaranteed Obligations. To the maximum extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Guaranteed Party to any security held for the payment of any of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Guaranteed Party in favor of the Borrower, any other Loan Party or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all of its Guaranteed Obligations, whether currently existing or hereafter incurred.

SECTION 2.03. No Limitations. (a) Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 5.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations or otherwise (other than Payment in Full of the Guaranteed Obligations). Without limiting the generality of the foregoing, except for the termination or release of its obligations hereunder as expressly provided in Section 5.12, to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (and each Guarantor hereby waives, to the fullest extent permitted by applicable law, any defense based on or arising out of):

(i) the failure of any Guaranteed Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any rescission, waiver, amendment, restatement or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii) the release of, or any impairment of or failure to perfect any Lien on, any security held by any Guaranteed Party for any of the Guaranteed Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Obligations;

(v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations);

(vi) any illegality, lack of validity or lack of enforceability of any of the Guaranteed Obligations;

(vii) any change in the corporate existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Loan Party or its assets or any resulting release or discharge of any of the Guaranteed Obligations;

(viii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Borrower, the Administrative Agent, any other Guaranteed Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction;

(ix) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Effective Date;

(x) the fact that any Person that, pursuant to the Loan Documents, was required to become a party hereto may not have executed or is not effectually bound by this Agreement, whether or not this fact is known to the Guaranteed Parties;

(xi) any action permitted or authorized hereunder; or

(xii) any other circumstance (including any statute of limitations), or any existence of or reliance on any representation by the Administrative Agent, any Guaranteed Party or any other Person, that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower, any Guarantor or any other guarantor or surety (other than the Payment in Full of the Guaranteed Obligations).

Each Guarantor expressly authorizes the Guaranteed Parties to take and hold security in accordance with the terms of the Loan Documents for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the Payment in Full of the Guaranteed Obligations. The Administrative Agent and the other Guaranteed Parties may, at their election and in accordance with the terms of the Loan Documents, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Payment in Full of the Guaranteed Obligations shall have occurred. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each Guarantor agrees that, unless released pursuant to Section 5.12(b), its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Guaranteed Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement to Pay; Subrogation. In furtherance of the foregoing provisions of this Article II and not in limitation of any other right that the Administrative Agent or any other Guaranteed Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Guaranteed Parties in cash the amount of such due and unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Guaranteed Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Payments Free of Taxes. Any and all payments by or on account of any obligation of any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes on the same terms and to the same extent that payments by the Borrower are required to be so made pursuant to the terms of Section 2.17 of the Credit Agreement.

SECTION 2.08. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each other Loan Party as may be needed by such other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Article II for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Article II, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a Payment in Full of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 2.08 constitute, and this Section 2.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III

Indemnity, Subrogation and Subordination

SECTION 3.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3.03) in respect of any payment hereunder, the Borrower agrees that (a) in the event a payment in respect of any obligation of the Borrower shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to any Security Document to satisfy in whole or in part any Guaranteed Obligations owed to any Guaranteed Party, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 3.02. Contribution and Subrogation. Each Guarantor (a “Contributing Party”) agrees (subject to Sections 3.03 and 3.04) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Guaranteed Obligations or assets of any other Guarantor (other than the Borrower) shall be sold pursuant to any Security Document to satisfy any Guaranteed Obligation owed to any Guaranteed Party and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified as provided in Section 3.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 5.13, the date of the Supplement executed and delivered by such Guarantor) and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 5.13, such other date). Subject to the terms of Section 3.03(b), each Guarantor hereby agrees that to the extent a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Party under Section 3.01 to the extent of such payment.

SECTION 3.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 3.01 and 3.02 and all other rights of the Guarantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the Payment in Full of the Guaranteed Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b) Each Guarantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of the Credit Agreement), all Indebtedness and other monetary obligations owed by it to any other Guarantor or any other Subsidiary shall be fully subordinated to the Payment in Full of the Guaranteed Obligations.

SECTION 3.04. General Limitation on Guarantee Obligations. Each Guarantor, and by its acceptance of this Agreement, the Administrative Agent and each other Guaranteed Party, hereby confirms that it is the intention of all such Persons that this Agreement and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Agreement and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, on behalf of itself and the other Guaranteed Parties, and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Agreement at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Agreement not constituting a fraudulent transfer or conveyance. Each Guarantor further agrees to contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Guaranteed Parties under or in respect of the Loan Documents.

ARTICLE IV

Representations and Warranties; Covenants

Each Subsidiary Guarantor represents and warrants to the Administrative Agent and the other Guaranteed Parties that (a) the execution, delivery and performance by such Subsidiary Guarantor of this Agreement have been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Subsidiary Guarantor’s Equity Interests, and that this Agreement has been duly executed and delivered by such Subsidiary Guarantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing, and (b) all representations and warranties set forth in the Credit Agreement as to such Subsidiary Guarantor are true and correct in all material respects as of each date such representations and warranties are required to be true and correct pursuant to the Credit Agreement; provided that, to the extent such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct in all respects. Each Subsidiary Guarantor covenants and agrees that until the Payment in Full of the Guaranteed Obligations shall have occurred, such Subsidiary Guarantor will perform and observe, and will cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Borrower has agreed to cause such Subsidiary Guarantor or such Subsidiaries to perform or observe.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement.

SECTION 5.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement; provided that the Administrative Agent may, without the consent of any Guaranteed Party, consent to a departure by any Guarantor from any covenant of such Guarantor set forth herein to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement or in Section 9.02 of the Credit Agreement.

SECTION 5.03. Administrative Agent’s Fees and Expenses; Indemnification. (a) Each Guarantor, jointly with the other Guarantors and severally, agrees to reimburse the Administrative Agent for its fees and expenses incurred hereunder as provided in Section 9.03(a) of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Guarantor.”

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor, jointly with the other Guarantors and severally, agrees to indemnify the Administrative Agent and the other Indemnitees against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of any one counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Holdings or any of its Subsidiaries arising out of any claims, actions, suits, inquiries, litigation, investigation or proceeding in connection with, or as a result of, the execution, delivery or performance of this Agreement, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings or any of its Subsidiaries and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (x) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) arise from disputes between or among Indemnitees that do not involve an act or omission by Holdings or any of its Subsidiaries (provided that the Administrative Agent and the Lead Arranger shall be indemnified in their capacities as such notwithstanding this clause (z)). For the avoidance of doubt, this paragraph (b) shall not apply with respect to Taxes that are imposed with respect to any payments of any obligation of any Loan Party under any Loan Document, which shall be governed solely by Section 2.17 of the Credit Agreement, or with respect to Other Taxes, which are the subject of, and which shall be governed by, Section 2.17 of the Credit Agreement.

(c) To the fullest extent permitted by applicable law, no Guarantor shall assert, and each Guarantor hereby waives, any claim against any Indemnitee (i) for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such actual or direct damages are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. In addition, no Guarantor shall be liable to an Indemnitee for any indirect, special, consequential or punitive damages except any such damages incurred or paid by an Indemnitee to a third party.

(d) The provisions of this Section 5.03 shall survive and remain in full force and effect regardless of the termination of this Agreement or any other Loan Document or any provision hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the repayment of the Loans or the expiration or termination of the Letters of Credit and the Commitments. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for under the Credit Agreement, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations under the Credit Agreement with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding under the Credit Agreement for all purposes, the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f) of the Credit Agreement and the obligations thereunder shall cease to be a Guaranteed Obligation for all purposes of this Agreement and the other Loan Documents (each a “Terminated Letter of Credit Obligation”). All amounts due under this Section 5.03 shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 5.03. Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations.

SECTION 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Loan Documents.

SECTION 5.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement or any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Guaranteed Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by or on behalf of any Guaranteed Party and notwithstanding that the Administrative Agent, any Issuing Bank, any Lender or any other Guaranteed Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or any other Loan Document, and, subject to Section 5.12(b), shall continue in full force and effect until the Payment in Full of the Guaranteed Obligations.

SECTION 5.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the other Guaranteed Parties and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly provided in this Agreement and the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 5.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 5.08. Right of Set-Off. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender, any such Issuing Bank or any such Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor then due and owing under this Agreement held by the Administrative Agent, such Lender or such Issuing Bank, irrespective of whether or not the Administrative Agent, such Lender or such Issuing Bank shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of the Administrative Agent, such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such

Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Guaranteed Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The Administrative Agent, the applicable Lender and the applicable Issuing Bank shall notify the Borrower (on behalf of the applicable Guarantor) and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of the Administrative Agent, each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, such Issuing Bank and their respective Affiliates may have.

SECTION 5.09. Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent. (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Each Guarantor hereby irrevocably designates, appoints and empowers the Borrower as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding.

SECTION 5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.12. Termination or Release. (a) Subject to Section 2.04, this Agreement and the Guarantees made herein shall automatically terminate upon the Payment in Full of the Guaranteed Obligations.

(b) The guarantees made herein shall also automatically terminate and be released at the time or times and in the manner set forth in Section 9.15 of the Credit Agreement.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section, the Administrative Agent shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 5.12. Any execution and delivery of documents by the Administrative Agent pursuant to this Section 5.12 shall be without recourse to or warranty by the Administrative Agent.

SECTION 5.13. Additional Subsidiary Guarantors. Pursuant to Section 5.11 of the Credit Agreement, additional Subsidiaries may be required to become Subsidiary Guarantors after the date hereof. Upon execution and delivery by the Administrative Agent and a Subsidiary of a Supplement, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such Supplement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any Subsidiary as a party to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Master Guarantee Agreement as of the day and year first above written.

TA MIDCO 1, LLC

By:
Name:
Title:

TA HOLDINGS 1, INC.

By:
Name:
Title:

[SkinnyPop – Guarantee Agreement Signature Page]

JEFFERIES FINANCE LLC,
as Administrative Agent,

By:
Name:
Title:

[SkinnyPop – Guarantee Agreement Signature Page]

Exhibit A to

the Master Guarantee Agreement

SUPPLEMENT NO.      dated as of [    ], 20[    ] to the Master Guarantee Agreement dated as of July 17, 2014, among [TA MIDCO 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately after the Acquisition),]1 [SKINNYPOP POPCORN LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]2 (the “Borrower”), TA HOLDINGS 1, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors from time to time party thereto and JEFFERIES FINANCE LLC, as Administrative Agent, on behalf of itself and the other Guaranteed Parties.

A. Reference is made to the Credit Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the Lenders and Issuing Banks party thereto, Jefferies Finance LLC, as an Issuing Bank, the Swingline Lender, and as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee Agreement referred to therein, as applicable.

C. The Guarantors have entered into the Guarantee Agreement in order to induce the Lenders and the Issuing Banks to extend credit to the Borrower. Section 5.13 of the Guarantee Agreement provides that additional Subsidiaries may become Subsidiary Guarantors under the Guarantee Agreement by execution and delivery of an instrument substantially in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement to become a Subsidiary Guarantor under the Guarantee Agreement in order to induce the Lenders and the Issuing Banks to make additional extensions of credit under the Credit Agreement and as consideration for such extensions of credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 5.13 of the Guarantee Agreement, the New Subsidiary by its signature below becomes a Subsidiary Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor, and the New Subsidiary hereby agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Subsidiary Guarantor (and a Guarantor) thereunder. In furtherance of the foregoing, and subject to Section 3.04 of the Guarantee Agreement, the New Subsidiary irrevocably and unconditionally guarantees to each of the Guaranteed Parties, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, by way of an independent payment obligation, the due and punctual payment and performance of the Guaranteed Obligations. The New Subsidiary further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or

[1]	To be used if delivered prior to the Acquisition.
[2]	To be used if delivered after the Acquisition.

Exh. A-1

further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal, or amendment or modification, of any of the Guaranteed Obligations. To the maximum extent permitted by applicable law, the New Subsidiary waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Each reference to a “Subsidiary Guarantor” or a “Guarantor” in the Guarantee Agreement shall be deemed to include the New Subsidiary.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Guaranteed Parties that (a) the execution, delivery and performance by the New Subsidiary of this Supplement have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such New Subsidiary’s Equity Interests, and that this Supplement has been duly executed and delivered by the New Subsidiary and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing and (b) all representations and warranties set forth in the Credit Agreement as to the New Subsidiary are true and correct in all material respects as of the date hereof; provided that, to the extent such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date; provided, further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct in all respects.

The New Subsidiary covenants and agrees that until the Payment in Full of the Guaranteed Obligations shall have occurred, the New Subsidiary will perform and observe, and will cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Borrower has agreed to cause the New Subsidiary or such Subsidiaries to perform or observe.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Supplement. This Supplement shall become effective as to the New Subsidiary when a counterpart hereof executed on behalf of the New Subsidiary shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the New Subsidiary and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of the New Subsidiary, the Administrative Agent and the other Guaranteed Parties and their respective successors and assigns, except that the New Subsidiary shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly provided in this Supplement, the Guarantee Agreement and the Credit Agreement.

Exh. A-2

SECTION 4.

(a) This Supplement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01 of the Guarantee Agreement. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) The New Subsidiary hereby irrevocably designates, appoints and empowers the Borrower as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding.

(f) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Exh. A-3

SECTION 5. Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 6. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Guarantee Agreement.

SECTION 7. The New Subsidiary agrees to reimburse the Administrative Agent for its fees and expenses incurred hereunder and under the Guarantee Agreement as provided in Section 9.03(a) of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “the New Subsidiary.”

Exh. A-4

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Master Guarantee Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

By
Name:
Title:

JEFFERIES FINANCE LLC, as Administrative
Agent, on behalf of itself and the other Guaranteed
Parties,

By
Name:
Title:

SIGNATURE PAGE TO SUPPLEMENT TO THE MASTER GUARANTEE AGREEMENT

EXHIBIT C

Form of Perfection Certificate

[See Attached]

C-1

PERFECTION CERTIFICATE

                 , 20

Reference is hereby made to: (i) that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among TA MIDCO 1, LLC, a Delaware limited liability company (to be renamed SKINNYPOP POPCORN LLC UPON CONSUMATION OF THE ACQUISTION) (the “Borrower”), TA HOLDINGS 1, INC., a Delaware corporation (“Holdings”), the L/C Issuer and the Lenders party thereto and JEFFERIES FINANCE LLC, as administrative agent and collateral agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”), and (ii) that certain Collateral Agreement, dated as of the date hereof, by and among the Borrower, Holdings and the other Grantors party thereto (together with the Borrower and Holdings, each, a “Grantor” and together, the “Grantors”) in favor of the Administrative Agent for the benefit of the Lenders, the L/C Issuer and each other Secured Party. Unless otherwise defined herein, capitalized terms shall have the meanings given to them in the Collateral Agreement or the Credit Agreement, as applicable.

The undersigned hereby certify to the Administrative Agent and each of the Secured Parties as follows (after giving effect to the Acquisition):

1. Names. (a) The exact legal name of each Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a) hereto. Each Grantor is (i) the type of entity disclosed next to its name in Schedule 1(a) hereto and (ii) a registered organization except to the extent disclosed in Schedule 1(a) hereto. Also set forth in Schedule 1(a) hereto is the organizational identification number, if any, of each Grantor that is a registered organization, the Federal Taxpayer Identification Number of such Grantor and the jurisdiction of formation of such Grantor.

(b) Schedule 1(b) hereto sets forth any other corporate or organizational names each Grantor has had in the past five years, together with the date of any relevant change.

(c) Schedule 1(c) hereto sets forth a list of all other names (including trade names or similar appellations) used by each Grantor, or any other business or organization to which any Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years and the date hereof. Schedule 1(c) hereto also sets forth the information required by Section 1 hereto for any other business or organization to which each Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years and the date hereof. Except as set forth in Schedule 1(c) hereto, no Grantor has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. (a) The chief executive office of each Grantor is located at the address set forth in Schedule 2(a) hereto.

(b) Schedule 2(b) hereto sets forth all locations where each Grantor maintains any books or records relating to any Collateral.

(c) Schedule 2(c) hereto sets forth all the other places of business of each Grantor.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 3 hereto, all of the Collateral has been originated by each Grantor in the ordinary course of business or consists of goods which have been acquired by such Grantor in the ordinary course of business from a person in the business of selling goods of that kind.

4. File Search Reports. Schedule 4 hereto is a true and accurate summary of file search reports from (i) the Uniform Commercial Code filing offices (x) in each jurisdiction identified on Schedule 1(a) or Schedule 2 with respect to each legal name set forth on Schedule 1(a) and Schedule 1(b) and (y) in each jurisdiction described in Schedule 1(c) hereto or Schedule 3 hereto relating to any of the transactions described in Schedule (1)(c) hereto or Schedule 3 hereto with respect to each legal name of the person or entity from which each Grantor purchased or otherwise acquired any of the Collateral and (ii) each filing officer in each real estate recording office identified on Schedule 7 hereto with respect to real estate on which Collateral consisting of fixtures is or is to be located. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Administrative Agent.

5. UCC Filings. The financing statements (duly authorized by each Grantor constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 hereto relating to the Collateral Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereto.

6. Schedule of Filings. Schedule 6 hereto sets forth (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5 and (ii) the appropriate filing offices for the filings described in Schedule 13(c) hereto and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Security Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Administrative Agent pursuant to the Security Documents.

7. Real Property. Schedule 7 hereto sets forth all real property owned or leased by each Grantor.

8. Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9. No Change. The undersigned knows of no anticipated change in any of the circumstances or with respect to any of the matters contemplated in Sections 1 through 8 and Sections 10 through 17 of this Perfection Certificate except as set forth on Schedule 9 hereto.

10. Stock Ownership and Other Equity Interests. Schedule 10 hereto sets forth (i) all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests of each Grantor and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests, and (ii) each equity investment of each Grantor that represents 50% or less of the equity of the entity in which such investment was made except to the extent such equity investment is held in a Securities Account set forth on Schedule 15 hereto.

11. Instruments and Tangible Chattel Paper. Schedule 11 hereto sets forth all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Grantor as of the date hereof, including all intercompany notes between or among any two or more Companies, except to the extent that the aggregate principal amount of any such item not identified on Schedule 11 hereto does not exceed $1,000,000.

2

12. Advances. Schedule 12 hereto sets forth (i) all advances made by any Grantor to any other Grantor as of the date hereof (other than those identified on Schedule 11), which advances will be on and after the date hereof evidenced by the Intercompany Note pledged to the Administrative Agent under the Collateral Agreement, and (ii) all unpaid intercompany transfers of goods sold and delivered by or to any Grantor as of the date hereof.

13. Intellectual Property. (a) Patents. Schedule 13(a) hereto sets forth all of each Grantor’s Patents issued from, including patent applications pending in, the United States Patent and Trademark Office (“USPTO”); Patent Licenses recorded in the USPTO; all other Patents issued from, including patent applications pending in, all patent-granting authorities; all other Patent Licenses, recorded or unrecorded; and including, with respect to each of the foregoing Patents and patent applications, the name of the owner and the number of each such Patent or patent application. For purposes of this Section 13(a), the terms “Patent” and “Patent License” shall have the meanings given to them in the Collateral Agreement.

(b) Trademarks. Schedule 13(b) hereto sets forth all of each Grantor’s Trademarks registered with, including trademark applications pending in, the USPTO; Trademark Licenses recorded in the USPTO; all other Trademarks registered with, including trademark applications pending in, an authority other than the USPTO; all unregistered Trademarks; all other Trademark Licenses, recorded or unrecorded; and including, with respect to each of the foregoing registered Trademarks and trademark applications, the name of the owner and the number of each such registered Trademark or trademark application. For purposes of this Section 13(b), the terms “Trademark,” and “Trademark License” shall have the meanings given to them in the Collateral Agreement.

(c) Copyrights. Schedule 13(c) hereto sets forth all of each Grantor’s Copyrights registered with, and copyright applications pending in, the United States Copyright Office (“USCO”); Copyright Licenses recorded in the USCO; and all other registered or unregistered Copyrights, pending copyright applications, and recorded or unrecorded Copyright Licenses, including, with respect to each registered Copyright and copyright application, the name of the owner and the number of each such registered Copyright or copyright application. For purposes of this Section 13(c), the terms “Copyright” and “Copyright License” shall have the meanings given to them in the Collateral Agreement.

(d) Attached hereto as Schedule 13(d) hereto in proper form for filing with the United States Patent and Trademark Office and the United States Copyright Office are (together with the financing statements attached as Schedule 5 hereto and Schedule 5 thereto) the filings necessary to preserve, protect and perfect the security interests in the Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth on Schedules 13(a), (b) and (c) hereto, including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement, as applicable. For purposes of this Section 13(d), the terms “Patent Security Agreement,” “Trademark Security Agreement” and “Copyright Security Agreement” shall have the meanings given to them in the Collateral Agreement.

14. Commercial Tort Claims. Schedule 14 hereto sets forth all Commercial Tort Claims (as defined in the Collateral Agreement) held by each Grantor, including a brief description thereof.

15. Deposit Accounts, Securities Accounts and Commodity Accounts. Schedule 15(a) hereto sets forth all Deposit Accounts (as defined in the UCC) maintained by each Grantor, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account, except to the extent that the average daily balance individually or in the aggregate, of the funds held in all such accounts not identified on Schedule 15(a) hereto does not exceed $500,000. Schedule 15(b) hereto sets forth all Securities Accounts and

3

Commodity Accounts (each as defined in the UCC) maintained by each Grantor, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account, except to the extent that the fair market value and/or amount, as the case may be, individually or in the aggregate, of the financial assets and/or commodity contracts, as the case may be, held in all such accounts not identified on Schedule 15(b) hereto does not exceed $500,000.

16. Letter-of-Credit Rights. Schedule 16 hereto sets forth all Letters of Credit issued in favor of each Grantor, as beneficiary thereunder.

Each Grantor hereby authorizes the Administrative Agent to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted or to be granted to the Administrative Agent under the Collateral Agreement. Such financing statements may describe the collateral in the same manner as described in the Collateral Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Administrative Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

[The remainder of this page has been intentionally left blank]

4

IN WITNESS WHEREOF, each of the undersigned executes this Perfection Certificate as of the date first set forth above.

TA MIDCO 1, LLC

By:
Name:
Title:

TA HOLDINGS 1, INC.

By:
Name:
Title:

[Signature Page to Perfection Certificate]

Schedule 1(a)

to

Perfection Certificate

Legal Names, Etc.

Schedule 1(b)

to

Perfection Certificate

Prior Organizational Names

Schedule 1(c)

to

Perfection Certificate

Other Names; Changes in Corporate Identity

Schedule 2(a)

to

Perfection Certificate

Chief Executive Offices

Schedule 2(b)

to

Perfection Certificate

Location of Books and Records

Schedule 2(c)

to

Perfection Certificate

Other Places of Business

Schedule 3

to

Perfection Certificate

Transactions Other Than in the Ordinary Course of Business

Schedule 4

to

Perfection Certificate

File Search Reports

Schedule 5

to

Perfection Certificate

Copy of Financing Statements To Be Filed

Schedule 6

to

Perfection Certificate

Filings/Filing Offices

Schedule 7

to

Perfection Certificate

Real Property

Schedule 8(a)

to

Perfection Certificate

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Schedule 8(b)

to

Perfection Certificate

Termination Statement Filings

Schedule 9

to

Perfection Certificate

Changes from Circumstances Described in Perfection Certificate

Schedule 10

to

Perfection Certificate

Stock Ownership and Other Equity Interests

Schedule 11

to

Perfection Certificate

Instruments and Tangible Chattel Paper

Schedule 12

to

Perfection Certificate

Advances

Schedule 13(a)

to

Perfection Certificate

Patents and Patent Licenses

UNITED STATES PATENTS:

Issued Patents:

Applications:

Licenses:

Schedule 13(a) (continued)

to

Perfection Certificate

OTHER PATENTS:

Issued Patents:

Applications:

Licenses:

Schedule 13(b)

to

Perfection Certificate

Trademarks and Trademark Licenses

UNITED STATES TRADEMARKS:

Registrations:

Applications:

Licenses:

Schedule 13(b) (continued)

to

Perfection Certificate

OTHER TRADEMARKS:

Registrations:

Applications:

Licenses:

Schedule 13(c)

to

Perfection Certificate

Copyrights and Copyright Licenses

UNITED STATES COPYRIGHTS

Registrations:

Applications:

Licenses:

Schedule 13(c) (continued)

to

Perfection Certificate

OTHER COPYRIGHTS

Registrations:

Applications:

Licenses:

Schedule 13(d)

to

Perfection Certificate

Intellectual Property Filings

Schedule 14

to

Perfection Certificate

Commercial Tort Claims

Schedule 15(a)

to

Perfection Certificate

Deposit Accounts

Schedule 15(b)

to

Perfection Certificate

Securities Accounts and Commodity Accounts

Schedule 16

to

Perfection Certificate

Letter of Credit Rights

EXHIBIT D

Form of Collateral Agreement

[See Attached]

D-1

COLLATERAL AGREEMENT

dated as of

July 17, 2014,

by and among

TA MIDCO 1, LLC,

(to be renamed SkinnyPop Popcorn LLC immediately following the Acquisition),

TA HOLDINGS 1, INC.,

as Holdings,

THE OTHER GRANTORS PARTY HERETO FROM TIME TO TIME

and

JEFFERIES FINANCE, LLC,

as Administrative Agent

i

TABLE OF CONTENTS

(continued)

Schedules

Schedule I	Pledged Equity Interests; Pledged Debt Securities
Schedule II	Copyrights
Schedule III	Patents
Schedule IV	Trademarks

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Copyright Security Agreement
Exhibit III	Form of Patent Security Agreement
Exhibit IV	Form of Trademark Security Agreement

COLLATERAL AGREEMENT dated as of July 17, 2014 (this “Agreement”), by and among (i) TA MIDCO 1, LLC, a Delaware limited liability company (to be renamed SKINNYPOP POPCORN LLC immediately following the Acquisition (the “Borrower”), TA HOLDINGS 1, INC., a Delaware corporation (“Holdings”), and the other GRANTORS from time to time party hereto (together with the Initial Borrower, the Successor Borrower and Holdings, each a “Grantor”), in favor of JEFFERIES FINANCE LLC, as administrative agent and collateral agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) for the benefit of the Lenders, the Issuing Banks and each other Secured Party (each as defined in the Credit Agreement referred to below).

Reference is made to the Credit Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Holdings, Borrower, the Lenders and Issuing Banks party thereto and Jefferies Finance LLC, as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Grantors (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Defined Terms. (a) Each capitalized term used but not defined herein shall have the meaning assigned thereto in the Credit Agreement; provided that each term defined in the UCC (as defined herein) and not defined in this Agreement (whether or not capitalized) shall have the meaning specified in the UCC. The term “instrument” shall have the meaning specified in Article 9 of the UCC.

(b) The rules of construction specified in Sections 1.03, 1.04 and 1.05 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Collateral” has the meaning assigned to such term in Section 3.01(a)(i).

“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account.

“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 3.05(d).

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Collateral” means Filing Collateral and Pledged Collateral (in each case, other than the Excluded Assets).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Control Account” shall mean a Deposit Account that is subject to a Deposit Account Control Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright (including software) now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Copyright Security Agreement” means the Copyright Security Agreement substantially in the form of Exhibit II.

“Copyrights” means (a) all copyright rights in any work (including software) arising under the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office, including, without limitations the copyrights described on Schedule II hereto.

“Credit Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Deposit Account Control Agreement” means a deposit account control agreement, in form and substance reasonably acceptable to the Administrative Agent, executed by the applicable Grantor, the Administrative Agent and the applicable financial institution.

“Discharge of Secured Obligations” means (a) the payment in full in cash of all the Secured Obligations (other than (x) contingent indemnification obligations as to which no claim has been made and (y) Secured Cash Management Obligations and Secured Swap Obligations as to which arrangements reasonably satisfactory to the applicable Secured Party have been made), (b) the termination or expiration of all Revolving Commitments, Swingline Commitments and Term Commitments and (c) the termination or expiration of all Letters of Credit (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of the Credit Agreement or as a result of such Letters of Credit being backstopped or cash collateralized) and the Issuing Banks having no further obligation to issue or amend Letters of Credit under the Credit Agreement.

“Excluded Accounts” means (a) payroll, employee benefit obligations, withholding tax, other fiduciary accounts and cash deposits or similar arrangements in connection with Liens permitted by Section 6.02 of the Credit Agreement, (b) “zero balance” accounts, (c) accounts situated outside of the United States of America, any State thereof or the District of Columbia and (d) other accounts so long as the aggregate average daily closing balance in any such other account over any 30 day period does not at any time exceed $500,000; provided that the aggregate average daily closing balance over any 30-day period for all bank accounts excluded pursuant to this clause (d) shall not exceed $1,000,000.

“Excluded Assets” means any and all Excluded Equity Interests and Excluded Property.

“Excluded Equity Interests” has the meaning assigned to such term in Section 2.01.

“Excluded Property” has the meaning assigned to such term in Section 3.01(a).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading

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Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 5.17) at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.04.

“Filing Collateral” has the meaning assigned to such term in Section 3.01(a).

“Grantors” means (a) the Borrower, (b) Holdings and (c) each Restricted Subsidiary that becomes a party to this Agreement as a Grantor on or after the Effective Date.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Intellectual Property” means all intellectual and similar property of every kind and nature, including inventions, designs, Patents, Patent Licenses, Copyrights, Copyright Licenses, Trademarks, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how or other data or information, software and databases and all embodiments or fixations thereof.

“IP Collateral” has the meaning assigned to such term in Section 3.01(a)(v).

“IP Security Agreement Supplement” has the meaning assigned to such term in Section 3.05(e).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention on which a Patent, now or hereafter owned by any other Person or that any other Person now or hereafter otherwise has the right to license, is in existence, and all rights of any such Person under any such agreement.

“Patent Security Agreement” means the Patent Security Agreement substantially in the form of Exhibit III hereto.

“Patents” means (a) all patents, patent applications, utility models and statutory invention registrations, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein, including, without limitations the patents described on Schedule III hereto.

“Perfection Certificate” means the Perfection Certificate dated the Effective Date delivered to the Administrative Agent pursuant to Section 4.01(f) of the Credit Agreement, as updated or otherwise supplemented from time to time.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.

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“Pledged Equity Interests” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited or unlimited liability membership certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (other than Excluded Swap Obligations).

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Supplement” means an instrument in the form of Exhibit I hereto, or any other form approved by the Administrative Agent.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person or that any other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Trademark Security Agreement” means the trademark security agreement in the form of Exhibit IV hereto.

“Trademarks” means (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, all registrations thereof, and all registration and applications filed in connection therewith, and all extensions or renewals thereof and (b) all goodwill associated therewith or symbolized thereby, including, without limitations the trademarks described on Schedule IV hereto.

“UCC” shall mean the New York UCC; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

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ARTICLE II

Pledge of Securities

Section 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its permitted successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its permitted successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under, in each case whether now owned or hereafter acquired by such Grantor or in which such Grantor now has or in the future may acquire any right, title or interest: (a)(i) the shares of capital stock and other Equity Interests owned by such Grantor, including, in any event, those listed opposite the name of such Grantor on Schedule I hereto, (ii) any other Equity Interests obtained in the future by such Grantor and (iii) the certificates or other instruments representing all such Equity Interests (if any) together with all stock powers or other instruments of transfer with respect thereto; (clauses (i), (ii) and (iii), collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests and the Pledged Collateral shall not include (A) Equity Interests of any Person (other than a Wholly Owned Subsidiary), to the extent not permitted or restricted by the terms of such Person’s organizational or joint venture documents or other agreements with holders of such Equity Interests; provided that such Equity Interest shall cease to be an Excluded Equity Interest (as defined below) for so long as such prohibition ceases to be in effect, (B) Equity Interests constituting an amount greater than 65% of the voting Equity Interests of any Foreign Subsidiary, (C) Equity Interests of any Unrestricted Subsidiary or any Subsidiary that are held directly by a Foreign Subsidiary, (D) any Equity Interest with respect to which Borrower, with the written consent of the Administrative Agent (not to be unreasonably withheld or delayed), shall have provided to the Administrative Agent a certificate of a Financial Officer to the effect that the pledge of such Equity Interest hereunder would result in material adverse tax consequences to Holdings and its Subsidiaries, including the imposition of withholding or other material taxes, (E) any Equity Interest if, to the extent and for so long as the pledge of such Equity Interest hereunder is prohibited by any applicable Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other applicable Requirements of Law) or any Equity Interest in a Wholly Owned Subsidiary if, to the extent and for so long as the pledge of such Equity Interest hereunder is prohibited by such Subsidiary’s organizational documents; provided that such Equity Interest shall cease to be an Excluded Equity Interest for so long as such prohibition ceases to be in effect and (F) any Equity Interest that the Borrower and the Administrative Agent shall have agreed in writing to treat as an Excluded Equity Interest for purposes hereof on account of the cost of pledging such Equity Interest hereunder (including any material adverse tax consequences to Holdings and its Subsidiaries resulting therefrom) being excessive in view of the benefits to be obtained by the Secured Parties therefrom (the Equity Interests excluded pursuant to clauses (A) through (F) above being referred to as the “Excluded Equity Interests”); (b)(i) all Indebtedness from time to time owned by such Grantor, including, in any event, Indebtedness listed opposite the name of such Grantor on Schedule I hereto, (ii) all Indebtedness in the future issued to or otherwise acquired by such Grantor and (iii) the promissory notes and any other instruments evidencing all such Indebtedness (collectively, the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 2.01 and Section 2.02; (d) subject to Section 2.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a), (b) and (c) above; (e) subject to Section 2.05, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing to the extent such Proceeds would constitute property referred to in clauses (a) through (e) above (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”).

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Section 2.02. Delivery of the Pledged Collateral. (a) Except as may otherwise be agreed by the Administrative Agent with respect to Pledged Securities consisting of Equity Interests in Persons other than Restricted Subsidiaries, and subject to Section 2.02(b) with respect to Pledged Securities constituting Indebtedness, each Grantor agrees to deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities, together with undated stock or note powers, as applicable, duly executed in blank or other instruments of transfer duly executed in blank and reasonably satisfactory to the Administrative Agent (i) on the Effective Date, in the case of any such Pledged Securities owned by such Grantor on the date hereof, and (ii) promptly (and in any event within 30 days after receipt by such Grantor or such longer period agreed to by the Administrative Agent in its reasonable discretion) after the acquisition thereof, in the case of any such Pledged Securities acquired by such Grantor after the date hereof.

(b) As promptly as practicable (and in any event within 30 days after receipt by such Grantor or such longer period agreed to by the Administrative Agent in its reasonable discretion), each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by Holdings, the Borrower or any Restricted Subsidiary in a principal amount of $1,000,000 or more to be evidenced by a duly executed promissory note that is pledged and delivered to the Administrative Agent pursuant to the terms hereof.

(c) Upon delivery to the Administrative Agent, (i) any certificate or promissory note representing Pledged Collateral shall be accompanied by an undated stock or note power, as applicable, duly executed in blank or other undated instruments of transfer duly executed in blank and reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed in blank by the applicable Grantor and such other instruments and documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed attached to, and shall supplement, Schedule I hereto and be made a part hereof; provided that the failure to provide any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

Section 2.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a) as of the Effective Date and each date Schedule I is supplemented pursuant to Section 2.02(c), Schedule I hereto (or as supplemented, as the case may be) sets forth a true and complete list, with respect to each Grantor, of (i) all the issued and outstanding Pledged Equity Interests owned, beneficially or of record, by such Grantor, specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Pledged Equity Interests and setting forth the percentage of such Pledged Equity Interests pledged under this Agreement and (ii) all the Pledged Debt Securities owned by such Grantor (other than checks to be deposited in the ordinary course of business); provided that the requirement in clause (ii) shall not be required to the extent that the principal amount of such Pledged Debt Securities not listed on Schedule I does not exceed $1,000,000 in the aggregate;

(b) the Pledged Equity Interests and the Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable (to the extent applicable) and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency, receivership, fraudulent conveyance, moratorium or other similar laws affecting creditor’s rights generally and subject to general principles of

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equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing; provided that the foregoing representations, insofar as they relate to the Pledged Debt Securities issued by a Person other than Holdings or any Restricted Subsidiary, are made to the knowledge of the Grantors;

(c) except for the security interests granted hereunder and under any other Loan Document, each of the Grantors (i) is and, subject to any Dispositions made in compliance with the Credit Agreement or any repayment or other satisfaction of indebtedness represented or evidenced by such Pledged Securities, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I hereto (or as supplemented, as the case may be) as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens permitted pursuant to Section 6.02 of the Credit Agreement and transfers made in compliance with the Credit Agreement, and (iii) will make no further assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than the Liens created by this Agreement and the other Loan Documents and Liens permitted pursuant to Section 6.02 of the Credit Agreement and Dispositions made in compliance with the Credit Agreement;

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally, to the extent issued by Holdings or any Restricted Subsidiary, the Pledged Equity Interests and the Pledged Debt Securities are and will continue to be freely transferable and assignable, and, to the extent issued by Holdings or any Restricted Subsidiary, none of the Pledged Equity Interests and the Pledged Debt Securities are or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law or other organizational document provisions or contractual restriction of any nature that would prohibit, impair, delay or otherwise affect in any manner adverse to the Secured Parties in any material respect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) to the extent any Grantor has not opted in to the provisions of Article 8 of the UCC, such Grantor shall not permit any amendment of such Grantor’s Organizational Documents or any other action that would result in such Grantor becoming subject to the provisions of Article 8 of the UCC;

(f) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities, free of any adverse claims, under the New York UCC to the extent such lien and security interest may be created and perfected under the New York UCC, as security for the payment and performance of the Secured Obligations;

(h) in connection with any exercise of remedies by the Administrative Agent provided in the Loan Documents, each Grantor hereby consents to the transfer of any Equity Interests in any Person in which such Grantor holds an interest, including in its capacity as manager, member or general partner of such Person; and

(i) subject to the terms of this Agreement and to the extent permitted by applicable Requirements of Law, each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, it will comply with instructions of the Administrative Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity Interests hereunder that are not certificated without further consent by the applicable owner or holder of such Pledged Equity Interests.

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Section 2.04. Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and is continuing and the Administrative Agent shall have notified the Grantors of its intent to exercise such rights, the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent or in its own name as pledgee or in the name of its nominee (as pledgee or as sub-agent), and each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Collateral registered in the name of such Grantor. Upon the occurrence and during the continuance of an Event of Default, and subject to the notice requirement in the immediately preceding sentence, the Administrative Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any reasonable purpose consistent with this Agreement.

Section 2.05. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and is continuing and the Administrative Agent shall have notified the Grantors that their rights under this Section 2.05 are being suspended:

(i) each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same;

(ii) the Administrative Agent shall promptly execute and deliver to each Grantor, or cause to be promptly executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section; and

(iii) each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and are otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Requirements of Law; provided that any non-cash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests in the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral (except to the extent such dividends, interest, principal or other distributions would constitute Excluded Equity Interests) and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer reasonably requested by the Administrative Agent).

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(b) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 2.05, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall cease (unless such dividends, interest, principal or other distributions are expressly permitted by the Credit Agreement or the other Loan Documents during an Event of Default), and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.05 shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived, (i) the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.05 and that remain in such account and (ii) all rights vested in the Administrative Agent pursuant to this paragraph (b) shall cease and the Grantors shall have the exclusive right to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral they would otherwise be entitled to pursuant to paragraph (a)(iii) of this Section 2.05.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 2.05, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.05, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, all rights vested in the Administrative Agent pursuant to this paragraph (c) shall cease, and the Grantors shall have the exclusive right to exercise the voting and consensual rights and powers they would otherwise be entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05.

(d) Any notice given by the Administrative Agent to the Grantors suspending their rights under paragraph (a) of this Section 2.05 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights in accordance with paragraphs (b) and (c) of this Section.

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ARTICLE III

Security Interests in Personal Property

Section 3.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Filing Collateral”):

(i) the following (collectively, the “Account Collateral”):

(1) all deposit accounts, securities accounts, proceeds accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all cash equivalents), and all certificates and instruments, if any, from time to time representing or evidencing any such accounts;

(2) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(3) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(ii) all equipment in all of its forms, including, without limitation, all machinery, tools, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC;

(iii) all inventory in all of its forms, including, without limitation, (1) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (2) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (3) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC;

(iv) all other goods;

(v) all Intellectual Property (the “IP Collateral”);

(vi) all investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

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(vii) all letter-of-credit rights;

(viii) all commercial tort claims;

(ix) all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property;

(x) each of the agreements to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due thereunder or pursuant thereto, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) claims of such Grantor for damages arising out of or for breach of or default thereunder and (iv) the right of such Grantor to terminate such agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

(xi) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral;

(xii) all general intangibles; and

(xiii) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and Supporting Obligations that constitute property of the types described in clauses (i) through (xii) of this Section 3.01(a)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Administrative Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash;

provided that in no event shall the Security Interest attach to the following assets or property, each being “Excluded Property”: (A) any lease, license, contract, permit, franchise, charter, authorization or agreement to which a Grantor is a party or any of its rights or interests thereunder if, to the extent and for so long as the grant of such security interest shall (i) shall constitute or result in a breach of or a default under, (ii) is prohibited or restricted thereby (including any requirement to obtain the consent of any governmental authority or third party), (iii) create an enforceable right of termination in favor of any party (other than any Loan Party) to, such lease, license, contract, permit, franchise, charter, authorization or agreement (other than in the cases of the foregoing clauses (i), (ii) and (iii), to the extent that any such term would be rendered ineffective, or is otherwise unenforceable, pursuant to Sections 9-406, 9 407, 9-408 or 9-409 of the UCC) or (iv) result in the abandonment, invalidation or unenforceability of any right,

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title or interest of such Grantor in any such lease, license, contract, permit, franchise, charter, authorization or agreement; provided that the Security Interest shall attach immediately to any portion of such lease, license, contract, permit, franchise, charter, authorization or agreement that does not result in any such breach, prohibition, restriction, termination, invalidation or default, including any Proceeds of such lease, license, contract or agreement; (B) any governmental licenses or state or local franchises, charters and authorizations, to the extent, and only so long as, security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby; (C) any motor vehicle or other asset covered by a certificate of title or ownership, in each case whether now owned or hereafter acquired, the perfection of which is excluded from the UCC in the relevant jurisdiction; (D) any asset owned by any Grantor that is subject to a Lien of the type permitted by Section 6.02(iv) of the Credit Agreement or a Lien permitted by Section 6.02(xi) of the Credit Agreement, in each case if, to the extent and for so long as the grant of a Lien thereon hereunder to secure the Secured Obligations constitutes a breach of or a default under, or to the extent otherwise prohibited or restricted thereby (including any requirement to obtain the consent of any governmental authority or third party), or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created; provided that the Security Interest shall attach immediately to any such asset (x) at the time the provision of such agreement containing such restriction ceases to be in effect and (y) to the extent any such breach, restriction or default is not rendered ineffective by, or is otherwise unenforceable pursuant to the UCC or any other applicable Requirement of Law; (E) any asset owned by any Grantor with respect to which the Borrower shall have provided to the Administrative Agent a certificate of a Financial Officer to the effect that the creation of such security interest in such asset hereunder would result in material adverse tax consequences to Holdings and its Subsidiaries; (F) any asset owned by any Grantor if, to the extent and for so long as the grant of such security interest in such asset shall be prohibited by any applicable Requirements of Law, any agreement containing anti-assignment clauses not overridden by the UCC or other Requirements of Law, or to the extent otherwise restricted thereby (including any requirement to obtain the consent of any governmental authority other than any filings, recordings or registrations in order to perfect such security interest) (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to the UCC or any other applicable Requirements of Law); provided that the Security Interest shall attach immediately to such asset at such time as such prohibition or restriction ceases to be in effect; (G) any asset owned by any Grantor that the Borrower and the Administrative Agent shall have agreed in writing to exclude from being Filing Collateral on account of the cost of creating a security interest in such asset hereunder (including any material adverse tax consequences to Holdings and its Subsidiaries resulting therefrom) being excessive in view of the benefits to be obtained by the Secured Parties therefrom; (H) any intent-to-use trademark applications filed in the United States Patent and Trademark Office to the extent that, and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable Requirements of Law; (I) any fee owned real property with a value of less than $1,000,000; and (J) the Excluded Equity Interests; provided, however, that “Filing Collateral” shall include all Proceeds, substitutions or replacements of any and all of the foregoing (unless such Proceeds, substitutions or replacements would constitute property referred to in the foregoing clauses (A) through (J)) and shall include all Pledged Equity Interests.

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements (including UCC fixture filings) with respect to the Collateral or any part thereof and amendments thereto that (i) describe the collateral covered thereby in any manner that the Administrative Agent reasonably determines is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement, including indicating the Collateral as “all assets of the debtor, whether now owned or existing or hereafter acquired or arising”, “all personal property of the debtor, whether now owned or existing or hereafter acquired or arising” or words of similar effect, and (ii) contain the information required by Article 9 of the UCC or the analogous legislation of each

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applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Filing Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents (substantially in the form of Exhibit II, III or IV, as applicable) as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in Filing Collateral consisting of Patents, Trademarks or Copyrights granted by each Grantor and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

(c) The Security Interest and the security interest granted pursuant to Article II are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

Section 3.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent, for the benefit of the Secured Parties, that:

(a) Each Grantor has good and valid rights in and title to the Filing Collateral with respect to which it has purported to grant a Security Interest hereunder, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has full power and authority to grant to the Administrative Agent, for the benefit of the Secured Parties, the Security Interest in such Filing Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and except to the extent that failure to obtain or make such consent or approval, as the case may be, individually or in aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name and jurisdiction of organization of each Grantor, is correct and complete in all material respects as of the Effective Date and each date of delivery of a Perfection Certificate supplement pursuant to Section 5.03 of the Credit Agreement.

(c) [Reserved].

(d) The Filing Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable Requirement of Law covering any Filing Collateral (that has not been terminated or released or with respect to which arrangements for termination or release thereof have been made) or (ii) any assignment in which any Grantor assigns any Filing Collateral or any security agreement or similar instrument covering any Filing Collateral with the United States Patent and Trademark Office or the United States Copyright Office (that has not been terminated or released or with respect to which arrangements for termination or release thereof have been made), except, in each case, for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(e) As of the Effective Date and each date Schedules II through IV are supplemented pursuant to Section 3.05(e), such Grantor does not own any material Copyrights, Trademarks and Patents except as set forth on Schedules II through IV.

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Section 3.03. Covenants. (a) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Filing Collateral against all Persons, except with respect to Filing Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of such Grantor’s business and except in the case of any Lien permitted under Section 6.02 of the Credit Agreement, and to defend the Security Interest of the Administrative Agent in the Filing Collateral and the priority thereof against any Lien not permitted pursuant to Section 6.02 of the Credit Agreement, subject to the rights of such Grantor under Section 9.15 of the Credit Agreement and corresponding provisions of the Security Documents to obtain a release of the Liens created under the Security Documents.

(b) Subject to the limitations and exceptions set forth herein and in the other Loan Documents, each Grantor agrees to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable Requirement of Law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Grantors. If any amount payable under or in connection with any of the Filing Collateral shall be or become evidenced by any promissory note (which may be a global note) or other instrument (other than any promissory note or other instrument in an aggregate principal amount of less than $1,000,000 owed to the applicable Grantor by any Person), such note or instrument shall be promptly (and in any event within 30 days after receipt by such Grantor or such longer period agreed to by the Administrative Agent in its reasonable discretion) pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, together with an undated instrument of transfer duly executed in blank and in a manner reasonably satisfactory to the Administrative Agent.

(c) Upon the occurrence and during the continuance of an Event of Default, at its option and after notice to the Borrower, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Filing Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Filing Collateral to the extent any Grantor fails to do so as required by the Credit Agreement, this Agreement or any other Loan Document and within a reasonable period of time after the Administrative Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Administrative Agent, within 10 days after written demand, for any reasonable payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(d) Each Grantor shall remain liable, as between such Grantor and the relevant counterparty under each contract, agreement or instrument relating to the Filing Collateral, to observe and perform all the conditions and obligations to be observed and performed by it under such contract, agreement or instrument, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the other Secured Parties from and against any and all liability for such performance subject to Section 9.03 of the Credit Agreement.

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(e) Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default and after notice to the Borrower of its intent to exercise such rights, of making, settling and adjusting claims in respect of Filing Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required pursuant to the Credit Agreement or to pay any premium in whole or part relating thereto, the Administrative Agent may, upon the occurrence and during the continuance of an Event of Default and after notice to the Borrower, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent reasonably deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable and documented out-of-pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable in accordance with Section 9.03(a) of the Credit Agreement by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.

Section 3.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Filing Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments constituting Collateral (other than Instruments with a face amount of less than $1,000,000 and other than checks to be deposited in the ordinary course of business), such Grantor shall promptly endorse, assign and deliver the same to the Administrative Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b) Investment Property.

(i) Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any certificated securities included in the definition of “Pledged Securities”, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(ii) No Grantor shall amend, or permit to be amended, the limited liability company agreement (or operating agreement or similar agreement) or partnership agreement of any Subsidiary of any Loan Party whose Equity Interests are, or are required to be, Collateral in a manner to cause such Equity Interests to constitute a security under Section 8-103 of the UCC or the corresponding code or statute of any other applicable jurisdiction unless such Grantor shall have first delivered 10 days written notice to the Administrative Agent (or such shorter time as may be agreed by the Administrative Agent) and shall have taken all actions contemplated hereby and as otherwise reasonably required by the Administrative Agent to maintain the security interest of the Administrative Agent therein as a valid, perfected, first priority security interest.

(iii) Subject to Section 3.04(b)(ii), if any security of a domestic issuer now or hereafter acquired by any Grantor is an uncertificated security and is issued to such Grantor or its

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nominee directly by the issuer thereof, upon the occurrence and during the continuance of an Event of Default, such Grantor shall promptly notify the Administrative Agent of such uncertificated securities and pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (A) cause the issuer to agree to comply with instructions from the Administrative Agent as to such security, without further consent of any Grantor or such nominee, or (B) cause the issuer to register the Administrative Agent as the registered owner of such security.

(c) Control Accounts. (i) Within 90 days of the Effective Date (or such longer period agreed to by the Administrative Agent in its reasonable discretion), with respect to Deposit Accounts in existence on the Effective Date, and (ii) within 45 days (or such longer period agreed to by the Administrative Agent in its reasonable discretion) of delivery of a Perfection Certificate supplement pursuant to Section 5.03 of the Credit Agreement or the formation, acquisition or change of status of a Restricted Subsidiary in accordance with Section 5.11 of the Credit Agreement, with respect to Deposit Accounts opened or acquired after the Effective Date, each Grantor shall cause all Deposit Accounts other than Excluded Accounts to be Control Accounts.

Section 3.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Except to the extent failure so to act would not reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its Intellectual Property for which such Grantor has standing to do so, each Grantor agrees to maintain the validity and enforceability of any registered Intellectual Property (or applications therefor) and to maintain such registrations and applications of Intellectual Property in full force and effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in case of a trade secret, lose its competitive value).

(c) Except where failure to do so would not reasonably be expected to have a Material Adverse Effect, each Grantor shall take all steps to preserve and protect each item of its Intellectual Property, including maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to the standards of quality.

(d) Each Grantor agrees that, should it obtain an ownership or other interest in any Intellectual Property after the Effective Date (“After-Acquired Intellectual Property”), (i) the provisions of this Agreement shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become Intellectual Property subject to the terms and conditions of this Agreement.

(e) With respect to any such After-Acquired Intellectual Property, at the times required by Section 5.03(b) of the Credit Agreement, each Grantor shall deliver to the Administrative Agent, (i) a Perfection Certificate supplement pursuant to Section 5.03(b) of the Credit Agreement setting forth the information required by Section 13 of the Perfection Certificate with respect to such After-Acquired Intellectual Property, which shall be deemed to supplement Schedules II through IV hereto and (ii) to the extent applicable, a Copyright Security Agreement, Patent Security Agreement and/or Trademark Security Agreement (or in each case a supplement thereto in form and substance reasonably acceptable to the Administrative Agent (an “IP Security Agreement Supplement”)), as applicable, to be recorded with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office.

(f) Nothing in this Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

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ARTICLE IV

Remedies

Section 4.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver, on demand, each item of Collateral to the Administrative Agent or any Person designated by the Administrative Agent, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Filing Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Filing Collateral by the applicable Grantors to the Administrative Agent, for the benefit of the Secured Parties, or to license or sublicense, whether on an exclusive or nonexclusive basis, any such Filing Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Filing Collateral and the Pledged Collateral and without liability to the Grantors for trespass to enter any premises where the Filing Collateral or the Pledged Collateral may be located for the purpose of taking possession of or removing the Filing Collateral and the Pledged Collateral and (c) generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable Requirement of Law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, subject to the mandatory requirements of applicable Requirement of Law and the notice requirements described below, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors no less than 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9 611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall

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determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full, unless prior to such written agreement being entered into all Events of Default shall have been remedied or the Secured Obligations paid in full in cash. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 4.02. Application of Proceeds.

(a) The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows

FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all documented out-of-pocket court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses, indemnities and other amounts incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to payment of that portion of the Secured Obligations constituting indemnities and other amounts (other than principal, interest and fees) due and payable to the Secured Parties (including fees, charges and disbursements of counsel to the respective Secured Parties) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause SECOND payable to them;

THIRD, to payment of that portion of the Secured Obligations constituting accrued and unpaid fees and interest on the Revolving Loans, Swingline Loans, Term Loans, LC Disbursements and other Secured Obligations arising under the Loan Documents, ratably among the Secured Parties in proportion to the respective amounts described in this clause THIRD payable to them;

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FOURTH, ratably to (i) payment of that portion of the Secured Obligations constituting unpaid principal of the Revolving Loans, Swingline Loans, Term Loans, LC Disbursements and other Secured Obligations and Secured Obligations then owing under Secured Swap Obligations and Secured Cash Management Obligations, ratably among the Secured Parties and (ii) to the Administrative Agent for the account of the Issuing Banks, to cash collateralize that portion of the aggregate LC Exposure comprised of the aggregate undrawn amount of Letters of Credit, in each case in proportion to the respective amounts described in this clause FOURTH held by them;

FIFTH, ratably to payment of all other Secured Obligations until the Discharge of Secured Obligations has occurred; and

SIXTH, any surplus remaining after such application to the Grantors or to whomever may be legally entitled thereto.

(a) Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. The Administrative Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations.

(b) Notwithstanding anything herein or the Credit Agreement to the contrary, (i) prior to the Discharge of Secured Obligations, any exercise by the Administrative Agent of rights and remedies in respect of the Collateral shall be made at the direction or request, or with the consent, of the Required Lenders, and no other Lenders.

(c) So long as the Discharge of Secured Obligations has not occurred, any Collateral or Proceeds thereof received by any Secured Party in connection with the exercise of any right or remedy (including set off) relating to the Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Administrative Agent for the benefit of the Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

(d) In the event that any of the Secured Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including, but not limited to, an order or judgment for disgorgement of a preference under any bankruptcy or insolvency laws, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Section 4.02 shall be fully applicable thereto until the Secured Obligations shall again have been paid in full in cash.

(e) The relative rights hereunder of the Secured Parties in or to any distributions from or in respect of any Collateral, shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor as a debtor-in-possession. If, in any proceeding arising under bankruptcy or insolvency laws, debt obligations of the reorganized debtor secured by Liens upon any Collateral of the reorganized debtor are distributed on account of the Secured Obligations, then the provisions of this Section 4.02 will survive the distribution of such debt obligations pursuant to any plan effected pursuant to a proceeding under bankruptcy or insolvency laws and will apply with like effect to the Liens securing such debt obligations.

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Section 4.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement, each Grantor shall, upon request by the Administrative Agent solely upon the occurrence and during the continuance of an Event of Default, grant to the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the IP Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof to the extent that such non-exclusive license (a) does not violate the express terms of any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Collateral consisting of Intellectual Property, or gives such third party any right of acceleration, modification or cancellation therein and (b) is not prohibited by any Requirements of Law; provided that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks.

Section 4.04. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable blue sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, and subject to the terms of the Loan Documents, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws to the extent the Administrative Agent has determined that such a registration is not required by any Requirement of Law and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent and the other Secured Parties shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 4.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

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Section 4.05. Reinstatement. Each Grantor agrees that, unless released pursuant to Section 5.13(b), its obligations and grant of security hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored by any Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower, any other Loan Party or otherwise.

ARTICLE V

Miscellaneous

Section 5.01. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement.

Section 5.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified (other than supplements expressly contemplated hereby) except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement; provided that the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Grantor from any covenant of such Grantor set forth herein to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement or Section 9.02 of the Credit Agreement.

Section 5.03. Administrative Agent’s Fees and Expenses; Indemnification. (a) Each Grantor, jointly with the other Grantors and severally, agrees to reimburse the Administrative Agent for its fees and expenses incurred hereunder as provided in Section 9.03(a) of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Grantor.”

(b) The provisions of this Section 5.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or by the other Loan Documents, the repayment of any of the Secured Obligations or the termination of this Agreement or any other Loan Document or any provision hereof or thereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, no Terminated Letter of Credit Obligation (as defined in the Guarantee Agreement) shall be a Secured Obligation hereunder or under any other Loan Document. All amounts due under this Section 5.03 shall be payable not later than 10 days after written demand therefor; provided, however, any Indemnitee shall promptly refund an indemnification payment received hereunder

21

to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 5.03. Any such amounts payable as provided hereunder shall be additional Secured Obligations.

Section 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby or by the Credit Agreement.

Section 5.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement or any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by or on behalf of any Secured Party and notwithstanding that the Administrative Agent, any Issuing Bank, any Lender or any other Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or any other Loan Document and, subject to Section 5.13(b), shall continue in full force and effect until such time as (a) all the Secured Obligations (other than (x) contingent indemnification obligations as to which no claim has been made and (y) Secured Cash Management Obligations and Secured Swap Obligations as to which arrangements reasonably satisfactory to the applicable Secured Party have been made), have been paid in full in cash, (b) all Commitments have terminated or expired and (c) all Letters of Credit have terminated or expired (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of the Credit Agreement or as a result of such Letters of Credit being backstopped or cash collateralized) and the Issuing Banks shall have no further obligation to issue or amend Letters of Credit under the Credit Agreement.

Section 5.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 5.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 5.08. Right of Set-Off. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency)

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at any time held and other obligations in whatever currency at any time owing by the Administrative Agent, such Lender, any such Issuing Bank or any such Affiliate to or for the credit or the account of any Grantor against any of and all the obligations of such Grantor then due and owing under this Agreement held by the Administrative Agent, such Lender or such Issuing Bank, irrespective of whether or not the Administrative Agent, such Lender or such Issuing Bank shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of the Administrative Agent, such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The Administrative Agent, the applicable Lender and the applicable Issuing Bank shall notify the Borrower (on behalf of the applicable Grantor) and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of the Administrative Agent, each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, such Issuing Bank and their respective Affiliates may have.

Section 5.09. Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent. (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Grantor or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Each Grantor hereby irrevocably designates, appoints and empowers the Borrower as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding.

23

Section 5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 5.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 5.12. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee securing or guaranteeing all or any of the Secured Obligations or (d) subject only to termination of a Grantor’s obligations hereunder in accordance with the terms of Section 9.15 of the Credit Agreement and Section 5.13 hereof, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Section 5.13. Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall automatically terminate when (i) all the Secured Obligations (other than (x) contingent indemnification obligations as to which no claim has been made and (y) Secured Cash Management Obligations and Secured Swap Obligations as to which arrangements reasonably satisfactory to the applicable Secured Party have been made) have been paid in full, (ii) all Commitments have terminated or expired and (iii) all Letters of Credit have terminated or expired (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of the Credit Agreement or as a result of such Letters of Credit being backstopped or cash collateralized) and the Issuing Banks shall have no further obligation to issue or amend Letters of Credit under the Credit Agreement.

(b) The Security Interest and all other security interests granted hereby shall also terminate and be released at the time or times and in the manner set forth in Section 9.15 of the Credit Agreement.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 5.13. Any execution and delivery of documents by the Administrative Agent pursuant to this Section 5.13 shall be without recourse to or warranty by the Administrative Agent.

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Section 5.14. Additional Subsidiaries. Holdings shall cause each additional Restricted Subsidiary which, from time to time, after the date hereof shall be required to pledge any assets to the Administrative Agent for the benefit of the Secured Parties pursuant to Section 5.11 the Credit Agreement to execute and deliver to the Administrative Agent a Supplement and a Perfection Certificate, in each case, within 30 days (or such longer period as may be agreed by the Administrative Agent) of the date on which it was required to become a Grantor hereunder pursuant to the Section 5.11 of the Credit Agreement. Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Supplement, any such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any Restricted Subsidiary as a party to this Agreement.

Section 5.15. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement at any time after the occurrence and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, but only upon the occurrence and during the continuance of an Event of Default and notice by the Administrative Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of accounts receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of any of their Related Parties.

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Section 5.16. Administrative Agent’s Duties. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

Section 5.17. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each other Loan Party as may be needed by such other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Agreement for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Agreement, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a Payment in Full of the Secured Obligations. Each Qualified ECP Guarantor intends that this Section 5.17 constitute, and this Section 5.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

TA MIDCO 1, LLC, as Grantor

By:
Name:
Title:

HOLDINGS:

TA HOLDINGS 1, INC., as Grantor

By:
Name:
Title:

[Collateral Agreement Signature Page]

JEFFERIES FINANCE LLC,
as Administrative Agent,

By:
Name:
Title:

[Collateral Agreement Signature Page]

Schedule I to the

Collateral Agreement

PLEDGED EQUITY INTERESTS

Issuer	Holder	Class of Equity Interests	Cert No.	No. of Shares or Interests	Percent Owned	Percent Pledged
SkinnyPop Popcorn LLC*	TA Holdings 1, Inc.	LLC	N/A	N/A	100%	100%

PLEDGED DEBT SECURITIES

None.

*	Name to be changed from TA Midco 1, LLC immediately after the consummation of the Acquisition.

I-1

Schedule II to the

Collateral Agreement

COPYRIGHT REGISTRATIONS AND APPLICATIONS

None.

II-1

Schedule III to

Collateral Agreement

PATENTS AND PATENT APPLICATIONS

None.

III-1

Schedule IV to

Collateral Agreement

TRADEMARK REGISTRATIONS AND APPLICATIONS

U.S. TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK
SkinnyPop Popcorn LLC*	3,971,482	SKINNYPOP

SkinnyPop Popcorn LLC*	4,142,288	SKINNYPACK

SkinnyPop Popcorn LLC*	4,265,552	THE BIG SKINNY

Applications: None.

OTHER TRADEMARKS:

Registrations: None.

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK
SkinnyPop Popcorn LLC	A0043314	European Union, Russia, China, Japan, Turkey, India, Mexico, Australia	SKINNYPOP

*	Immediately prior to the Effective Date, all Trademarks are owned by SkinnyPop Popcorn LLC, an Illinois limited liability company. Upon consummation of the Acquisition, Trademarks will be transferred to TA Midco 1, LLC, a Delaware LLC, which will subsequently change its name to SkinnyPop Popcorn LLC.

IV-1

Exhibit I to the

Collateral Agreement

SUPPLEMENT NO.      dated as of             , 20     (this “Supplement”), to the Collateral Agreement dated as of July 17, 2014 (the “Collateral Agreement”), by and among TA MIDCO 1, LLC, a Delaware limited liability company (the “Borrower”), TA HOLDINGS 1, INC., a Delaware corporation (“Holdings”) and the other GRANTORS from time to time party thereto (together with the Borrower and Holdings, each a “Grantor”), in favor of JEFFERIES FINANCE LLC, as administrative agent and collateral agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) for the benefit of the Lenders, the Issuing Banks and each other Secured Party (each as defined in the Credit Agreement referred to below).

A. Reference is made to (a) the Credit Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Holdings, the Lenders and the Issuing Banks party thereto and Jefferies Finance LLC, as Administrative Agent and (b) the Collateral Agreement.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement, as applicable.

C. The Grantors have entered into the Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Section 5.14 of the Collateral Agreement provides that additional Restricted Subsidiaries may become Grantors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

Section 1. In accordance with Section 5.14 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as a Grantor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall have been true and correct in all material respects as of such earlier date. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in and lien on all of the New Subsidiary’s right, title and interest in, to and under the Collateral to secure the payment and performance of the Secured Obligations. Each reference to a “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary.

Section 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting creditors’ rights generally and subject to principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing.

Ex. I-1

Section 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Supplement. This Supplement shall become effective as to the New Subsidiary when a counterpart hereof executed on behalf of the New Subsidiary shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the New Subsidiary and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of the New Subsidiary, the Administrative Agent and the other Secured Parties and their respective successors and permitted assigns, except that the New Subsidiary shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly provided in this Supplement, the Collateral Agreement and the Credit Agreement.

Section 4. The New Subsidiary hereby represents and warrants, in each case, as of the date hereof, that (a) set forth on Schedule I attached hereto are supplemental Schedules I through IV of the Collateral Agreement, which information is true and correct in all material respects and (b) attached hereto as Schedule II is a supplement to the Perfection Certificate setting forth the information required therein, which information is true and correct in all material respects.

Section 5. Pursuant to any applicable law, the New Subsidiary authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Filing Collateral without the signature of such New Subsidiary in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under the Collateral Agreement. Any such financing statement may indicate the collateral as “all assets of the debtor, whether now owned or existing or hereafter acquired or arising”, “all personal property of the debtor, whether now owned or existing or hereafter acquired or arising” or words of similar effect.

Section 6. (a) This Supplement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Supplement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Supplement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Supplement against the New Subsidiary or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court

Ex. I-2

referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Supplement irrevocably consents to service of process in the manner provided for notices in Section 5.01 of the Collateral Agreement. Nothing in any Loan Document will affect the right of any party to this Supplement to serve process in any other manner permitted by law.

(e) The New Subsidiary hereby irrevocably designates, appoints and empowers the Borrower as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding.

(f) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SUPPLEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7. [Reserved.]

Section 8. Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Collateral Agreement.

Section 10. The New Subsidiary agrees to reimburse the Administrative Agent for its fees and expenses incurred hereunder and under the Collateral Agreement as provided in Section 9.03(a) of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “the New Subsidiary.”

Ex. I-3

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[Name Of New Subsidiary],

By:
Name:
Title:

JEFFERIES FINANCE LLC, as Administrative Agent

By:
Name:
Title:

[Signature Page to Collateral Agreement Supplement]

Exhibit II to the

Collateral Agreement

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT dated as of [●], 20[●] (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by and among [●] (the “Grantor”) and Jefferies Finance LLC, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”).

Reference is made to (a) the Credit Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among TA MIDCO 1, LLC, a Delaware limited liability company (the “Borrower”), TA HOLDINGS 1, INC., a Delaware corporation (“Holdings”), the Lenders and the Issuing Banks party thereto and JEFFERIES FINANCE LLC, as administrative agent and collateral agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) and (b) the Collateral Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, Holdings, the other grantors from time to time party thereto and the Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Grantor is an Affiliate of the Borrower and is willing to execute and deliver this Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued. Accordingly, the parties hereto agree as follows:

Section 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.

Section 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under Filing Collateral consisting of any Copyrights now owned or at any time hereafter acquired by such Grantor, including those registered or applied for Copyrights listed on Schedule I, and any exclusive Copyright Licenses under which such Grantor is a licensee, including those exclusive Copyright Licenses listed on Schedule II (collectively, the “Copyright Collateral”). The Grantor authorizes and requests that the Register of Copyrights record this Agreement.

Section 3. Collateral Agreement. The Security Interest granted to the Administrative Agent herein is granted in furtherance, and not in limitation, of the security interests granted to the Administrative Agent pursuant to the Collateral Agreement. The Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

Section 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

Ex. II-1

[Remainder of this page intentionally left blank]

Ex. II-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[●],

By
Name:
Title:

JEFFERIES FINANCE LLC, as Administrative Agent,

By
Name:
Title:

[Signature Page to Copyright Security Agreement]

Schedule I to Copyright Security Agreement

COPYRIGHT REGISTRATIONS AND APPLICATIONS

Title	Application No.	Filing Date	Registration No.	Registration Date

I-1

Schedule II to Copyright Security Agreement

EXCLUSIVE COPYRIGHT LICENSES

Description of Copyright License	Name of Licensor	Registration Number of underlying Copyright

II-1

Exhibit III to the

Collateral Agreement

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT dated as of [●], 20[●] (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by and among [●] (the “Grantor”) and Jefferies Finance LLC, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”).

Reference is made to (a) the Credit Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among TA MIDCO 1, LLC, a Delaware limited liability company (the “Borrower”), TA HOLDINGS 1, INC., a Delaware corporation (“Holdings”), the Lenders and the Issuing Banks party thereto and JEFFERIES FINANCE LLC, as administrative agent and collateral agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) and (b) the Collateral Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, Holdings, the other grantors from time to time party thereto and the Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Grantor is an Affiliate of the Borrower and is willing to execute and deliver this Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued. Accordingly, the parties hereto agree as follows:

Section 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.

Section 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under Filing Collateral consisting of any Patents now owned or at any time hereafter acquired by such Grantor, including those registered or applied for Patents listed on Schedule I (the “Patent Collateral”). The Grantor authorizes and requests that the Commissioner for Patents record this Agreement.

Section 3. Collateral Agreement. The Security Interest granted to the Administrative Agent herein is granted in furtherance, and not in limitation, of the security interests granted to the Administrative Agent pursuant to the Collateral Agreement. The Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Patent Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

Section 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

Ex. III-1

[Remainder of this page intentionally left blank]

Ex. III-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[●],

By
Name:
Title:

JEFFERIES FINANCE LLC, as Administrative Agent,

By
Name:
Title:

[Signature Page To Patent Security Agreement]

Schedule III to

Patent Security Agreement

PATENTS AND PATENT APPLICATIONS

Title	Application No.	Filing Date	Patent No.	Issue Date

I-1

Exhibit IV to the

Collateral Agreement

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT dated as of [●], 20[●] (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by and among [●] (the “Grantor”) and Jefferies Finance LLC, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”).

Reference is made to (a) the Credit Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among TA MIDCO 1, LLC, a Delaware limited liability company (the “Borrower”), TA HOLDINGS 1, INC., a Delaware corporation (“Holdings”), the Lenders and the Issuing Banks party thereto and JEFFERIES FINANCE LLC, as administrative agent and collateral agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) and (b) the Collateral Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, Holdings, the other grantors from time to time party thereto and the Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Grantor is an Affiliate of the Borrower and is willing to execute and deliver this Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued. Accordingly, the parties hereto agree as follows:

Section 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.

Section 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under Filing Collateral consisting of any Trademarks now owned or at any time hereafter acquired by such Grantor, including those registered or applied for Trademarks listed on Schedule I; provided that no security interest is granted on any intent-to-use trademark applications filed in the United States Patent and Trademark Office to the extent that, and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable Requirements of Law (the “Trademark Collateral”). The Grantor authorizes and requests that the Commissioner for Trademarks record this Agreement.

Section 3. Collateral Agreement. The Security Interest granted to the Administrative Agent herein is granted in furtherance, and not in limitation, of the security interests granted to the Administrative Agent pursuant to the Collateral Agreement. The Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

Ex. IV-1

Section 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of this page intentionally left blank]

Ex. IV-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[●],

By
Name:
Title:

JEFFERIES FINANCE LLC, as Administrative Agent,

By
Name:
Title:

[Signature Page To Trademark Security Agreement]

Schedule IV to

Trademark Security Agreement

TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Serial No.	Filing Date	Registration No.	Registration Date

I-1

EXHIBIT E-1

Form of Closing Certificate

[See Attached]

[Form of]

Secretary’s Certificate

                 , 20

I, the undersigned Secretary of [●], a [●] corporation (the “Company”), DO HEREBY CERTIFY in such capacity that as of the date hereof:

1.	This Certificate is furnished in connection with that certain Credit Agreement, dated as of July 17, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [the Company, TA Holdings 1, Inc., a Delaware corporation,][9] [the Company, TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC),][10] [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC), TA Holdings 1, Inc., a Delaware corporation,][11] the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and Swingline Lender, and Jefferies Finance LLC, as administrative agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

2.	The persons listed on Exhibit A attached hereto have been duly appointed or elected, are qualified and are now acting as incumbent officers of the Company, in the capacity set forth opposite their respective names, and are authorized to execute and deliver any of the Loan Documents. The signatures set forth opposite their names are their true and genuine signatures.

3.	Attached hereto as Exhibit B is a copy of the [Certificate of Incorporation] [Certificate of Formation] of the Company, as filed with the Secretary of State of the State of [●]. The [Certificate of Incorporation] [Certificate of Formation] has not been amended, modified or otherwise supplemented since the date of such Certificate.

4.	Attached hereto as Exhibit C is a true and correct copy of the [By-Laws] [Operating Agreement] of the Company, as in effect on the date hereof.

5.	Attached hereto as Exhibit D is a true and correct copy of the Certificate of Good Standing with respect to the Company issued by the Secretary of State of the State of [●]. The Company has remained in good standing under the laws of such State since the date of such Certificate.

[9]	To be used for Secretary’s Certificate of the Borrower.
[10]	To be used for Secretary’s Certificate of Holdings.
[11]	To be used for Secretary’s Certificate of any Guarantor (other than Holdings).

6.	Attached hereto as Exhibit E is a true and correct copy of resolutions duly adopted by the board of directors of the Company by unanimous written consent on the date hereof, which resolutions have not been revoked, modified, amended or rescinded and are still in full force and effect. Except as attached hereto as Exhibit E, no resolutions have been adopted by the board of directors of the Company which deal with the execution, delivery or performance of the Credit Agreement or the other Loan Documents.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, I have hereunto set my hand as of the above set forth date.

By:
Name:
Title:

The undersigned,             , does hereby certify that he is the              of the Company and that              is the duly elected and presently incumbent              of the Company, and that the statements and signatures in the foregoing Certificate are true and correct on the date hereof.

By:
Name:
Title:

[Signature page to Secretary’s Certificate]

Exhibit A

Name	Office	Signature

E-1-1

Exhibit B

[Certificate of Incorporation] [Certificate of Formation]

E-1-2

Exhibit C

[By-Laws] [Operating Agreement]

E-1-3

Exhibit D

Good Standing Certificate

E-1-4

Exhibit E

Resolutions

E-1-5

EXHIBIT E-2

Form of Solvency Certificate

                 , 2014

The undersigned, being the [●]12 of TA Midco 1, LLC, a Delaware company (to be renamed SkinnyPop Popcorn LLC) (the “Borrower”), in [his][her] capacity as an officer of the Borrower and not in any individual capacity, hereby delivers this Solvency Certificate (this “Certificate”) to the Lenders (as defined below) and Jefferies Finance LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), pursuant to Section 4.01(i) of that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Borrower, the other Loan Parties party thereto, the lenders party thereto (the “Lenders”), Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender and the Administrative Agent. Capitalized terms used herein which are not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned is familiar with the properties, businesses, assets and liabilities of Holdings and its Restricted Subsidiaries and is duly authorized to execute this Certificate on behalf of the Borrower.

The undersigned certifies, solely in such undersigned’s capacity as [●] of the Borrower, and not in any individual capacity, and based upon facts and circumstances as they exist as of the date hereof, after giving effect to the consummation of the Transactions to be consummated on the date hereof:

1. The fair value of the assets of Holdings and its Restricted Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent, or otherwise;

2. The present fair saleable value of the property of Holdings and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent, or otherwise, as such debts and other liabilities become absolute and matured;

3. Holdings and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and do not intend to incur debts and liabilities beyond their ability to pay their debts and liabilities as they mature; and

4. Holdings and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

[12]	To be the chief financial officer or chief accounting officer or other officer with equivalent duties.

E-2-1

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

E-2-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [●] of the Borrower, on behalf of the Borrower, and not in any individual capacity, as of the date first stated above.

TA MIDCO 1, LLC

By:
Name:
Title:

E-2-1

EXHIBIT F

Form of Intercompany Note

[See Attached]

F-1

INTERCOMPANY SUBORDINATED PROMISSORY NOTE

Dated:                  , 20

FOR VALUE RECEIVED, each of TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]13 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]14 (the “Borrower”), [●]15 (collectively, the “Note Parties” and each, a “Note Party”) which is a party to this intercompany subordinated promissory note (this “Promissory Note”) promises to pay to the order of such other Note Party that makes loans to such Note Party (each Note Party which borrows money or other assets from another Note Party, together with each Additional Payor (as defined below), party hereto from time to time, is referred to herein as a “Payor” and each Note Party which makes loans and advances to another Note Party, including each Additional Payee (as defined below), that from time to time executes and delivers an endorsement attached hereto, is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances and any interest on the unpaid principal amount heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in that certain Credit Agreement, dated as of July 17, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the lenders party thereto (the “Lenders”) and Jefferies Finance LLC, as administrative agent (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”).

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee to the Administrative Agent for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Loan Documents to which such Payee is a party. Each Payor acknowledges and agrees that the Administrative Agent and the other Secured Parties may exercise all the rights of the Payees under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor or any endorser of this Promissory Note, or against any of their respective properties, shall be

[13]	To be used if delivered prior to the Acquisition.
[14]	To be used if delivered after the Acquisition.
[15]	Insert additional parties.

1

subordinate and subject in right of payment to the Loan Document Obligations until all of the Loan Document Obligations have been performed and indefeasibly paid in full in cash in immediately available funds and all loans and advances made by a Payee pursuant to this Promissory Note and all payments made by the applicable Payor shall be subject to the terms and provisions of the Credit Agreement and the other Loan Documents. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to the Administrative Agent or any other Secured Parties to secure payment of all or any part of the Loan Document Obligations or otherwise) shall be and hereby are subordinated to the rights of the Administrative Agent or any other Secured Parties in such assets. Except as expressly permitted by the Credit Agreement, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Loan Document Obligations shall have been performed and indefeasibly paid in full in cash in immediately available funds.

Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any such promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Note Party to any other Note Party, and (ii) without the prior written consent of the Administrative Agent, shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Note Party to any other Note Party.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Subsidiaries of the Loan Parties may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Payor”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. From time to time after the date hereof, additional Subsidiaries of the Loan Parties may also become parties hereto by executing and delivering a counterpart signature page to this Promissory Note and a counterpart signature page to the endorsement attached hereto to the Administrative Agent (each additional Subsidiary, an “Additional Payee”). This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

2

[Signature page follows]

3

IN WITNESS WHEREOF, each undersigned Payor has caused this Intercompany Subordinated Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date first set forth above.

[TA MIDCO 1, LLC][16] [SKINNYPOP POPCORN LLC][17]

By:
Name:
Title:

TA HOLDINGS 1, INC.

By:
Name:
Title:

[ADDITIONAL PARTIES]

By:
Name:
Title:

[16]	To be used if delivered prior to the Acquisition.
[17]	To be used if delivered after the Acquisition.

[Signature Page to Intercompany Subordinated Promissory Note]

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                      all of its right, title and interest in and under the Intercompany Subordinated Promissory Note, dated [            ] [    ], 20     (as amended, supplemented, replaced or otherwise modified from time to time, the “Promissory Note”), made by TA Holdings 1, Inc., a Delaware corporation, [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]18 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]19, [●]20 and each other person that is or becomes a party thereto, and payable to the undersigned and hereby irrevocably constitutes and appoints to transfer the Promissory Note on the books kept for registration thereof with full power of substitution in the premises. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

Dated:

[Signature page follows]

[18]	To be used if delivered prior to the Acquisition.
[19]	To be used if delivered after the Acquisition.
[20]	Insert additional parties.

[TA MIDCO 1, LLC][21] [SKINNYPOP POPCORN LLC][22]

By:
Name:
Title:

TA HOLDINGS 1, INC.

By:
Name:
Title:

[ADDITIONAL PARTIES]

By:
Name:
Title:

[21]	To be used if delivered prior to the Acquisition.
[22]	To be used if delivered after the Acquisition.

[Signature Page to Endorsement to Intercompany Subordinated Demand Promissory Note]

EXHIBIT G-1

Form of Specified Discount Prepayment Notice

Date:            , 20

To: [Jefferies Finance LLC], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(B) of that certain Credit Agreement, dated as of July 17, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), by and among TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]1 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]2 (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

Pursuant to Section 2.11(a)(ii)(B) of the Agreement, the Borrower hereby offers to make a Discounted Term Loan Prepayment to each Term Lender [and to each Additional Term Lender of the [●, 20●]3 tranche[s] of Term Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only to each Term Lender [and to each Additional Term Lender of the [●, 20.]4 tranche[s] of Term Loans].

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $[●] of Term Loans [and $[●] of the [●, 20●]5 tranche[(s)] of Term Loans] (the “Specified Discount Prepayment Amount”)6

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [●]% in respect of the Term Loans [and [●]% in respect of the [●, 20●]7 tranche[(s)] of Term Loans] (the “Specified Discount”).

[1]	To be used if delivered prior to the Acquisition.
[2]	To be used if delivered after the Acquisition.
[3]	List multiple tranches if applicable.
[4]	List multiple tranches if applicable.
[5]	List multiple tranches if applicable.
[6]	Minimum of $1.0 million and whole increments of $500,000.
[7]	List multiple tranches if applicable.

G-1-1

To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 2.11(a)(ii)(B) of the Agreement.

The Borrower hereby represents and warrants to the Administrative Agent [and the Term Lenders][, the Term Lenders and each Additional Term Lender of the [●, 20●]8 tranche[s] of Term Loans] as follows:

1. The Borrower will not make a Borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]9

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower requests that the Auction Agent promptly notify each of the relevant Term Lenders party to the Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[8]	List multiple tranches if applicable.
[9]	Insert applicable representation.

G-1-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[TA MIDCO 1, LLC][10] [SKINNYPOP POPCORN LLC][11]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

[10]	To be used if delivered prior to the Acquisition.
[11]	To be used if delivered after the Acquisition.

G-1-3

EXHIBIT G-2

Form of Specified Discount Prepayment Response

Date:            , 20

To: [Jefferies Finance LLC], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of July 17, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), by and among TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]1 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]2 (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC, as Administrative Agent, and (b) that certain Specified Discount Prepayment Notice, dated             , 20     , from the Borrower (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Agreement.

The undersigned [Term Lender] [Additional Term Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(B) of the Agreement, that it is willing to accept a prepayment of the following [tranches of] Term Loans held by such [Term Lender] [Additional Term Lender] at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[●]]

[[●, 20●]3 tranches] of Term Loans -$[●]]

The undersigned [Term Lender] [Additional Term Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans][[●, 20●]4 tranche[s]] pursuant to Section 2.11(a)(ii)(B) of the Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[1]	To be used if delivered prior to the Acquisition.
[2]	To be used if delivered after the Acquisition.
[3]	List multiple tranches if applicable.
[4]	List multiple tranches if applicable.

G-2-1

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[ ]

By:
Name:
Title:

G-2-2

EXHIBIT G-3

Form of Discount Range Prepayment Notice

Date:            , 20

To: [Jefferies Finance LLC], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(C) of that certain Credit Agreement, dated as of July 17, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), by and among TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]1 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]2 (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

Pursuant to Section 2.11(a)(ii)(C) of the Agreement, the Borrower hereby requests that each Term Lender [and each Additional Term Lender of the [●, 20●]3 tranche[s] of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to each Term Lender [and to each Additional Term Lender of the [●, 20●]4 tranche[s] of Term Loans].

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is $[●] of Term Loans [and $[●] of the [●], 20●]5 tranche[(s)] of Term Loans] (the “Discount Range Prepayment Amount”)6

3. The Borrower is willing to make Discount Term Loan Prepayments at a percentage discount to par value greater than or equal to [●]% but less than or equal to

[1]	To be used if delivered prior to the Acquisition.
[2]	To be used if delivered after the Acquisition.
[3]	List multiple tranches if applicable.
[4]	List multiple tranches if applicable.
[5]	List multiple tranches if applicable.
[6]	Minimum of $1.0 million and whole increments of $500,000.

G-3-1

[●]% in respect of the Term Loans [and greater than or equal to [●]% but less than or equal to [●]% in respect of the [●, 20●]7 tranche[(s)] of Term Loans] (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Discount Range Prepayment Offer on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 2.11(a)(ii)(C) of the Agreement.

The Borrower hereby represents and warrants to the Auction Agent [and the Term Lenders][, the Term Lenders and each Additional Term Lender of the [●, 20●]8 tranche[s] of Term Loans] as follows:

1. The Borrower will not make a Borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]9

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower requests that the Auction Agent promptly notify each of the relevant Term Lenders party to the Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[7]	List multiple tranches if applicable.
[8]	List multiple tranches if applicable.
[9]	Insert applicable representation.

G-3-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[TA MIDCO 1, LLC][10] [SKINNYPOP POPCORN LLC][11]

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

[10]	To be used if delivered prior to the Acquisition.
[11]	To be used if delivered after the Acquisition.

G-3-3

EXHIBIT G-4

Form of Discount Range Prepayment Offer

Date:            , 20

To: [Jefferies Finance LLC], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of July 17, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), by and among TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]1 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]2 (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC, as Administrative Agent, and (b) that certain Discount Range Prepayment Notice, dated             , 20     , from the Borrower (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Agreement.

The undersigned [Term Lender] [Additional Term Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(C) of the Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on the [Term Loans][and the [●, 20●3 tranche[s] of Term Loans] held by the undersigned.

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[●]]

[[●, 20●]4 tranche[s] of Term Loans -$[●]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [●]% in respect of the Term Loans [and [●]% in respect of the [●, 20●]5 tranche[(s)] of Term Loans] (the “Submitted Discount”).

[1]	To be used if delivered prior to the Acquisition.
[2]	To be used if delivered after the Acquisition.
[3]	List multiple tranches if applicable.
[4]	List multiple tranches if applicable.
[5]	List multiple tranches if applicable.

G-4-1

The undersigned [Term Lender] [Additional Term Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[●, 20●]6 tranche[s] of Term Loans] indicated above pursuant to Section 2.11(a)(ii)(C) of the Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[6]	List multiple tranches if applicable.

G-4-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[ ]

By:
Name:
Title:

G-4-3

EXHIBIT G-5

Form of Solicited Discounted Prepayment Notice

Date:            , 20

To: [Jefferies Finance LLC], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.11(a)(ii)(D) of that certain Credit Agreement, dated as of July 17, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), by and among TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]1 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]2 (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

Pursuant to Section 2.11(a)(ii)(D) of the Agreement, the Borrower hereby requests that each Term Lender [and each Additional Term Lender of the [●, 20.]3 tranche[s] of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to each Term Lender [and each Additional Term Lender of the [●, 20●]4 tranche[s] of Term Loans].

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans - $[●]]

[[●, 20●]6 tranche[s] of Term Loans -$[●]]

[1]	To be used if delivered prior to the Acquisition.
[2]	To be used if delivered after the Acquisition.
[3]	List multiple tranches if applicable.
[4]	List multiple tranches if applicable.
[5]	Minimum of $1.0 million and whole increments of $500,000.
[6]	List multiple tranches if applicable.

G-5-1

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Solicited Discounted Prepayment Offer on or before 5:00 p.m. New York time on the date that is three (3) Business Days following delivery of this notice pursuant to Section 2.11(a)(ii)(D) of the Agreement.

The Borrower requests that the Auction Agent promptly notify each of the relevant Term Lenders party to the Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

G-5-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[TA MIDCO 1, LLC][7] [SKINNYPOP POPCORN LLC][8]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

[7]	To be used if delivered prior to the Acquisition.
[8]	To be used if delivered after the Acquisition.

G-5-3

EXHIBIT G-6

Form of Solicited Discounted Prepayment Offer

Date:            , 20

To: [Jefferies Finance LLC], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of July 17, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), by and among TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]1 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]2 (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC, as Administrative Agent, and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20     , from the Borrower (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day following your receipt of this notice.

The undersigned [Term Lender] [Additional Term Lender] hereby gives you irrevocable notice, pursuant to Section 2.11(a)(ii)(D) of the Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][[●, 20●]3 tranche[s] of Term Loans] held by the undersigned.

2. The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[●]]

[[●, 20●]4 tranche[s] of Term Loans -$[●]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [●]% in respect of the Term Loans [and [●]% in respect of the [●, 20●]5 tranche[(s)] of Term Loans] (the “Offered Discount”).

[1]	To be used if delivered prior to the Acquisition.
[2]	To be used if delivered after the Acquisition.
[3]	List multiple tranches if applicable.
[4]	List multiple tranches if applicable.
[5]	List multiple tranches if applicable.

G-6-1

The undersigned [Term Lender] [Additional Term Lender] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[●, 20●]6 tranche[s] of Term Loans] pursuant to Section 2.11(a)(ii)(D) of the Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[6]	List multiple tranches if applicable.

G-6-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[ ]

By:
Name:
Title:

G-6-3

EXHIBIT G-7

Form of Acceptance and Prepayment Notice

Date:            , 20

To: [Jefferies Finance LLC], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.11(a)(ii)(D) of that certain Credit Agreement, dated as of July 17, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), by and among TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]1 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]2 (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC, as Administrative Agent, and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20     , from the Borrower (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

Pursuant to Section 2.11(a)(ii)(D) of the Agreement, the Borrower hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [●]% in respect of the Term Loans [and [●]% in respect of the [●, 20●]3 tranche[(s)] of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.11(a)(ii)(D) of the Agreement.

The Borrower hereby represents and warrants to the Auction Agent [and the Term Lenders][, the Term Lenders and each Additional Term Lender of the [●, 20●]4 tranche[s] of Term Loans] as follows:

1. The Borrower will not make a Borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by

[1]	To be used if delivered prior to the Acquisition.
[2]	To be used if delivered after the Acquisition.
[3]	List multiple tranches if applicable.
[4]	List multiple tranches if applicable.

G-7-1

the Borrower on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]5

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Borrower requests that the Auction Agent promptly notify each of the relevant Term Lenders party to the Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[5]	Insert applicable representation.

G-7-2

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[TA MIDCO 1, LLC][6] [SKINNYPOP POPCORN LLC][7]

By:
Name:
Title:

[6]	To be used if delivered prior to the Acquisition.
[7]	To be used if delivered after the Acquisition.

G-7-3

EXHIBIT H

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), by and among TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]1 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]2 (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC, as Administrative Agent.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

[1]	To be used if delivered prior to the Acquisition.
[2]	To be used if delivered after the Acquisition.

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), by and among TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]3 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]4 (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC, as Administrative Agent.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

[3]	To be used if delivered prior to the Acquisition.
[4]	To be used if delivered after the Acquisition.

Form of U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes) Reference is hereby made to the Credit Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), by and among TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]5 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]6 (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC, as Administrative Agent.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

[5]	To be used if delivered prior to the Acquisition.
[6]	To be used if delivered after the Acquisition.

By:
Name:
Title:

Date:	, 20[ ]

Form of U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), by and among TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]7 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]8 (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC, as Administrative Agent.

Pursuant to the provisions of Section 2.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[7]	To be used if delivered prior to the Acquisition.
[8]	To be used if delivered after the Acquisition.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 20[ ]

EXHIBIT I

Form of Borrowing Request

Date: [            ], 20[    ]

To:	Jefferies Finance LLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]1 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]2 (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC, as Administrative Agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to Section [2.03] [2.07] of the Credit Agreement, the undersigned, a Responsible Officer of the Borrower, hereby requests a:

☐	A Term Borrowing	☐	A Revolving Borrowing	☐	A conversion of a Borrowing from one Type to another	☐	A continuation of Eurodollar Borrowing

1.	On (a Business Day).

2.	In the aggregate principal amount of $ .

3.	With a rate of interest determined by reference to the [ABR/Eurodollar Rate].

4.	For Eurodollar Rate Borrowings: with an Interest Period of months (such Interest Period to comply with the provisions of the definition of “Interest Period”).

Except in respect of any conversion or continuation of a Borrowing, the undersigned hereby further certifies that as of the date of such Borrowing, the conditions set forth in Sections 4.02(a) and 4.02(b) of the Credit Agreement are satisfied.

[1]	To be used if delivered prior to the Acquisition.
[2]	To be used if delivered after the Acquisition.

If any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Borrowing Request, the Borrower shall, after receipt of a written request by any Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender within ten Business Days of such request any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to borrow, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Loan.

[The location and number of the Borrower’s account or such other account or accounts to which funds are to be disbursed is attached as Annex I hereto.]3 [The identity of the Issuing Bank which made the LC Disbursement which is to be reimbursed by the Borrowing is attached as Annex I hereto.]4

[Signature Page Follows]

[3]	Insert as applicable.
[4]	Insert as applicable.

[TA MIDCO 1, LLC][5] [SKINNYPOP POPCORN LLC][6], as the Borrower

By:
Name:
Title:

[5]	To be used if delivered prior to the Acquisition.
[6]	To be used if delivered after the Acquisition.

Annex I

[Location and Number of Account] [Identity of the Issuing Bank]

EXHIBIT J

Form of Prepayment Notice

Dated: [            ]

To	[Jefferies Finance LLC, as Administrative Agent

520 Madison Avenue

New York, NY 10022

Attention:

Facsimile: ]1

[[                    ], as Swingline Lender]2

Reference is made to the Credit Agreement dated as of July 17, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]3 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]4 (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower Agent hereby delivers this Prepayment Notice to you pursuant to Section 2.11(h) of the Credit Agreement:

1.	Revolving Loans:

a.	The Borrower will make a prepayment of the principal of the Revolving Loans in the amount of $[ ] on [mm/dd/yy].

b.	The Revolving Loans to be prepaid are of the following type: [ABR Loans] [Eurodollar Loans].

c.	If the Revolving Loan to be prepaid is a Eurodollar Loan, it has an Interest Period of [ ] month[s] that will end on [mm/dd/yy].

2.	Term Loans:

a.	The Borrower will make a prepayment of the principal of the Term Loans in the amount of $[ ] on [mm/dd/yy].

[1]	Address to Administrative Agent for prepayments of Revolving Loans or Term Loans.
[2]	Address to Swingline Lender for prepayments of Swingline Loans.
[3]	To be used if delivered prior to the Acquisition.
[4]	To be used if delivered after the Acquisition.

b.	The Term Loans to be prepaid are of the following Type: [ABR Loans] [Eurodollar Loans].

c.	If the Term Loan to be prepaid is a Eurodollar Loan, it has an Interest Period of [ ] month[s] that will end on [mm/dd/yy].

3.	Swingline Loans: The Borrower will make a prepayment of the principal of the Swingline Loans in the amount of $[ ] on [mm/dd/yy].

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

Delivery of an executed counterpart of this Prepayment Notice by telecopier shall be effective as delivery of an original executed counterpart of this Prepayment Notice.

[TA MIDCO 1, LLC][5] [SKINNYPOP POPCORN LLC][6], as the Borrower

By:
Name:
Title:

[5]	To be used if delivered prior to the Acquisition.
[6]	To be used if delivered after the Acquisition.

EXHIBIT K

Form of Compliance Certificate

Reference is made to the Credit Agreement, dated as of July 17, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), by and among TA Holdings 1, Inc., a Delaware corporation (“Holdings”), [TA Midco 1, LLC, a Delaware limited liability company (to be renamed SkinnyPop Popcorn LLC immediately following the acquisition)]1 [SkinnyPop Popcorn LLC, a Delaware limited liability company (formerly known as TA Midco 1, LLC)]2 (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as an Issuing Bank and the Swingline Lender, and Jefferies Finance LLC, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement. Pursuant to Section 5.01(c) of the Agreement, the undersigned, in his/her capacity as a Financial Officer of the Borrower, certifies as follows:

(a)	[Attached hereto as Annex A is the audited consolidated balance sheet and audited consolidated statements of operations and cash flows of Holdings and its Restricted Subsidiaries as of December 31, 20[ ], in each case with customary management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous fiscal year (which comparison may be prepared by the Borrower for the fiscal year ending December 31, 2013), all reported on by Deloitte or other independent public accountants of recognized standing (without a “going concern” or like qualification or exception (other than a qualification related solely to the maturity of Loans and Commitments at the Revolving Maturity Date, the Term Maturity Date or the Latest Maturity Date, as applicable, or with respect to, or resulting from, any potential inability to satisfy the Financial Performance Covenant in a future date or period) and without any qualification or exception as to the scope of such audit). These consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.][3]

(b)	[Attached hereto as Annex A is the unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows of Holdings and its Restricted Subsidiaries as of [ , ], 20[ ] and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year. These consolidated financial

[1]	To be used if delivered prior to the Acquisition.
[2]	To be used if delivered after the Acquisition.
[3]	To be delivered on or before the date that is 150 days after the end of the fiscal year of Holdings ending December 31, 2014 and 120 days after the end of each fiscal year of Holdings thereafter.

statements present fairly in all material respects, the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with customary management’s discussion and analysis describing results of operations.][4]

(c)	[Attached hereto as Annex A is the unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows of Holdings and its Restricted Subsidiaries as of [ , ], 20[ ] and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year. These consolidated financial statements present fairly in all material respects, as applicable, the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the financial reports provided pursuant to this clause for the fiscal months ended June 30, 2014, July 31, 2014, August 31, 2014 and September 30, 2014 may be management reports not required to be presented in accordance with GAAP.][5]

(d)	[To my knowledge, no Default has occurred or is continuing.] [A Default has occurred and is continuing. Specified below are details of the Default and any action taken or proposed to be taken with respect thereto.]

(e)	The following represent true and accurate calculations, as of [ , 20[ ]], to be used to determine compliance with the covenant set forth in Section 6.10 of the Agreement for the applicable Test Period:

Total Leverage Ratio:

Consolidated Net Debt=	[ ]
Consolidated EBITDA=	[ ]
Actual Ratio=	[ ] to 1.00
Required Ratio=	[ ] to 1.00

Supporting detail showing the calculation of the Total Leverage Ratio is attached hereto as Schedule 1.

[4]	To be delivered on or before the date that is 60 days after the end of the fiscal quarter of Holdings ending September 30, 2014 and 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings thereafter.
[5]	To be delivered on or before the date that is 45 days after the end of each fiscal month.

(f)	Attached hereto as Schedule 2 are detailed calculations setting forth the Fixed Charge Coverage Ratio.

(g)	Attached hereto as Schedule 3 are detailed calculations setting forth the Available Amount.

(h)	[Attached hereto as Schedule 4 are detailed calculations setting forth the Excess Cash Flow.][6]

[Signature Page Follows]

[6]	To be included only in annual compliance certificates, beginning with the financial statements for the fiscal year of Holdings ending December 31, 2015.

[TA MIDCO 1, LLC][7] [SKINNYPOP POPCORN LLC][8], as the Borrower

By:
Name:
Title:

[7]	To be used if delivered prior to the Acquisition.
[8]	To be used if delivered after the Acquisition.

ANNEX A

Financials

[See attached.]

SCHEDULE 1

Total Leverage Ratio: Consolidated Net Debt to Consolidated EBITDA

(1)	Consolidated Net Debt: (a) minus (b)

	(a)	Consolidated Total Debt: the sum of (a)(i) through (a)(iv) below[1]

		(i)	Indebtedness for borrowed money

		(ii)	unreimbursed or non-cash collateralized obligations under drawn letters of credit

		(iii)	obligations in respect of Capitalized Leases

		(iii)	debt obligations evidenced by bonds, debentures, notes or similar instruments

	(b)	(b)(i) plus (b)(ii) minus (b)(iii) below[2]

		(i)	cash of Holdings and its Restricted Subsidiaries (free and clear of all liens, other than Liens permitted pursuant to Section 6.02)

		(ii)	Permitted Investments of Holdings and its Restricted Subsidiaries (free and clear of all liens, other than Liens permitted pursuant to Section 6.02)

		(iii)	cash and Permitted Investments which are listed as “restricted” on the consolidated balance sheet of Holdings and its Restricted Subsidiaries

(2)	Consolidated EBITDA: (x) plus (a) plus (b) minus (c)

	(x)	Consolidated Net Income: (x)(i) minus (x)(ii) below

		(i)	net income (loss) of Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP

[1]	The Management Earnout shall not be included in the calculation of Consolidated Total Debt and any other earnout shall be included in the calculation of Consolidated Total Debt only to the extent earned or otherwise due and payable unless subject to a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted.
[2]	Not to exceed an aggregate amount of $20,000,000.

(ii)	without duplication, the sum of (x)(ii)(A) through (x)(ii)(J) below

	(A)	accruals and reserves that are established or adjusted as a result of any Permitted Acquisition or similar Investment in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs)

	(B)	the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income

	(C)	Transaction Costs

	(D)	any fees, costs and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with any Permitted Acquisition or similar Investment, non-ordinary course asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any non-recurring charges or merger costs incurred during such period as a result of any such transaction

	(E)	any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments

	(F)	non-cash stock-based award compensation expenses

	(G)	any income (loss) attributable to deferred compensation plans or trusts

	(H)	any income (loss) for such period of any Person if such Person is not a Restricted Subsidiary, except that Consolidated Net Income shall include the aggregate amount of cash or cash equivalents actually distributed by such Person during such period to Holdings or any Restricted Subsidiary as a dividend or other distribution

		(I)	any income (loss) from Investments recorded using the equity method, but including any cash distributions of earnings received by any Restricted Subsidiary from Investments recorded using the equity method

		(J)	solely for purposes of determining the Available Amount, any income (loss) of any Restricted Subsidiary of Holdings (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary

(a)	without duplication and to the extent not already included in arriving at (x) above, the sum of (a)(i) through (a)(xvi) below with respect to Holdings and its Restricted Subsidiaries

	(i)	total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, unused line fees and letter of credit fees and facing fees and bank and letter of credit fees and costs of surety bonds in connection with financing activities

	(ii)	provision for taxes based on income, profits or capital and sales taxes, including federal, foreign, state, franchise, excise, value added and similar taxes paid or accrued during such period (including in respect of repatriated funds and any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations)

	(iii)	depreciation and amortization (including amortization of deferred financing fees or costs)

	(iv)	Non-Cash Charges

(v)	extraordinary losses, expenses or charges and unusual or non-recurring losses, expenses or charges, including, but not limited to (a) fees, costs and expenses related to work with Trivista in an amount not to exceed $250,000 in the aggregate and (b) fees, costs and expenses (including legal fees and, for the avoidance of doubt, settlement amounts) associated with class action or other lawsuits not to exceed $2,000,000 in the aggregate (or such greater amount as agreed by the Administrative Agent in its sole discretion)

(vi)	cash restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Effective Date and adjustments to existing reserves and including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives, severance, store opening expenses, relocation costs, office upgrades, integration and facilities’ opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to opening of facilities, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)); provided that the aggregate amount added back to Consolidated Net Income pursuant to this clause (vi) for any Test Period shall not exceed, when taken together with the aggregate amount included in Consolidated EBITDA pursuant to clause (b) below, 17.5% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (a)(vi) or clause (b) below)

(vii)	the amount of any non-controlling interest expense consisting of subsidiary income attributable to non-controlling equity interests of third parties in any Non-Wholly Owned Subsidiary

(viii)	(A) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor permitted to be paid pursuant to Section 6.07(iv) and (xi) and (B) the amount of expenses relating to payments made to option holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents

(ix)	the amount of any expenses, charges or losses during such period that are reimbursed in cash pursuant to indemnification, insurance, purchase price adjustments or other reimbursement provisions or are otherwise reimbursed in cash by a third party (provided that such amount of reimbursement, insurance payment, purchase price adjustments or indemnification is not included in Consolidated Net Income)

(x)	losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business)

(xi)	any non-cash expenses recognized at the time of the granting or payment of earn-out obligations and contingent consideration and any non-cash expense or loss from the valuation of earn-out obligations and contingent consideration

(xii)	fees, costs and expenses incurred after the Effective Date in connection with the administration of the Loans or any amendment to or other modification of the Loan Documents

(xiii)	fees, costs and expenses incurred in connection with a Qualified IPO and any other potential public offering

(xiv)	Public Company Costs

(xv)	the amount of cash proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions (to the extent that the proceeds of such insurance or such reimbursement or indemnification is not included in Consolidated Net Income)

(xvi)	Transaction Costs

	(xvii)	cash payments received that are related to prior accruals of charges deducted in calculating Consolidated Net Income for such period and that have not otherwise been added back to Consolidated EBITDA

	(xviii)	without duplication, to the extent deducted in the determination of Consolidated Net Income (and not otherwise added back), the Management Earnout

(b)	without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized in connection with (x) any restructuring of Holdings, the Borrower or any of the Restricted Subsidiaries not in the ordinary course of business, (y) any Permitted Acquisition or other similar Investment described in the definition of “Specified Transaction” or Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of Holdings or any division, product line or facility used for operations of Holdings, the Borrower or any of the Restricted Subsidiaries and (z) the Transactions, in each case that are projected by Holdings in good faith to be realized no later than 12 months after the consummation of such transaction (which cost savings, operating expense reductions and synergies projected to result from any such action shall be added to Consolidated EBITDA for any Test Period ending not more than 12 months after such action is taken as though such cost savings, operating expense reductions and synergies had been realized on the first day of the relevant Test Period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating expenses or synergies are reasonably identifiable and factually supportable, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges or other amounts included in Consolidated EBITDA in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (C) the aggregate amount of cost savings, operating expense reductions or synergies added pursuant to this clause (b), when taken together with the aggregate amount included in Consolidated EBITDA pursuant to clause (a)(vi) above, shall not exceed 17.5% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to clause (a)(vi) or this clause (b))

(c)	without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of (c)(i) through (c)(v) below

	(i)	extraordinary gains and unusual or non-recurring gains

	(ii)	non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period)

	(iii)	gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business)

	(iv)	amount of any non-controlling interest income consisting of subsidiary loss attributable to non-controlling equity interests of third parties in any Non-Wholly Owned Subsidiary added to (and not deducted in such period from) Consolidated Net Income

	(v)	any income from the valuation of earnout obligations and contingent consideration

	Consolidated Net Debt to Consolidated EBITDA		[ ]:1.00

	Total Leverage Ratio Requirement		No more than
[ ]:1.00

SCHEDULE 2

Fixed Charges: (a) plus (b)

(a)	all regularly scheduled amortization payments on account of Indebtedness (but excluding, for the avoidance of doubt, any payments made with respect to earnouts (including the Management Earnout)

(b)	all interest payments paid in cash during the applicable period

Fixed Charge Coverage Ratio: (a) minus [(i) plus (ii)]: Fixed Charges

(a)	Consolidated EBITDA (line 2 from Schedule 1)

(b)	cash income taxes paid during the applicable period

(c)	unfinanced maintenance capital expenditures made during the applicable period

	Fixed Charge Coverage Ratio Requirement	No more than
1.10:1.00

SCHEDULE 3

Available Amount: (a) minus (b)

(a)	the sum of (a)(i) through (a)(iv) below

	(i)	an amount (if positive) equal to the cumulative amount of Excess Cash Flow for each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2015) ending prior to the Reference Time for which financial statements have been delivered pursuant to Section 5.01(a) that has not been applied (and would not be required to be applied) to prepay Loans pursuant to Section 2.11(f) (without giving effect to the proviso thereto, and without giving effect to Sections 2.11(i) or (j)) that has been retained by the Borrower

	(ii)	the Available Amount Equity Component

	(iii)	the amount (x) of any returns in cash or cash equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) or Permitted Investments received by Holdings or any Restricted Subsidiary or (y) to the extent not duplicative of subclause (x) above, received by Holdings or any Restricted Subsidiary upon any Disposition, in each case, in respect of any Investment made by such Person in reliance on Section 6.04(l) (not to exceed, with respect to subclause (y), the original amount of such Investment)

	(iv)	the aggregate amount of Retained Declined Proceeds retained by the Borrower during the period from and including the Effective Date through and including the Reference Time

(b)	the sum of (b)(i) through (b)(iii) below

	(i)	the aggregate amount of Restricted Payments made pursuant to Section 6.06(a)(viii) prior to the Reference Time

	(ii)	the aggregate amount of Investments made in reliance on Section 6.04(l) prior to the Reference Time

	(iii)	the aggregate amount of prepayments of Junior Financing made in reliance on Section 6.06(b)(iv) prior to the Reference Time

[SCHEDULE 4

Excess Cash Flow: (a) minus (b)

(a)	the sum of (a)(i) through (a)(viii) below

	(i)	Consolidated Net Income

	(ii)	an amount equal to the amount of all Non-Cash Charges (including depreciation and amortization), in each case to the extent deducted in arriving at such Consolidated Net Income

	(iii)	decreases in Consolidated Working Capital

	(iv)	amount equal to the aggregate net non-cash loss on dispositions by Holdings and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income

	(v)	amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period

	(vi)	cash receipts in respect of Swap Agreements during such fiscal year to the extent not otherwise included in Consolidated Net Income

	(vii)	cash gains included in clauses (a) through (j) of the definition of “Consolidated Net Income”

	(viii)	the amount of cash proceeds received from business interruption insurance (to the extent that the proceeds of such insurance is not included in Consolidated Net Income)

(b)	the sum of (b)(i) through (b)(xii) below

	(i)	amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period)

	(ii)	without duplication of amounts deducted pursuant to clause (ix) below in prior periods, the amount of Capital Expenditures made in cash by Holdings and its Restricted Subsidiaries during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries or with the proceeds from the issuance or sale of Qualified Equity Interests or a Disposition permitted hereunder or Casualty Event

(iii)	aggregate amount of all principal payments, purchases or other retirements of Indebtedness of Holdings and its Restricted Subsidiaries permitted to be made hereunder (including (A) the principal component of Capital Lease Obligations and (B) the amount of any mandatory prepayment of Term Loans and Incremental Term Loans pursuant to Section 2.11(c) with the Net Proceeds from an event of the type specified in clause (a) of the definition of “Term Loan Prepayment Event” to the extent required due to a disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (X) all other prepayments of Term Loans and Incremental Term Loans, (Y) all prepayments of Revolving Loans and Swingline Loans made during such period and (Z) all prepayments of revolving credit facilities (other than in respect of any revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries or with the proceeds from the issuance or sale of Equity Interests or a Disposition or Casualty Event, in each case valued at the purchase price to the extent less than the principal amount prepaid, purchased or retired and to the extent actually made in cash

(iv)	an amount equal to the aggregate net non-cash gain on dispositions by Holdings and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income

(v)	increases in Consolidated Working Capital for such period

(vi)	without duplication of amounts deducted pursuant to clause (ix) below in prior periods, the amount of Investments and acquisitions made in cash during such period pursuant to Section 6.04(h), (o) and (v) to the extent that such Investments and acquisitions were financed with internally generated cash flow of Holdings and its Restricted Subsidiaries

(vii)	the amount of dividends paid and other Restricted Payments made in cash during such period pursuant to Sections 6.06(a)(ii) or (vii)(A) through (F) to the extent such dividends or other Restricted Payments were financed with internally generated cash flow of Holdings and its Restricted Subsidiaries

(viii)	aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness that results in a deduction pursuant to clause (b)(iii) above

(ix)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, other Investments or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments permitted under Section 6.04 (other than Permitted Investments) or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters

(x)	cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and its Restricted Subsidiaries other than Indebtedness

(xi)	cash expenditures in respect of Swap Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income

(xii)	amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income

(x)	without duplication of any items noted in clause (ix) above, any fees, costs and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with any Permitted Acquisition or similar Investment, non-ordinary course asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any non-recurring charges or merger costs incurred during such period as a result of any such transaction;

(xi)	cash charges and expenses related to and reserves that are established or adjusted as a result of any Permitted Acquisition or similar Investment in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs)

(xii)	Transaction Costs

(x)	(x) the Management Earnout to the extent earned or paid (without duplication) in cash during such period and (y) other earnouts and other comparable deferred payment obligations to the extent earned or paid (without duplication) in cash during such period (and, for the avoidance of doubt, in the case of each of clause (x) and clause (y), amounts deducted in any period shall not be deducted in any other period	]